Exhibit 99.1
Explanatory Note

KeyCorp (“KeyCorp,” “we,” “our,” “us,” or the “Company”) is filing this Current Report on Form 8-K (this “Form 8-K”) solely to recast certain segment financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, originally filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2026 (the “2025 Form 10-K”). The recast information reflects a change in segment reporting implemented during the first quarter of 2026, as described below and in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 5, 2026 (the “1Q 2026 Form 10-Q”). The information in this Form 8-K is not an amendment or restatement of the 2025 Form 10-K.

Change in Segment Reporting Presentation

Effective January 1, 2026, the Company revised its segment reporting presentation to reflect the residual impact of centrally managed interest rate risk within the Other segment. Previously, these amounts were included in net interest income for the Consumer Bank and Commercial Bank segments. This change aligns the Company’s segment reporting with how management evaluates performance and manages interest rate risk on a centralized basis and affects only the presentation of segment results. Prior period segment results have been recast to conform to this presentation, and there was no impact on the Company’s consolidated financial statements for any period presented.

There were also updates to certain noninterest income line items presented in Notes 23 and 25 to the consolidated financial statements to align with the Company’s established methodologies for allocating items among its operating segments. These allocation methodologies are dynamic and may be periodically refined to enhance alignment of expense base drivers, reflect changes in the risk profile of specific businesses, or respond to changes in the Company’s organizational structure.

Disclaimer

This Form 8-K does not revise or update any section or subsection of the 2025 Form 10-K other than as expressly noted above. Moreover, in order to preserve the nature and character of the disclosures set forth in such items as originally filed in the 2025 Form 10-K, no attempt has been made in this Form 8-K, and it should not be read, to modify or update disclosures as presented in the 2025 Form 10-K to reflect events or occurrences after the date of the filing of the 2025 Form 10-K, except for (i) matters relating specifically to the recasting of the presentation described above and (ii) the information presented in Note 23. Business Segment Reporting and Note 25. Revenue from Contracts with Customers to the Company’s recast financial statements for the year ended December 31, 2025 filed as part of Exhibit 99.1 to this Form 8-K. Without limiting the foregoing disclaimer, this Form 8-K does not purport to update the 2025 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management as of the filing of this Form 8-K. Therefore, this Form 8-K (including Exhibit 99.1) should be read in conjunction with the 2025 Form 10-K and the Company’s filings made with the SEC subsequent to the filing of the 2025 Form 10-K, including, without limitation, the 1Q 2026 Form 10-Q.

Cautionary Note Regarding Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “plan,” “expect,” “assume,” “anticipate,” “intend,” “project,” “believe,” “estimate,” “will,” “would,” “should,” “could,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this report contain forward-looking statements. We may also make forward-looking statements in other documents filed with or furnished to the SEC. In addition, we may make forward-looking statements orally to analysts, investors, representatives of the media and others.

Forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this report can or will be achieved. Factors that could cause our actual results to differ from those described in forward-looking statements are described under “Forward-looking Statements” and “Risk Factors” in our 2025 Form 10-K and in any

subsequent reports filed with the SEC by KeyCorp, as well as our registration statements filed under the Securities Act of 1933, as amended, all of which are or will upon filing be accessible on the SEC’s website at www.sec.gov and on our website at www.key.com/ir.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by applicable securities laws.

Terminology

Throughout this discussion, references to “Key,” “we,” “our,” “us,” and similar terms refer to the consolidated entity consisting of KeyCorp and its subsidiaries. “KeyCorp” refers solely to the parent holding company, and “KeyBank” refers solely to KeyCorp’s subsidiary bank, KeyBank National Association. “KeyBank (consolidated)” refers to the consolidated entity consisting of KeyBank and its subsidiaries.

We want to explain some industry-specific terms at the outset so you can better understand the discussion that follows.
•We use the phrase continuing operations in this document to mean all of our businesses other than our government-guaranteed and private education lending business, which are accounted for as discontinued operations.
•We engage in capital markets activities primarily through business conducted by our Commercial Bank segment. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients’ financing needs and to mitigate certain risks), and conduct transactions in foreign currencies (to accommodate clients’ needs).
•For regulatory purposes, capital is divided into two classes. Federal regulations currently prescribe that at least one-half of a bank or BHC’s total risk-based capital must qualify as Tier 1 capital. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. Banking regulators evaluate a component of Tier 1 capital, known as Common Equity Tier 1, under the Regulatory Capital Rules. The “Capital” section of this report under the heading “Capital adequacy” provides more information on total capital, Tier 1 capital, and the Regulatory Capital Rules, including Common Equity Tier 1, and describes how these measures are calculated.

The acronyms and abbreviations identified below are used throughout this report, including in the Notes to Consolidated Financial Statements and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations. You may find it helpful to refer back to this page as you read this report.

ABO: Accumulated benefit obligation.
ALCO: Asset/Liability Management Committee.
ALLL: Allowance for loan and lease losses.
A/LM: Asset/liability management.
AML: Anti-money laundering.
AOCI: Accumulated other comprehensive income (loss).
ASC: Accounting Standards Codification.
ASU: Accounting Standards Update.
ATMs: Automated teller machines.
BSA: Bank Secrecy Act.
BHCA: Bank Holding Company Act of 1956, as amended.
BHCs: Bank holding companies.
Board: KeyCorp Board of Directors.
CAPM: Capital Asset Pricing Model.
CCAR: Comprehensive Capital Analysis and Review.
CECL: Current Expected Credit Losses.
CFPB: Consumer Financial Protection Bureau, also known as the Bureau of Consumer Financial Protection.
CFTC: Commodities Futures Trading Commission.
CMBS: Commercial mortgage-backed securities.
CMO: Collateralized mortgage obligation.
Common Shares: KeyCorp common shares, $1 par value.
DCF: Discounted cash flow.
DIF: Deposit Insurance Fund of the FDIC.
Dodd-Frank Act: Dodd-Frank Wall Street Reform and
Consumer Protection Act of 2010.
EAD: Exposure at default.
EBITDA: Earnings before interest, taxes, depreciation, and
amortization.
EPS: Earnings per share.
ERISA: Employee Retirement Income Security Act of 1974.
ERM: Enterprise risk management.
EVE: Economic value of equity.
FASB: Financial Accounting Standards Board.
FDIA: Federal Deposit Insurance Act, as amended.
FDIC: Federal Deposit Insurance Corporation.
Federal Reserve: Board of Governors of the Federal Reserve
System.
FHLB: Federal Home Loan Bank of Cincinnati.
FHLMC: Federal Home Loan Mortgage Corporation.
FICO: Fair Isaac Corporation.
FINRA: Financial Industry Regulatory Authority.
FNMA: Federal National Mortgage Association.
FSOC: Financial Stability Oversight Council.
FVA: Fair value of employee benefit plan assets.
GAAP: U.S. generally accepted accounting principles.	GNMA: Government National Mortgage Association.
IDI: Insured depository institution.
IRS: Internal Revenue Service.
ISDA: International Swaps and Derivatives Association.
KBCM: KeyBanc Capital Markets, Inc.
KCC: Key Capital Corporation.
KCDC: Key Community Development Corporation.
KCIC: Key Community Investment Capital LLC.
LCR: Liquidity coverage ratio.
LGD: Loss given default.
LIHTC: Low-income housing tax credit.
LTV: Loan-to-value.
Moody’s: Moody’s Investor Services, Inc.
MTRM: Market & Treasury Risk Management.
N/A: Not applicable.
NAV: Net asset value.
NFA: National Futures Association.
N/M: Not meaningful.
NMTC: New market tax credit.
NSFR: Net stable funding ratio.
NYSE: New York Stock Exchange.
OBBBA: One Big Beautiful Bill Act.
OCC: Office of the Comptroller of the Currency.
OCI: Other comprehensive income (loss).
OREO: Other real estate owned.
PBO: Projected benefit obligation.
PCCR: Purchased credit card relationship.
PCD: Purchased credit deteriorated.
PD: Probability of default.
RMBS: Residential mortgage-backed securities.
S&P: Standard and Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.
SEC: U.S. Securities & Exchange Commission.
Scotiabank: The Bank of Nova Scotia
SIFIs: Systemically important financial institutions, including large, interconnected BHCs and nonbank financial companies designated by FSOC for supervision by the Federal Reserve.
SOFR: Secured Overnight Financing Rate.
TE: Taxable-equivalent.
TROC: Treasury Risk Oversight Committee.
U.S. Treasury: United States Department of the Treasury.
VaR: Value at risk.
VEBA: Voluntary Employee Beneficiary Association.
VIE: Variable interest entity.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction
This section reviews the financial condition and results of operations of KeyCorp and its subsidiaries for 2025 and 2024. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes in this report. The page locations of specific sections and notes that we refer to are presented in the Table of Contents. To review our financial condition and results of operations for 2023 and a comparison between the 2023 and 2024 results, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2024 Form 10-K filed with the SEC on February 21, 2025, which discussion is incorporated herein by reference.

Corporate strategy

We remain committed to enhancing long-term shareholder value by continuing to execute our relationship-based business model, growing our franchise, and being disciplined with respect to capital management. We intend to pursue this commitment by growing profitably; acquiring and expanding targeted client relationships; effectively managing risk and rewards; maintaining financial strength; and engaging, retaining, and inspiring our high-performing and talented workforce and fostering a culture that is fair and inclusive for all. These strategic priorities for enhancing long-term shareholder value are described in more detail below.

•Grow profitably — We intend to continue to focus on generating positive operating leverage by growing revenue and creating a more efficient operating environment. We expect our relationship business model to keep generating organic growth as it helps us expand engagement with existing clients and attract new customers. We plan to leverage our continuous improvement culture to maintain an efficient cost structure that is aligned, sustainable, and consistent with the current operating environment and that supports our relationship business model.
•Acquire and expand targeted client relationships — We seek to be client-centric in our actions and have taken purposeful steps to enhance our ability to acquire and expand targeted relationships. We seek to provide solutions to serve our clients' needs. We focus on markets and clients where we can be the most relevant. In aligning our businesses and investments against these targeted client segments, we are able to make a meaningful positive impact for our clients.
•Effectively manage risk and rewards — Our risk management activities are focused on ensuring we properly identify, measure, and manage risks across the entire company to maintain safety and soundness and maximize profitability.
•Maintain financial strength — With the foundation of a strong balance sheet, we intend to remain focused on sustaining strong reserves, liquidity, and capital. We plan to work closely with our Board and regulators to manage capital to support our clients’ needs and drive long-term shareholder value. Our capital position remains strong, and we are well-positioned relative to our capital priorities.
•Engage a high-performing and talented workforce — Every day our employees provide our clients with great ideas, extraordinary service, and smart solutions. We intend to continue to engage our high-performing and talented workforce to create an environment where everyone can make a difference, own their careers, be respected, and feel a sense of pride.

Executive overview

Our results for 2025 saw us meet or exceed all of our financial targets communicated at the beginning of the year. We delivered full year record revenue with both net interest income and fee revenue growing greater than projected. As a result, we generated significant positive operating leverage. At December 31, 2025, our Common Equity Tier 1 and Tier 1 risk-based capital ratios stood at 11.78% and 13.46%, respectively. We are well positioned as we enter 2026.

In addition to the items described above, the following actions and results during 2025 also supported our overall corporate strategy.

•We added nearly 10% to our frontline banker staff across wealth management, commercial payments, middle market, and investment banking.
•We invested an additional $100 million in technology focused on customer-facing capabilities that make it easier for our clients to bank at Key.
•We ended the year with $70.0 billion in assets under management, a record high, reflecting the continued strong sales production in our mass affluent segment.
•We continued to maintain our strong risk discipline. Full year net charge-offs were 41 basis points. Additionally, all leading indicators: non-performing assets, criticized loans, and delinquencies moved in a favorable direction.
•We remained committed to our strategy to engage a high-performing and talented workforce and fostering an inclusive environment for all. We continue to be recognized by multiple organizations for our dedication to creating an environment where all employees are treated with respect and empowered to bring their authentic selves to work.

Business Outlook

Consistent with the forward guidance we provided on January 20, 2026, we expect these results for full year 2026 versus full year 2025.

Category	2025 Baseline	FY2026 (vs FY 2025)(a)
Revenue (TE)(b)	$7,513 Million	up ~7%
Net interest income (TE) (b)	$4,671 Million	up 8 to 10%
Net interest margin	2.82%	4Q exit rate: 3.00 - 3.05%(c)
Noninterest income	$2,842 Million	up 3 - 4%
Noninterest income on an adjusted basis(b)(d)	$2,495 Million	up 5 - 6%
Adjusted noninterest expense(b)	$4,729 Million	up 3 to 4%
Average loans	$105.7 Billion	up 1 - 2%
Average Commercial Loans	$74.5 Billion	up ~5%
Net charge-offs to average loans		40 to 45 basis points
Effective tax rate		~22%
Tax-equivalent Effective Rate(e)		~23%
(a)    Ranges are shown on an operating basis.
(b)    Key is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly related GAAP financial measures due to the difficulty in forecasting when future amounts may occur. Such unavailable information could be significant for future results.
(c)    On ~$170 billion of average earning assets
(d)    Excluding commercial mortgage servicing fees, operating lease income and other leasing gains, other income, and net securities gains (losses)
(e)    Reflects the estimated full year taxable-equivalent adjustment.

We have also established the following medium-term targets reflecting expected run rates by the end of 2027:

Return on tangible common equity(a)	15.0%+	Net Interest Margin	3.25%+
(a)    Key is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly related GAAP financial measures due to the difficulty in forecasting when future amounts may occur. Such unavailable information could be significant for future results.

Results of Operations

Earnings Overview

The following chart provides a reconciliation of net income (loss) from continuing operations attributable to Key common shareholders for the year ended December 31, 2024, to the year ended December 31, 2025 (dollars in millions):
Net interest income
One of our principal sources of revenue is net interest income. Net interest income is the difference between interest income received on earning assets (such as loans and securities) and loan-related fee income, and interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:

•the volume, pricing, mix, and maturity of earning assets and interest-bearing liabilities;
•the volume and value of net free funds, such as noninterest-bearing deposits and equity capital;
•the use of derivative instruments to manage interest rate risk;
•interest rate fluctuations and competitive conditions within the marketplace;
•asset quality; and
•fair value accounting of acquired earning assets and interest-bearing liabilities.

To make it easier to compare both the results across several periods and the yields on various types of earning assets (some taxable, some not), we present net interest income in this discussion on a “TE basis” (i.e., as if all income were taxable and at the same rate). For example, $100 of tax-exempt income would be presented as $126, an amount that, if taxed at the statutory federal income tax rate of 21%, would yield $100.

Net interest income (TE) for 2025 was $4.7 billion, and the net interest margin was 2.69%. Compared to 2024, net interest income (TE) increased $861 million, and the net interest margin increased by 53 basis points. These increases primarily reflect lower interest-bearing deposit costs, the reinvestment of proceeds from maturing low-yielding investment securities, fixed-rate loans, and swaps into higher-yielding investments, and the repositioning of the available-for-sale portfolio during the second half of 2024, which involved the sale and reinvestment of approximately $10.0 billion of lower-yielding mortgaged-backed securities into higher-yielding investments. Additionally, the balance sheet composition shifted to reflect a more favorable mix of higher-yielding commercial and industrial loans, and an improved funding mix as lower-cost deposits increased while wholesale borrowings declined. These benefits were partially offset by the impact of lower interest rates on variable-rate earning assets.
Average loans totaled $105.7 billion for 2025, compared to $107.7 billion in 2024. The $2.1 billion decrease was driven by the intentional run-off of low-yielding consumer loans, which decreased $2.4 billion. Average commercial loans increased $380 million, primarily driven by a mix shift to commercial and industrial loans.

Average deposits totaled $149.3 billion for 2025, an increase of $3.1 billion compared to 2024, reflecting growth in consumer deposits.

Figure 1 shows the various components of our balance sheet that affect interest income and expense and their respective yields or rates over the past three years. This figure also presents a reconciliation of TE net interest income to net interest income reported in accordance with GAAP for each of those years. The net interest margin, which is an indicator of the profitability of our earning assets less the cost of funding, is calculated by dividing taxable-equivalent net interest income by average earning assets.

Figure 1. Consolidated Average Balance Sheets, Net Interest Income, and Yields/Rates and Components of Net Interest Income Changes from Continuing Operations(g)

Year ended December 31,	2025			2024			2023
Dollars in millions	Average Balance	Interest (a)	Yield/ Rate (a)	Average Balance	Interest (a)	Yield/ Rate (a)	Average Balance	Interest (a)	Yield/ Rate (a)
ASSETS
Loans (b), (c)
Commercial and industrial (d)	$55,877	$3,347	5.99%	$53,951	$3,378	6.26%	$59,379	$3,444	5.80%
Real estate — commercial mortgage	13,358	798	5.97	14,080	873	6.20	15,968	931	5.83
Real estate — construction	2,840	195	6.87	3,042	227	7.48	2,755	185	6.71
Commercial lease financing	2,465	88	3.61	3,087	105	3.41	3,703	116	3.13
Total commercial loans	74,540	4,428	5.94	74,160	4,583	6.18	81,805	4,676	5.72
Real estate — residential mortgage	19,291	644	3.34	20,382	674	3.31	21,428	699	3.26
Home equity loans	6,012	336	5.59	6,729	398	5.92	7,522	433	5.76
Other consumer loans	4,892	250	5.11	5,519	278	5.04	6,263	305	4.86
Credit cards	925	126	13.55	934	138	14.78	986	136	13.88
Total consumer loans	31,120	1,356	4.35	33,564	1,488	4.43	36,199	1,573	4.35
Total loans	105,660	5,784	5.47	107,724	6,071	5.64	118,004	6,249	5.30
Loans held for sale	1,029	61	5.97	979	60	6.11	1,012	61	6.06
Securities available for sale (b), (e)	40,034	1,599	3.73	37,127	1,142	2.71	37,718	793	1.80
Held-to-maturity securities (b)	7,386	264	3.58	7,980	284	3.56	9,008	312	3.46
Trading account assets	1,108	56	5.02	1,175	61	5.16	1,138	55	4.85
Short-term investments	14,355	624	4.35	14,846	792	5.33	7,349	414	5.63
Other investments (e)	963	33	3.38	1,177	62	5.25	1,392	73	5.28
Total earning assets	170,535	8,421	4.86	171,008	8,472	4.81	175,621	7,957	4.37
Allowance for loan and lease losses	(1,426)			(1,515)			(1,419)
Accrued income and other assets	17,655			17,322			17,425
Discontinued assets	233			296			384
Total assets	$186,997			$187,111			$192,011
LIABILITIES
Money market deposits	$42,247	$1,062	2.52%	$39,525	$1,146	2.90%	$34,539	$666	1.93%
Demand deposits	59,203	1,284	2.17	56,130	1,402	2.50	54,711	1,102	2.01
Savings deposits	4,518	4.05		5,010	7.14		6,343	3.04
Time deposits	15,323	569	3.72	16,497	752	4.56	13,794	551	4.00
Total interest-bearing deposits	121,291	2,919	2.41	117,162	3,307	2.82	109,387	2,322	2.12
Federal funds purchased and securities sold under repurchase agreements	325	13	4.12	103	4	4.35	1,647	79	4.81
Bank notes and other short-term borrowings	1,996	84	4.20	2,984	164	5.49	5,890	308	5.24
Long-term debt (f)	11,298	734	6.50	17,279	1,187	6.87	20,983	1,305	6.22
Total interest-bearing liabilities	134,910	3,750	2.78	137,528	4,662	3.39	137,907	4,014	2.91
Noninterest-bearing deposits	27,985			28,993			34,672
Accrued expense and other liabilities	4,376			4,886			5,167
Discontinued liabilities (f)	233			296			384
Total liabilities	167,504			171,703			178,130
EQUITY
Total equity	19,493			15,408			13,881
Total liabilities and equity	$186,997			$187,111			$192,011
Interest rate spread (TE)			2.08%			1.42%			1.46%
Net interest income (TE) and net interest margin (TE)		$4,671	2.69%		$3,810	2.16%		$3,943	2.17%
Less: TE adjustment (b)		35			45			30
Net interest income, GAAP basis		$4,636			$3,765			$3,913

(a)Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (f) below, calculated using a matched funds transfer pricing methodology.
(b)Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 21% in effect that calendar year.
(c)For purposes of these computations, nonaccrual loans are included in average loan balances.
(d)Commercial and industrial average loan balances include $214 million, $196 million, and $157 million of assets from commercial credit cards for the years ended December 31, 2025, December 31, 2024, and December 31, 2023, respectively.
(e)Yield presented is calculated on the basis of amortized cost excluding fair value hedge basis adjustments. The average amortized cost for securities available for sale was $42.9 billion and $42.2 billion for the twelve months ended December 31, 2025, and December 31, 2024, respectively. Yield based on the fair value of securities available for sale was 3.99% and 3.08% for the twelve months ended December 31, 2025, and December 31, 2024, respectively.
(f)A portion of long-term debt and the related interest expense is allocated to discontinued liabilities as a result of applying our matched funds transfer pricing methodology to discontinued operations.
(g)Average balances presented are based on daily average balances over the respective stated period.

Figure 2 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition” contains additional discussion about changes in earning assets and funding sources.
Figure 2. Components of Net Interest Income Changes from Continuing Operations

	2025 vs. 2024
Dollars in millions	Average Volume	Yield/ Rate	Net Change(a)
INTEREST INCOME
Loans	$(73)	$(214)	$(287)
Loans held for sale	3	(2)	1
Securities available for sale	95	362	457
Held-to-maturity securities	(21)	1	(20)
Trading account assets	(3)	(2)	(5)
Short-term investments	(25)	(143)	(168)
Other investments	(10)	(19)	(29)
Total interest income (TE)	(34)	(17)	(51)
INTEREST EXPENSE
Money market deposits	75	(159)	(84)
Demand deposits	74	(192)	(118)
Savings deposits	(1)	(2)	(3)
Time deposits	(51)	(132)	(183)
Total interest-bearing deposits	97	(485)	(388)
Federal funds purchased and securities sold under repurchase agreements	9	—	9
Bank notes and other short-term borrowings	(47)	(33)	(80)
Long-term debt	(392)	(61)	(453)
Total interest expense	(333)	(579)	(912)
Net interest income (TE)	$299	$562	$861

(a)The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
Provision for credit losses

PROVISION FOR CREDIT LOSSES (IN MILLIONS)
$(418)
$184
$502
$161
$489
$244
$335
$440
$471
$430
2021
2022
2023
2024
2025
PROVISION FOR CREDIT LOSSES (IN MILLIONS)
NET LOAN CHARGE-OFFS (IN MILLIONS)

Our provision for credit losses was a net charge of $471 million for 2025, compared to $335 million for 2024. The increase in our provision for credit losses was driven by reserve increases, partly offset by lower net charge-offs. The reserve build in 2025 was largely driven by elevated economic uncertainty and loan growth, both primarily impacting the commercial loan portfolio. This is in contrast to the reserve release in 2024 largely due to balance sheet optimization.

Noninterest income

Noninterest income for 2025 was $2.8 billion compared to $809 million inclusive of the $1.8 billion loss from the investment portfolio repositioning during 2024. Noninterest income represented 38% of total revenue for 2025 and 18% of total revenue for 2024.

The following discussion explains the composition of certain elements of our noninterest income and the factors that caused those elements to change.

Figure 3. Noninterest Income

Year ended December 31,				Change 2025 vs. 2024		Change 2024 vs. 2023
Dollars in millions	2025	2024	2023	Amount	Percent	Amount	Percent
Trust and investment services income	$591	$557	$516	$34	6.1%	$41	7.9%
Investment banking and debt placement fees	780	688	542	92	13.5	146	26.9
Cards and payments income	337	331	340	6	1.8	(9)	(2.6)
Service charges on deposit accounts	295	261	270	34	13.0	(9)	(3.3)
Corporate services income	294	275	302	19	6.9	(27)	(8.9)
Commercial mortgage servicing fees	287	258	190	29	11.2	68	35.8
Corporate-owned life insurance income	140	138	132	2	1.4	6	4.5
Consumer mortgage income	58	58	51	—	—	7	13.7
Operating lease income and other leasing gains	43	76	92	(33)	(43.4)	(16)	(17.4)
Other income	23	23	46	—	—	(23)	(50.0)
Net securities gains (losses)	(6)	(1,856)	(11)	1,850	(99.7)	(1,845)	N/M
Total noninterest income	$2,842	$809	$2,470	$2,033	251.3%	$(1,661)	(67.2)%

Trust and investment services income
Trust and investment services income consists of brokerage commissions, trust and asset management fees, and insurance income. The assets under management or administration that primarily generate these revenues are shown in Figure 4. For 2025, trust and investment services income increased $34 million, or 6.1%. This was primarily due to an increase in investment management income and other fees associated with higher assets under management.
A significant portion of our trust and investment services income depends on the value and mix of assets under management. At December 31, 2025, our bank, trust, and registered investment advisory subsidiaries had assets under management or administration of $70.0 billion, compared to $61.4 billion at December 31, 2024. The increase from 2024 to 2025 was attributable to market activity and net new business.

Figure 4. Assets Under Management or Administration

Year ended December 31,			Change 2025 vs. 2024
Dollars in millions	2025	2024	Amount	Percent
Discretionary assets under management by investment type:
Equity	$37,433	$34,541	$2,892	8.4%
Fixed income	15,500	13,942	1,558	11.2
Money market	8,144	6,785	1,359	20.0
Total discretionary assets under management	$61,077	$55,268	$5,809	10.5%
Non-discretionary assets under administration	8,887	6,093	2,794	45.9
Total	$69,964	$61,361	$8,603	14.0%

Investment banking and debt placement fees

Investment banking and debt placement fees consist of syndication fees, debt and equity securities underwriting fees, merger and acquisition and debt placement advisor fees, gains on sales of commercial mortgages, and agency origination fees. For 2025, investment banking and debt placement fees increased $92 million, or 13.5%, from the prior year reflective of growth in syndication and commercial mortgage activity offset slightly by decreased merger and acquisitions fee activity.

Cards and payments income

Cards and payments income, which consists of debit card, prepaid card, consumer and commercial credit card, and merchant services income increased $6 million, or 1.8%, in 2025 compared to 2024, driven by an increase in merchant services income and credit card fees, slightly offset by an increase in credit card rewards.

Service charges on deposit accounts

Service charges on deposit accounts increased $34 million, or 13.0%, in 2025 compared to the prior year. This increase was driven by higher account analysis fees and lower fee waivers, offset slightly by a decrease in deposit maintenance fees.

Other noninterest income

Other noninterest income includes operating lease income and other leasing gains, corporate services income, corporate-owned life insurance income, consumer mortgage income, commercial mortgage servicing fees, net securities gains (losses), and other income. Other noninterest income increased $1.9 billion in 2025 compared to 2024, primarily attributable to approximately $1.8 billion in losses on the sales of securities available for sale as part of portfolio repositioning activity during the third and fourth quarters of 2024. Excluding the impact of the repositioning activity, other noninterest income increased $34 million, reflecting increases in commercial mortgage servicing fees and corporate services income, offset by declines in operating lease income and other leasing gains.
Noninterest expense

Noninterest expense for 2025 was $4.7 billion, compared to $4.5 billion for 2024. Figure 5 gives a breakdown of our major categories of noninterest expense as a percentage of total noninterest expense for the twelve months ended December 31, 2025.

The following discussion explains the composition of certain elements of our noninterest expense and the factors that caused those elements to change.
Figure 5. Noninterest Expense

Year ended December 31,				Change 2025 vs. 2024		Change 2024 vs. 2023
Dollars in millions	2025	2024	2023	Amount	Percent	Amount	Percent
Personnel	$2,917	$2,714	$2,660	$203	7.5%	$54	2.0%
Net occupancy	270	266	267	4	1.5	(1)	(0.4)
Computer processing	425	414	368	11	2.7	46	12.5
Business services and professional fees	193	174	168	19	10.9	6	3.6
Equipment	83	80	88	3	3.8	(8)	(9.1)
Operating lease expense	38	63	77	(25)	(39.7)	(14)	(18.2)
Marketing	95	94	109	1	1.1	(15)	(13.8)
Other expense	682	740	997	(58)	(7.8)	(257)	(25.8)
Total noninterest income	$4,703	$4,545	$4,734	$158	3.5%	$(189)	(4.0)%

Personnel

As shown in Figure 6, personnel expense, the largest category of our noninterest expense, increased by $203 million, or 7.5%, in 2025 compared to 2024. Overall activity for the year was driven by higher incentive compensation associated with noninterest income growth and continued investments in people.

Figure 6. Personnel Expense

Year ended December 31, Dollars in millions				Change 2025 vs. 2024		Change 2024 vs. 2023
	2025	2024	2023	Amount	Percent	Amount	Percent
Salaries and contract labor	$1,715	$1,609	$1,649	$106	6.6%	$(40)	(2.4)%
Incentive and stock-based compensation (a)	721	661	525	60	9.1	136	25.9
Employee benefits	460	442	405	18	4.1	37	9.1
Severance	21	2	81	19	N/M	(79)	(97.5)
Total personnel expense	$2,917	$2,714	$2,660	$203	7.5%	$54	2.0%

(a)Excludes directors’ stock-based compensation of $5 million in 2025 and $4 million in 2024, reported as “other noninterest expense” in Figure 5.
N/M - Not meaningful

Non-personnel expense

In total, other non-personnel expense decreased $45 million, or 2.5%, in 2025 compared to 2024 primarily due to a $26 million decrease in the FDIC Special Assessment accrual within other expense and continued decreases in operating lease expense, slightly offset by increases in computer processing and business services and professional fees expense.

Income taxes

We recorded a tax expense from continuing operations of $476 million for 2025, compared to tax benefit of $143 million for 2024. The effective tax rate, which is the provision for income taxes as a percentage of income from continuing operations before income taxes, was 20.7% for 2025 and 46.6% for 2024. The tax benefit recorded and increased effective tax rate for the 2024 year resulted primarily from the $1.8 billion loss on the sales of securities incurred as part of a strategic repositioning of our securities portfolio.

In 2025, our federal tax expense and effective tax rate differ from the amount that would be calculated using the federal statutory tax rate primarily due to investments in tax-advantaged assets, such as corporate-owned life insurance, and tax credits associated with low-income housing investments, and periodic adjustments to our tax reserves as described in Note 13 (“Income Taxes”).

Business Segment Results

This section summarizes the financial performance of our two major business segments (operating segments): Consumer Bank and Commercial Bank. Note 23 (“Business Segment Reporting”) describes the products and services offered by each of these business segments and provides more detailed financial information pertaining to the segments. Dollars in the charts are presented in millions.
Consumer Bank

Segment imperatives

•Execute a relationship-oriented growth strategy, which will enable us to grow (i) stable, low-cost deposits and (ii) valuable fee income streams, including wealth management and cards and payments
•Simplify our business to improve execution and efficiency while managing risk
•Meet the needs of our clients and communities in markets where we operate

Market and business overview

As the banking industry moves forward, so do our clients. Anticipating our clients’ needs not only today, but also for tomorrow and into the future, has become one of the biggest challenges for the banking industry. We view these challenges as an opportunity to help our current client base meet their own goals, as well as attract new and diverse clients. Key Consumer Bank’s focus on durable, long-term client relationships centered in core checking has been evident through the execution of our strategic priorities through focus areas such as developing a core Consumer relationship product suite and driving long-term deposits and fee income through new and enhanced products and services. Key continues to adapt to an increasingly digital world with an increased focus on client experience across our online banking channels. The advice our bankers provide, in combination with our products, services and digital platforms, place Key in a strong position to develop long-lasting and meaningful relationships with our current and prospective clients. Our goal is to help our clients move forward on their financial journeys and to be by their sides along the way.

Figure 7. Consumer Bank Summary of Operations

Year ended December 31,				Change 2025 vs.
Dollars in millions	2025	2024	2023	2024	2023
Summary of operations
Net interest income (TE)	$2,932	$2,926	$2,961	.2%	(1.0)%
Noninterest income	957	924	938	3.6	2.0
Total revenue (TE)	3,889	3,850	3,899	1.0	(.3)
Provision for credit losses	169	126	111	34.1	52.3
Noninterest expense	2,796	2,711	2,778	3.1	.6
Income (loss) before income taxes (TE)	924	1,013	1,010	(8.8)	(8.5)
Allocated income taxes (benefit) and TE adjustments	224	245	242	(8.6)	(7.4)
Net income (loss) attributable to Key	$700	$768	$768	(8.9)%	(8.9)%

Average loans and leases
Real estate — residential mortgage	$19,285	$20,369	$21,348	(5.3)%	(9.7)%
Home equity loans	5,973	6,696	7,502	(10.8)	(20.4)
Other consumer loans	4,890	5,501	6,224	(11.1)	(21.4)
Credit cards	925	934	986	(1.0)	(6.2)
Commercial loans	4,671	5,244	5,717	(10.9)	(18.3)
Total loans and leases	$35,744	$38,744	$41,777	(7.7)%	(14.4)%

Average deposits
Money market deposits	$34,688	$30,723	$28,356	12.9%	22.3%
Demand deposits	22,760	22,315	23,142	2.0	(1.7)
Savings deposits	4,316	4,679	6,051	(7.8)	(28.7)
Time deposits	11,840	13,190	7,464	(10.2)	58.6
Noninterest-bearing deposits	14,328	14,944	17,780	(4.1)	(19.4)
Total deposits	$87,932	$85,851	$82,793	2.4%	6.2%

Credit-related statistics
Nonperforming assets at period end	$201	$201	$190
Net loan charge-offs	190	207	133
Net loan charge-offs to average total loans	0.53%	0.53%	0.32%

•Net income attributable to Key of $700 million in 2025, compared to $768 million in 2024, a decrease of 8.9%, due to an increase in support and overhead expenses, partially offset by an increase in fee revenue.
•Taxable-equivalent net interest income increased in 2025 by $6 million, or 0.2%, from the prior year, due to growth in deposit balances and favorable rates
•Average loans and leases decreased in 2025 by $3.0 billion, or 7.7%, from the prior year, driven by broad-based declines across all loan categories
•Average deposits increased in 2025 by $2.1 billion, or 2.4%, from the prior year, driven by growth in money market deposits
•Provision for credit losses increased $43 million in 2025 compared to the prior year, driven by increased economic uncertainty slightly offset by loan balance run-off.
•Noninterest income increased in 2025 by $33 million, or 3.6%, driven by increases in trust and investment services income
•Noninterest expense increased in 2025 by $85 million, or 3.1%, primarily reflective of increased personnel expenses, slightly offset by lower FDIC special assessment charges

Commercial Bank

Segment imperatives

•Solve complex client needs through a differentiated product set of banking and capital markets capabilities
•Drive targeted scale through distinct product capabilities delivered to a broad set of clients
•Utilize industry expertise and broad capabilities to build relationships with narrowly targeted client sets

Market and business overview

Building relationships and delivering complex solutions for middle market and larger clients requires a distinctive operating model that understands their business and can provide a broad set of product capabilities. As competition for these clients intensifies, we have positioned the business to maintain and grow our competitive advantage by building targeted scale in businesses and client segments. Strong market share in businesses such as real estate loan servicing and equipment finance highlights our ability to successfully meet customer needs through targeted scale in distinct product capabilities. Clients expect us to understand every aspect of their business. Our deep market expertise in multiple industry verticals and relationship-led approach allow us to recognize opportunities and deliver strategic financial solutions that align with our clients’ goals. Our business model is positioned to meet our client needs because our focus is not on being a universal bank, but rather being the right bank for our clients.
Figure 8. Commercial Bank Summary of Operations

Year ended December 31,				Change 2025 vs.
Dollars in millions	2025	2024	2023	2024	2023
Summary of operations
Net interest income (TE)	$2,665	$2,758	$2,982	(3.4)%	(10.6)%
Noninterest income	1,763	1,646	1,448	7.1	21.8
Total revenue (TE)	4,428	4,404	4,430	.5	—
Provision for credit losses	299	227	379	31.7	(21.1)
Noninterest expense	1,915	1,842	1,813	4.0	5.6
Income (loss) before income taxes (TE)	2,214	2,335	2,238	(5.2)	(1.1)
Allocated income taxes (benefit) and TE adjustments	480	515	498	(6.8)	(3.6)
Net income (loss) attributable to Key	$1,734	$1,820	$1,740	(4.7)%	(.3)%

Average loans and leases
Commercial and industrial	$52,159	$49,931	$55,069	4.5%	(5.3)%
Real estate — commercial mortgage	12,057	12,575	14,325	(4.1)	(15.8)
Real estate — construction	2,735	2,918	2,650	(6.3)	3.2
Commercial lease financing	2,450	3,065	3,678	(20.1)	(33.4)
Other loans	8	14	73	(42.9)	(89.0)
Total loans and leases	$69,409	$68,503	$75,795	1.3%	(8.4)%

Average deposits
Money market deposits	$7,508	$8,696	$6,141	(13.7)%	22.3%
Demand deposits	36,868	35,031	31,864	5.2	15.7
Other deposits	529	739	641	(28.4)	(17.5)
Noninterest-bearing deposits	13,208	13,611	16,454	(3.0)	(19.7)
Total deposits	$58,113	$58,077	$55,100	.1%	5.5%

Credit-related statistics
Nonperforming assets at period end	$426	$571	$401
Net loan charge-offs	237	252	111
Net loan charge-offs to average total loans	0.34%	0.37%	0.15%

•Net income attributable to Key of $1.7 billion in 2025, compared to $1.8 billion in 2024, a decrease of 4.7%, largely driven by a decrease in taxable equivalent net interest income, an increase in support and overhead expenses, and higher provision for credit losses, partially offset by an increase in investment banking and debt placement fees
•Taxable equivalent net interest income decreased in 2025 by $93 million, or 3.4%, from the prior year, driven primarily by the impact of lower interest rates on loans, including lower yields and reduced funding credits on equity, partially offset by favorable interest expense on deposits.
•Average loan and lease balances increased $906 million in 2025, or 1.3%, driven by an increase in commercial and industrial loans
•Average deposit balances increased $36 million in 2025, or 0.1%, driven by our focus on growing deposits across our commercial businesses
•Provision for credit losses increased $72 million in 2025 compared to the prior year, resulting from reserve builds due to changes in economic conditions and portfolio growth, partially offset by lower net charge-offs
•Noninterest income increased $117 million in 2025, or 7.1%, from the prior year, driven by growth in investment banking and debt placement fees and commercial mortgage servicing income
•Noninterest expense increased by $73 million in 2025, or 4.0%, from the prior year, primarily driven by higher personnel expense related to incentive compensation associated with noninterest income growth and continued

investments in people, partially offset by decreases in FDIC special assessment charges and operating lease expenses

Financial Condition
Loans and loans held for sale

Figure 9 shows the composition of our loan portfolio at December 31 for each of the past two years.
Figure 9. Composition of Loans

	2025		2024
December 31, Dollars in millions	Amount	Percent of Total	Amount	Percent of Total
COMMERCIAL
Commercial and industrial (a)	$57,688	54.1%	$52,909	50.7%
Commercial real estate:
Commercial mortgage	13,707	12.9	13,310	12.8
Construction	2,844	2.7	2,936	2.8
Total commercial real estate loans	16,551	15.6	16,246	15.6
Commercial lease financing (b)	2,270	2.1	2,736	2.6
Total commercial loans	76,509	71.8	71,891	68.9
CONSUMER
Real estate — residential mortgage	18,732	17.6	19,886	19.1
Home equity loans	5,703	5.3	6,358	6.1
Other consumer loans	4,644	4.4	5,167	5.0
Credit cards	953	0.9	958	0.9
Total consumer loans	30,032	28.2	32,369	31.1
Total loans (c)	$106,541	100.0%	$104,260	100.0%

(a)Loan balances include $205 million and $212 million, of commercial credit card balances at December 31, 2025, and December 31, 2024, respectively.
(b)Commercial lease financing includes receivables held as collateral for a secured borrowing of $1 million and $3 million at December 31, 2025, and December 31, 2024, respectively. Principal reductions are based on the cash payments received from these related receivables. Additional information pertaining to this secured borrowing is included in Note 17 (“Borrowings”).
(c)Total loans exclude loans of $205 million at December 31, 2025, and $257 million at December 31, 2024, related to the discontinued operations of the education lending business.
At December 31, 2025, total loans outstanding from continuing operations were $106.5 billion, compared to $104.3 billion at the end of 2024. At December 31, 2025, 67% of our loans were variable rate as compared to 63% at the end of 2024. For more information on balance sheet carrying value, see Note 1 (“Summary of Significant Accounting Policies”) under the headings “Loans” and “Loans Held for Sale.”
Commercial loan portfolio
Commercial loans outstanding were $76.5 billion at December 31, 2025, an increase of $4.6 billion, or 6.4%, compared to December 31, 2024, primarily reflecting increases in commercial and industrial loans and commercial mortgage real estate loans.

Figure 10 provides our commercial loan portfolio by industry classification as of December 31, 2025, and December 31, 2024.

Figure 10. Commercial Loans by Industry

December 31, 2025	Commercial and industrial	Commercial real estate	Commercial lease financing	Total commercial loans	Percent of total
Dollars in millions
Industry classification:
Agriculture	$908	$110	$76	$1,094	1.4%
Automotive	2,475	610	—	3,085	4.0
Business services	3,228	227	85	3,540	4.6
Commercial real estate	8,124	12,045	1	20,170	26.4
Construction materials and contractors	1,978	238	153	2,369	3.1
Consumer goods	3,541	547	213	4,301	5.6
Consumer services	4,081	799	251	5,131	6.7
Equipment	1,586	153	45	1,784	2.3
Finance	12,165	96	167	12,428	16.3
Healthcare	2,714	1,334	133	4,181	5.5
Materials and extraction	2,105	177	104	2,386	3.1
Oil and gas	2,051	28	13	2,092	2.7
Public exposure	1,654	7	306	1,967	2.6
Technology	1,009	17	82	1,108	1.5
Transportation	1,022	121	276	1,419	1.9
Utilities	8,686	—	358	9,044	11.8
Other	361	42	7	410	.5
Total	$57,688	$16,551	$2,270	$76,509	100.0%

December 31, 2024	Commercial and industrial	Commercial real estate	Commercial lease financing	Total commercial loans	Percent of total
Dollars in millions
Industry classification:
Agriculture	$876	$99	$80	$1,055	1.5%
Automotive	2,213	670	2	2,885	4.0
Business services	2,802	272	114	3,188	4.4
Commercial real estate	7,804	11,911	3	19,718	27.4
Construction materials and contractors	1,847	254	203	2,304	3.2
Consumer goods	3,557	528	190	4,275	5.9
Consumer services	4,115	627	328	5,070	7.1
Equipment	1,584	160	63	1,807	2.5
Finance	10,101	84	209	10,394	14.5
Healthcare	2,711	1,199	210	4,120	5.7
Materials and extraction	2,110	196	134	2,440	3.4
Oil and gas	1,950	28	10	1,988	2.8
Public exposure	2,003	7	387	2,397	3.3
Technology	829	25	95	949	1.3
Transportation	841	126	291	1,258	1.7
Utilities	7,186	—	412	7,598	10.6
Other	380	60	5	445	.7
Total	$52,909	$16,246	$2,736	$71,891	100.0%

Commercial and industrial. Commercial and industrial loans are the largest component of our loan portfolio, representing 54% of our total loan portfolio at December 31, 2025, and 51% at December 31, 2024. This portfolio is approximately 92% variable rate and consists of loans primarily to large corporate, middle market, and small business clients.

Commercial and industrial loans totaled $57.7 billion at December 31, 2025, an increase of $4.8 billion, or 9.0%, compared to December 31, 2024. The increase was partly driven by increases in specialty finance lending within the finance industry classification. The finance industry classification is comprised primarily of finance companies, insurance companies, and leasing companies.

Commercial real estate loans. Our commercial real estate portfolio includes project loans primarily focused in market-rate and affordable multi-family housing loans, owner-occupied commercial and industrial operating company buildings, and community center grocer-anchored retail centers. These three commercial real estate segments make up 70% of our commercial real estate portfolio. Our non-owner-occupied portfolio is focused on operators of commercial real estate who not only utilize our loan products, but also utilize our broader industry-focused products and services and provide consistent pipelines into our agency, CMBS, and other long-term market take out products. This focus ensures our relationship clients foster and build portfolios with stable, recurring cash flows, with adequate, balanced cash reserves to support our balance sheet exposures through the economic cycle.

At December 31, 2025, commercial real estate loans totaled $16.6 billion, which includes $13.7 billion of mortgage loans and $2.8 billion of construction loans. Compared to December 31, 2024, this portfolio increased $305 million or 1.9%. Nonowner-occupied properties, generally properties for which at least 50% of the debt service is provided by rental income from nonaffiliated third parties, represented 81% of total commercial real estate loans outstanding at December 31, 2025

Our construction loans constitute 17% of commercial real estate loans as of December 31, 2025 compared to 18% as of December 31, 2024. Construction loans provide a stream of funding for properties not fully leased at origination to support debt service payments over the term of the contract or project. As of December 31, 2025, 76% of our construction portfolio are multi-family project loans. Our office exposure only represents 4% of commercial real estate loans at period end.

As shown in Figure 11, our commercial real estate loan portfolio includes various property types and geographic locations of the underlying collateral. These loans include commercial mortgage and construction loans in both Consumer Bank and Commercial Bank.

Figure 11. Commercial Real Estate Loans

	Geographic Region								Percent of Total		Commercial Mortgage
Dollars in millions	West	Southwest	Central	Midwest	Southeast	Northeast	National	Total		Construction
December 31, 2025
Nonowner-occupied:
Data Center	$—	$—	$—	$—	$24	$—	$671	$695	4.2%	$272	$423
Diversified	1	—	—	29	—	10	176	216	1.3	—	216
Industrial	37	1	77	154	262	166	211	908	5.5	72	836
Land & Residential	9	6	13	3	6	19	—	56.3		38	18
Lodging	1	—	8	4	33	40	60	146.9		—	146
Medical Office	35	—	31	1	20	63	43	193	1.2	9	184
Multifamily	1,303	356	1,328	1,201	1,762	1,228	404	7,582	45.8	2,150	5,432
Office	79	1	90	70	84	200	114	638	3.9	—	638
Retail	90	40	91	226	87	185	230	949	5.7	20	929
Self Storage	36	—	15	6	50	16	157	280	1.7	20	260
Senior Housing	90	95	35	103	181	81	192	777	4.7	94	683
Skilled Nursing	—	—	—	—	181	220	242	643	3.9	—	643
Student Housing	73	6	13	46	—	—	—	138.8		—	138
Other	5	8	12	27	47	31	129	259	1.6	—	259
Total nonowner-occupied	1,759	513	1,713	1,870	2,737	2,259	2,629	13,480	81.4	2,675	10,805
Owner-occupied	1,026	—	316	519	124	929	157	3,071	18.6	169	2,902
Total	$2,785	$513	$2,029	$2,389	$2,861	$3,188	$2,786	$16,551	100.0%	$2,844	$13,707

Nonowner-occupied:
Nonperforming loans	$8	$—	$25	$68	$48	$7	$1	$157	N/M	$—	$157
Accruing loans past due 90 days or more	—	—	2	1	26	5	—	34	N/M	1	33
Accruing loans past due 30 through 89 days	1	—	1	1	56	8	—	67	N/M	—	67
December 31, 2024
Nonowner-occupied:
Data Center	$—	$—	$—	$98	$54	$—	$—	$152.9%		$—	$152
Diversified	1	—	—	3	—	13	118	135.8		—	135
Industrial	44	1	95	103	214	258	18	733	4.5	54	679
Land & Residential	10	7	3	7	—	21	—	48.3		28	20
Lodging	48	—	12	14	46	55	59	234	1.4	—	234
Medical Office	35	43	42	—	37	97	17	271	1.7	—	271
Multifamily	1,303	485	1,201	1,204	2,325	1,336	156	8,010	49.3	2,405	5,605
Office	152	1	129	77	134	232	13	738	4.5	—	738
Retail	152	6	81	172	97	293	79	880	5.4	43	837
Self Storage	44	—	44	8	222	18	24	360	2.2	14	346
Senior Housing	172	39	97	85	54	142	4	593	3.7	154	439
Skilled Nursing	—	—	—	—	132	170	90	392	2.4	—	392
Student Housing	41	—	13	63	123	—	—	240	1.5	50	190
Other	1	10	7	112	40	48	—	218	1.3	—	218
Total nonowner-occupied	2,003	592	1,724	1,946	3,478	2,683	578	13,004	80.0	2,748	10,256
Owner-occupied	1,078	—	330	601	182	1,051	—	3,242	20.0	188	3,054
Total	$3,081	$592	$2,054	$2,547	$3,660	$3,734	$578	$16,246	100.0%	$2,936	$13,310

Nonperforming loans	$5	$—	$64	$80	$81	$13	$—	$243	N/M	$—	$243
Accruing loans past due 90 days or more	10	—	2	1	—	7	—	20	N/M	4	16
Accruing loans past due 30 through 89 days	1	—	—	3	19	9	—	32	N/M	—	32

West –	Alaska, California, Hawaii, Idaho, Montana, Oregon, Washington, and Wyoming
Southwest –	Arizona, Nevada, and New Mexico
Central –	Arkansas, Colorado, Oklahoma, Texas, and Utah
Midwest –	Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin
Southeast –	Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, Washington, D.C., and West Virginia
Northeast –	Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont
National –	Accounts in three or more regions

Consumer loan portfolio

Consumer loans outstanding at December 31, 2025, totaled $30.0 billion, a decrease of $2.3 billion, or 7.2%, from one year ago. The decrease was driven by declines across all consumer loan categories reflective of the intentional run-off of low-yielding loans, primarily consumer mortgages, and our focus on originating salable loans.

The residential mortgage portfolio is comprised of loans originated by our Consumer Bank and is the largest segment of our consumer loan portfolio as of December 31, 2025, representing approximately 62% of consumer loans. This is followed by our home equity portfolio comprising approximately 19% of consumer loans outstanding at year end.

We held the first lien position for approximately 63% of the home equity portfolio at December 31, 2025, and 65% at December 31, 2024. For loans with real estate collateral, we track borrower performance monthly. Regardless of the lien position, credit metrics are refreshed quarterly, including recent FICO scores as well as updated loan-to-value ratios. This information is used in establishing the ALLL. Our methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan and Lease Losses”.

Figure 12 presents our consumer loans by geography.

Figure 12. Consumer Loans by State

Dollars in millions	Real estate — residential mortgage	Home equity loans	Other consumer loans	Credit cards	Total
December 31, 2025
Washington	$4,030	$844	$202	$85	$5,161
Ohio	2,613	758	66	195	3,632
New York	626	1,587	702	326	3,241
Colorado	2,769	236	118	29	3,152
California	2,056	13	399	3	2,471
Oregon	1,145	487	85	41	1,758
Pennsylvania	378	395	296	62	1,131
Florida	675	36	343	13	1,067
Utah	759	215	53	17	1,044
Connecticut	618	200	100	29	947
Other	3,063	932	2,280	153	6,428
Total	$18,732	$5,703	$4,644	$953	$30,032

December 31, 2024
Washington	$4,312	$929	$214	$85	$5,540
Ohio	2,662	895	111	197	3,865
New York	723	1,756	737	330	3,546
Colorado	2,891	258	131	30	3,310
California	2,191	12	442	3	2,648
Oregon	1,195	532	92	40	1,859
Pennsylvania	403	449	333	60	1,245
Florida	733	41	384	13	1,171
Utah	805	232	56	18	1,111
Connecticut	684	223	105	28	1,040
Other	3,287	1,031	2,562	154	7,034
Total	$19,886	$6,358	$5,167	$958	$32,369

Loan sales

As shown in Figure 13, during 2025, we sold $10.1 billion of our loans. Sales of loans classified as held for sale generated net gains of $147 million during 2025.

Figure 13 summarizes our loan sales during 2025 and 2024.

Figure 13. Loans Sold (Including Loans Held for Sale)

Dollars in millions	Commercial	Commercial Real Estate	Commercial Lease Financing	Residential Real Estate	Total
2025
Fourth quarter	$81	$2,804	$50	$331	$3,266
Third quarter	79	2,513	61	359	3,012
Second quarter	239	1,465	—	338	2,042
First quarter	89	1,355	27	260	1,731
Total	$488	$8,137	$138	$1,288	$10,051

2024
Fourth quarter	$150	$2,584	$—	$342	$3,076
Third quarter	60	1,406	90	393	1,949
Second quarter	56	860	61	312	1,289
First quarter	86	1,554	85	209	1,934
Total	$352	$6,404	$236	$1,256	$8,248

Figure 14 shows loans that are either administered or serviced by us but not recorded on the balance sheet; this includes loans that were sold.

Figure 14. Loans Administered or Serviced

December 31, Dollars in millions	2025	2024	2023
Commercial real estate loans	$566,567	$557,633	$499,449
Residential mortgage	11,419	11,344	11,193
Education loans	152	189	248
Commercial lease financing	1,719	1,735	1,946
Commercial loans	576	603	667
Consumer direct	258	328	408
Consumer indirect	83	319	792
Total	$580,774	$572,151	$514,703

In the event of default by a borrower, we are subject to recourse with respect to approximately $8.2 billion of the $580.8 billion of loans administered or serviced at December 31, 2025. These are primarily associated with commercial real estate loans administered or serviced. Additional information about this recourse arrangement is included in Note 19 (“Commitments, Contingent Liabilities, and Guarantees”) under the heading “Recourse agreement with FNMA.”

We derive income from several sources when retaining the right to administer or service loans that are sold. We earn noninterest income (recorded as “Consumer mortgage income” and “Commercial mortgage servicing fees”) from fees for servicing or administering loans. This fee income is reduced by the amortization of related servicing assets. In addition, we earn interest income from investing funds generated by escrow deposits collected in connection with the servicing loans. Additional information about our mortgage servicing assets is included in Note 8 (“Mortgage Servicing Assets”).

Maturities and sensitivity of certain loans to changes in interest rates

Figure 15 shows the remaining maturities of our loan portfolio and the sensitivity of certain loans to changes in interest rates as of December 31, 2025.

Figure 15. Remaining Maturities and Sensitivity of Certain Loans to Changes in Interest Rates(a)

December 31, 2025
Dollars in millions	Within One Year	One - Five Years	Five - Fifteen Years	Over Fifteen Years	Total
Commercial
Commercial and industrial	$14,655	$39,461	$3,464	$108	$57,688
Commercial mortgage	5,227	6,158	1,959	363	13,707
Real estate — construction	1,285	1,275	255	29	2,844
Commercial lease financing	191	1,279	800	—	2,270
Total commercial loans	$21,358	$48,173	$6,478	$500	$76,509

Consumer
Real estate - residential mortgage	$167	$36	$619	$17,910	$18,732
Home equity loans	103	192	1,543	3,865	5,703
Other consumer loans	569	675	1,951	1,449	4,644
Credit Cards	953	—	—	—	953
Total consumer loans	1,792	903	4,113	23,224	30,032
Total loans	$23,150	$49,076	$10,591	$23,724	$106,541
Loans with floating or adjustable interest rates (b)		$43,944	$2,940	$11,630	$58,514
Loans with predetermined interest rates (c)		5,132	7,651	12,094	24,877
Total		$49,076	$10,591	$23,724	$83,391

(a)Accrued interest of $459 million at December 31, 2025, is presented in "Accrued income and other assets" on the Consolidated Balance Sheets and is excluded from the amortized cost basis disclosed in this table.
(b)Floating and adjustable rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.
(c)Predetermined interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.
Securities

We manage our securities portfolio according to the following priorities: 1) store of liquidity, 2) interest rate risk management tool, and 3) source of earnings. In keeping with the first priority, the portfolio provides securities to meet our pledging requirements. Our securities portfolio totaled $48.2 billion at December 31, 2025, compared to $45.1 billion at December 31, 2024. Available-for-sale securities were $39.6 billion at December 31, 2025, compared to $37.7 billion at December 31, 2024. Held-to-maturity securities were $8.6 billion at December 31, 2025, compared to $7.4 billion at December 31, 2024.

Securities available for sale

The majority of our securities available-for-sale portfolio consists of federal agency mortgage-backed securities and CMOs. CMOs are debt securities secured by a pool of mortgages or mortgage-backed securities.

Figure 16 shows the composition, TE yields, and remaining maturities of our securities available for sale. For more information about these securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”).

Figure 16. Securities Available for Sale

Dollars in millions	U.S. Treasury, Agencies, and Corporations	Agency Residential Collateralized Mortgage Obligations(a)	Agency Residential Mortgage-backed Securities(a)	Agency Commercial Mortgage-backed Securities(a)	Total	Weighted-Average Yield(c)
December 31, 2025
Remaining maturity:
One year or less	$2,911	$3	$47	$124	$3,085	4.33%
After one through five years	4,864	1,167	3,275	1,198	10,504	3.49
After five through ten years	41	6,879	11,072	2,222	20,214	3.53
After ten years	70	516	4,801	406	5,793	4.17
Fair value	$7,886	$8,565	$19,195	$3,950	$39,596
Amortized cost(b)	7,842	10,269	19,451	4,284	41,846	3.67%
Weighted-average yield(c)	4.16%	1.91%	4.58%	2.89%	3.67%	—
Weighted-average maturity	1.5 years	7.9 years	10.8 years	6.9 years	8.0 years	—
December 31, 2024
Fair value	$8,904	$9,224	$15,169	$4,410	$37,707
Amortized cost	8,928	11,409	16,038	4,927	41,302	3.48%
(a)Maturity is based upon expected average lives rather than contractual terms.
(b)Excluded from the amortized cost of securities available for sale are basis adjustments for securities designated in active fair value hedges. Basis adjustments totaled $99 million and $(6) million as of December 31, 2025 and December 31, 2024, respectively. The securities being hedged are primarily U.S Treasuries, Agency RMBS, and Agency CMBS.
(c)Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a TE basis using the statutory federal income tax rate in effect that calendar year.

Held-to-maturity securities

The majority of our held-to-maturity portfolio consists of federal agency CMOs and mortgage-backed securities. The portfolio is also comprised of asset-backed securities and foreign bonds. Figure 17 shows the composition, yields, and remaining maturities of these securities.
Figure 17. Held-to-Maturity Securities

Dollars in millions	Agency Residential Collateralized Mortgage Obligations(a)	Agency Residential Mortgage-backed Securities(a)	Agency Commercial Mortgage-backed Securities(a)	Asset-backed securities(a)	Other Securities	Total	Weighted-Average Yield(b)
December 31, 2025
Remaining maturity:
One year or less	$38	$—	$351	$75	$8	$472	2.57%
After one through five years	1,244	213	756	2	16	2,231	3.44
After five through ten years	2,496	2,097	203	—	—	4,796	4.29
After ten years	248	64	811	—	—	1,123	3.49
Amortized cost	$4,026	$2,374	$2,121	$77	$24	$8,622	3.87%
Fair value	3,858	2,373	1,983	75	24	8,313
Weighted-average yield(b)	3.78%	4.91%	2.96%	2.05%	4.07%	3.87%	—
Weighted-average maturity	6.4 years	6.6 years	8.3 years	0.5 years	1.5 years	6.9 years	—
December 31, 2024
Amortized cost	$4,577	$151	$2,333	$308	$26	$7,395	3.43%
Fair value	4,248	134	2,130	300	25	6,837
(a)Maturity is based upon expected average lives rather than contractual terms.
(b)Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a TE basis using the statutory federal income tax rate in effect that calendar year.

Deposits and other sources of funds

Figure 18. Breakdown of Deposits at December 31, 2025

DEPOSIT PRODUCT MIX

19%
29%
3%
8%
41%
Money market deposits
Time deposits
Noninterest-bearing deposits
Savings deposits
Demand deposits

DEPOSIT BUSINESS MIX

24%
49%
5%
12%
10%
Retail
Middle Market
Large corporate
Business banking
Public sector

The following presents the breakdown of our deposits by product for the noted periods.

December 31,
Dollars in billions	2025	2024
Money market deposits	$42.7	$41.0
Demand deposits	61.3	57.6
Savings deposits	4.4	4.6
Time deposits	12.7	17.0
Noninterest bearing deposits	27.6	29.6
Total	$148.7	$149.8

Our highly diversified deposit base is our primary source of funding. At December 31, 2025, our deposits totaled $148.7 billion, a decrease of $1.0 billion, compared to December 31, 2024.
Uninsured deposits totaled $66.2 billion and $64.4 billion at December 31, 2025 and December 31, 2024, respectively. Uninsured deposits are defined as the portion of deposit accounts in U.S. offices that exceed the FDIC insurance limit or similar state deposit insurance regimes and amounts in any other uninsured investment or deposit accounts that are classified as deposits and not subject to any federal or state deposit insurance regimes.

Figure 19 presents estimated uninsured deposits for the noted periods which reflect amounts disclosed in KeyBank’s Call Report adjusted for intercompany deposits, which are not customer facing and are eliminated in consolidation, and accrued interest.

Figure 19. Estimated Uninsured Deposits

December 31,
Dollars in billions	2025	2024
Uninsured deposits(a)	$66.2	$64.4
Total deposits	148.7	149.8
Uninsured % of Deposits	45%	43%
(a) Intercompany deposits and accrued interest excluded from uninsured deposits	$12.8	$12.4

As of December 31, 2025 and December 31, 2024, approximately $12.0 billion and $12.3 billion, respectively, of uninsured deposits were collateralized by government-backed securities.

Figure 20 presents the maturity distribution of estimated uninsured time deposits.
Figure 20. Maturity Distribution of Uninsured Time Deposit Amounts

December 31,
Dollars in millions	2025	2024
Remaining maturity:
Three months or less	$636	$575
After three through six months	381	582
After six through twelve months	152	220
After twelve months	29	77
Total	$1,198	$1,454

Wholesale funds, consisting of short-term borrowings and long-term debt, totaled $11.0 billion at December 31, 2025, compared to $14.2 billion at December 31, 2024. The decrease reflects maturities in long-term debt and a reduced need for wholesale borrowings. Wholesale funding supplements client deposit funding and may rise or fall with seasonal or other funding needs. For more information regarding our wholesale funds, see Item 7. Management’s Discussion & Analysis of Financial Condition & Results of Operations under the heading “Risk Management - Liquidity risk management” of this report.

Capital

Our capital management objective is to maintain capital levels consistent with our risk appetite and of a sufficient amount to operate and support our clients under a wide range of economic conditions. Our current capital levels position us well to execute against our capital priorities including supporting organic growth, investing in our business, and providing an attractive return to our investors through dividends and share repurchases.

The following sections discuss certain ways we have deployed our capital. For further information, see the Consolidated Statements of Changes in Equity and Note 21 (“Shareholders' Equity”).

Dividends
Consistent with our capital plan, the Board declared a quarterly dividend of $.205 per Common Share for each of the four quarters of 2025. These quarterly dividend payments brought our annual dividend to $.82 per Common Share for 2025.

Common Shares outstanding
Our Common Shares are traded on the NYSE under the symbol KEY with 25,873 holders of record at December 31, 2025. Our book value per Common Share was $16.27 based on 1.1 billion shares outstanding at December 31, 2025, compared to $14.21 based on 1.1 billion shares outstanding at December 31, 2024. At December 31, 2025, our tangible book value per Common Share was $13.77, compared to $11.70 at December 31, 2024.
Figure 21 shows activities that caused the change in our outstanding Common Shares over the past two years.
Figure 21. Changes in Common Shares Outstanding

		2025 Quarters
In thousands	2025	Fourth	Third	Second	First	2024
Shares outstanding at beginning of period	1,106,786	1,112,952	1,112,453	1,111,986	1,106,786	936,564
Share repurchases	(11,109)	(11,109)	—	—	—	—
Shares issued under employee compensation plans (net of cancellations and returns)	6,724	558	499	467	5,200	7,351
Shares issued under Scotiabank investment agreement	—	—	—	—	—	162,871
Shares outstanding at end of period	1,102,401	1,102,401	1,112,952	1,112,453	1,111,986	1,106,786

In March 2025, the Board of Directors authorized a share repurchase program pursuant to which we may purchase up to $1.0 billion of Common Shares. Information on repurchases of Common Shares by KeyCorp is included in Part II, Item 5. “Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of this report. During the fourth quarter of 2025, we began repurchasing shares under the share repurchase program authorized by the Board of Directors in March 2025.

During 2025, Common Shares outstanding decreased by 4.4 million shares, primarily driven by share repurchases in the fourth quarter. For more information on share activity, see Note 21 (“Shareholders' Equity”).
At December 31, 2025, we had 154.3 million treasury shares, compared to 149.9 million treasury shares at December 31, 2024. The increase in treasury shares during the year was primarily attributable to the repurchase of 11.1 million shares beginning in the fourth quarter. Going forward, we expect to reissue treasury shares as needed in connection with stock-based compensation awards and for other corporate purposes.
Capital adequacy
Capital adequacy is an important indicator of financial stability and performance. All of our capital ratios remained in excess of regulatory requirements at December 31, 2025. Our capital and liquidity levels are intended to position us to weather an adverse operating environment while continuing to serve our clients’ needs, as well as to meet the Regulatory Capital Rules described in the “Supervision and regulation” section of Item 1 of this report. Our shareholders’ equity to assets ratio was 11.1% at December 31, 2025, compared to 9.7% at December 31, 2024. Our tangible common equity to tangible assets ratio was 8.4% at December 31, 2025, compared to 7.0% at December 31, 2024. See the section entitled “GAAP to Non-GAAP Reconciliations,” which presents the computations of certain financial measures related to “tangible common equity.” The minimum capital and leverage ratios under the Regulatory Capital Rules together with the estimated ratios of KeyCorp at December 31, 2025, are set forth in the “Supervision and Regulation” section in Item 1 of this report.
Figure 22 represents the details of our regulatory capital positions at December 31, 2025, and December 31, 2024, under the Regulatory Capital Rules. Information regarding the regulatory capital ratios of KeyCorp’s banking subsidiaries is presented in Note 21 (“Shareholders' Equity”).

Figure 22. Capital Components and Risk-Weighted Assets

December 31, Dollars in millions		2025	2024
COMMON EQUITY TIER 1
Key shareholders’ equity (GAAP)		$20,381	$18,176
Less:	Preferred Stock (a)	2,446	2,446
Add:	CECL phase-in (b)	—	59
	Common Equity Tier 1 capital before adjustments and deductions	17,935	15,789
Less:	Goodwill, net of deferred taxes	2,556	2,574
	Intangible assets, net of deferred taxes	7	24
	Deferred tax assets	136	172
	Net unrealized gains (losses) on available-for-sale securities, net of deferred taxes	(1,789)	(2,729)
	Accumulated gains (losses) on cash flow hedges, net of deferred taxes	68	(438)
	Amounts in AOCI attributed to pension and postretirement benefit costs, net of deferred taxes	(238)	(303)
	Total Common Equity Tier 1 capital	17,195	16,489
TIER 1 CAPITAL
Common Equity Tier 1		17,195	16,489
Additional Tier 1 capital instruments and related surplus		2,446	2,445
Less:	Deductions	—	—
	Total Tier 1 capital	19,641	18,934
TIER 2 CAPITAL
Tier 2 capital instruments and related surplus		1,522	1,767
Allowance for losses on loans and liability for losses on lending-related commitments (c)		1,747	1,635
Less:	Deductions	—	—
	Total Tier 2 capital	3,269	3,402
	Total risk-based capital	$22,910	$22,336

RISK-WEIGHTED ASSETS (a)		$145,933	$138,296

AVERAGE QUARTERLY TOTAL ASSETS		$187,035	$188,855

CAPITAL RATIOS
Tier 1 risk-based capital		13.46%	13.69%
Total risk-based capital		15.70	16.15
Leverage (d)		10.50	10.03
Common Equity Tier 1		11.78	11.92

(a)Net of capital surplus.
(b)As of January 1, 2025, the CECL optional transition provision had been fully phased-in. Amounts prior to January 1, 2025, reflect Key's election to adopt the CECL optional transition provision.
(c)The ALLL included in Tier 2 capital is limited by regulation to 1.25% of the institution’s standardized total risk-weighted assets (excluding its standardized market risk-weighted assets). The ALLL includes $11 million and $13 million of allowance classified as “discontinued assets” on the balance sheet at December 31, 2025, and December 31, 2024, respectively.
(d)This ratio is Tier 1 capital divided by average quarterly total assets as defined by the Federal Reserve less: (i) goodwill, (ii) the disallowed intangible and deferred tax assets, and (iii) other deductions from assets for leverage capital purposes.
Off-Balance Sheet Arrangements
Off-balance sheet arrangements
We are party to various types of off-balance sheet arrangements, which could lead to contingent liabilities or risks of loss that are not reflected on the balance sheet.
Variable interest entities
In accordance with the applicable accounting guidance for consolidations, we consolidate a VIE if we have: (i) a variable interest in the entity; (ii) the power to direct activities of the VIE that most significantly impact the entity’s economic performance; and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE (i.e., we are considered to be the primary beneficiary). Additional information regarding the nature of VIEs and our involvement with them is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Principles of Consolidation and Basis of Presentation” and in Note 12 (“Variable Interest Entities”).

Commitments to extend credit or funding
Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. We typically charge a fee for our loan commitments. Since a commitment may expire without resulting in a loan or being fully utilized, the total amount of an outstanding commitment may significantly exceed any related cash outlay. Further information about our loan commitments at December 31, 2025, is presented in Note 19 (“Commitments, Contingent Liabilities, and Guarantees”) under the heading “Commitments to Extend Credit or Funding.”

Other off-balance sheet arrangements
Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee in accordance with the applicable accounting guidance, and other relationships, such as liquidity support provided to asset-backed commercial paper conduits, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 19 (“Commitments, Contingent Liabilities, and Guarantees”) under the heading “Other Off-Balance Sheet Risk.”
Guarantees
We are a guarantor in various agreements with third parties. As guarantor, we may be contingently liable to make payments to the guaranteed party based on changes in a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event). These variables, known as underlyings, may be related to an asset or liability, or another entity’s failure to perform under a contract. Additional information regarding these types of arrangements is presented in Note 19 (“Commitments, Contingent Liabilities, and Guarantees”) under the heading “Guarantees.”
Risk Management
Overview
Like all financial services companies, we engage in business activities that come with related risks. The most significant risks we face are credit, compliance, operational, liquidity, market, strategic, model, and technology risks, as depicted in the following chart. We manage such risks across the entire enterprise to maintain safety and soundness and maximize profitable growth. Certain of these risks are defined and discussed in greater detail in the remainder of this section.

Our risk appetite is defined as the level of risk we are willing to accept and prudently manage in pursuit of our strategic objectives. It is consistent with our pursuit of risk-adjusted shareholder returns, our corporate risk-taking capacity and willingness to accept risk. Our risk appetite statement is an important component of our enterprise risk governance framework, reinforces our risk culture, and provides focus on our primary risk management tenets of soundness, profitability, and growth.

Our risk appetite framework serves as a guide for establishing corporate and business strategies as well as for developing and evaluating strategic objectives and capital planning activities. It is articulated through qualitative statements and quantitative metrics, approved by the Board of Directors, and translated into limits, targets, and other measures at appropriate levels in the organization.

Maintaining a strong risk culture plays an integral role in achieving our strategic objectives and delivering for our stakeholders. Each employee plays a proactive role by complying with applicable laws and regulations, treating our customers fairly and responsibly, and demonstrating the highest levels of professionalism, conduct, and ethics. Our risk culture is centered on maintaining strong practices for risk awareness, identification, escalation, and mitigation across the enterprise.

We seek to sustain strong enterprise risk management practices consistent with industry standards and regulatory expectations. The table below depicts our risk management hierarchy and associated responsibilities and activities of each group.

Group	Overview and Responsibilities	Activities
Board of Directors	•Oversight capacity •Oversees that Key’s risks are managed in a manner that is effective and balanced •Fiduciary duty to Key’s shareholders
•Understands Key's risk philosophy
•Approves the risk appetite
•Inquires about risk practices
•Reviews the portfolio of risks
•Compares the actual risks to the risk appetite
•Is apprised of significant risks, both actual and emerging, and determines whether management is responding appropriately
•Challenges management and promotes accountability

Board of Directors Risk Committee(a)
•Assists the Board in oversight of strategies, policies, procedures, and practices relating to the assessment and management of enterprise-wide risk, including credit, market, liquidity, model, operational, compliance, strategic, and technology risks
•Assists the Board in overseeing risks related to capital adequacy, capital planning, and capital actions

•Reviews and provides oversight of management’s activities related to the enterprise-wide risk management framework, which includes an annual review of the ERM Policy, including the Risk Appetite Statement, and management and ERM reports
•Approves any material changes to Executive Level (Level II) Risk Governance Committee charters and significant policies relating to risk management, including corporate risk metrics for major risk categories

Board of Directors Compensation & Organization Committee(a)
•Assists the Board in oversight of compensation policies and practices to support Key’s efforts to attract, retain, develop, motivate, and reward a high performing and collaborative workforce to achieve its business objectives
•Oversees compensation for Key’s Board-Reported Executives, talent management and organizational development, including succession planning, leadership development and strategic hiring objectives
Board of Directors Nominating & Corporate Governance Committee(a)	•Assists the Board with oversight of corporate governance matters and Key’s policies and practices on significant issues of corporate responsibility
•Oversees the evaluation of the Board, the directors, and the Lead Director
•Provides guidance on Board-related matters, including director candidates, director compensation, director independence, the Board committee structure, and succession planning matters
•Reviews the Corporate Governance Guidelines
•Provides oversight with respect to community investment strategy

Board of Directors Technology Committee (a)	•Assists the Board with oversight of major technology investments and technology risks
•Supports Key’s strategic objectives in areas such as cybersecurity, fraud, and data, project management, technology strategy, technology innovation, and emerging technology trends
•In consultation with the Risk Committee, oversees technology-related risks including (but not limited to) cybersecurity, business resiliency, and other technology-related risks as necessary and appropriate

Board of Directors Audit Committee(a)
•Assists the Board in oversight of financial statement integrity, regulatory and legal requirements, independent auditors’ qualifications and independence, and the performance of the internal audit function and independent auditors
•Assists the Board in oversight of financial reporting, legal matters, and fraud risk

•Meets with management and approves significant policies relating to the risk areas overseen by the Audit Committee
•Receives reports on enterprise risk
•Convenes to discuss the content of our financial disclosures and quarterly earnings releases

Executive Level (Level II) Risk Governance Committees
•Includes ERM Committee, Asset Liability Committee, Capital Committee, Credit Risk Committee, Compliance Risk Committee, and Operational Risk Committee, as well as the Compensation & Benefits Oversight Committee and the Disclosure Committee. Level II Risk Governance Committees report to the Risk Committee of the Board (except for the Compensation & Benefits Oversight Committee, which reports to the Compensation & Organization Committee of the Board, and the Disclosure Committee, which reports to the Audit Committee of the Board) and are generally responsible for the activities listed herein

•Escalation of risk issues, particularly issues that have the potential to increase aggregated risk beyond Key’s risk appetite, to the appropriate Level I Governance Committee, typically the Risk or Audit Committees of the Board
•Identifying early warning events or trends, top and emerging risks and discussing forward looking assessments
•Approving certain risk metrics
•Monitoring certain metric limits, as well as associated risk levels to the Board approved risk appetite
•Providing governance, direction, oversight and high-level management of their associated risk and the risk assessment process which is used in capital adequacy stress testing;
•Monitoring stress testing results related to their associated risks (if required per committee charter) and escalating emerging risks as appropriate
•Providing assurance, advice and support to the Risk Committee on their associated risk

Management Level (Level III) Risk Governance Committees	•Includes attendees from each of the Three Lines of Defense: First Line (line of business and support areas), Second Line (risk management), and Third Line (internal audit function)
•Supports the ERM Committee, Asset Liability Committee, Capital Committee, Credit Risk Committee, Compliance Risk Committee, and Operational Risk Committee, as well as the Compensation & Benefits Oversight Committee and the Disclosure Committee, by identifying early warning events and trends, escalating emerging risks, and discussing forward-looking assessments

Internal Audit	•Provides the KeyCorp Board and management with independent, risk-based, and objective assurance, advice, insight, and foresight
•Conducts objective examinations of evidence for the purpose of providing independent assessments to the Audit Committee, management, and outside parties on the adequacy and effectiveness of business processes, risk management activities, internal controls, and governance processes for KeyCorp

(a)     Certain Board Committees, including the Audit and Risk Committees, meet jointly, as appropriate, to discuss matters that relate to each committee’s responsibilities. Committee chairpersons routinely meet with management during interim months to plan agendas for upcoming meetings and to discuss emerging trends and events that have transpired since the preceding meeting. All members of the Board receive formal reports designed to keep them abreast of significant developments during the interim months.

We utilize a Three Lines of Defense model for risk governance which establishes roles and responsibilities for each of the Three Lines, consisting of Business and Support Areas, Risk Management, and Internal Audit relative to the management and oversight of risk. As the first line of defense, Lines of Business and Support Areas have the primary responsibility to accept, own, and proactively identify, monitor, and manage risk. The second line of defense, Risk Management, provides independent, centralized oversight over all risk categories by aggregating, analyzing, and reporting risk information. The third line of defense, Internal Audit, is responsible for independently evaluating the appropriateness of the risk governance framework for the size, complexity, and risk profile of Key.

Market risk management

Market risk is the risk that movements in market risk factors, including interest rates, foreign exchange rates, equity prices, commodity prices, credit spreads, and volatilities will reduce Key’s income and the value of its portfolios. These factors influence prospective yields, values, or prices associated with the instrument. We are exposed to market risk both in our trading and nontrading activities, which include asset and liability management activities. Our risk management activities are focused on ensuring that we properly identify, measure, and manage such risks across the entire enterprise to maintain safety and soundness, and to maximize profitability. Information regarding our fair value policies, procedures, and methodologies is provided in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Fair Value Measurements” and Note 5 (“Fair Value Measurements”) in this report.

Trading market risk

Key incurs market risk as a result of trading activities that are used in support of client facilitation and hedging activities, principally within our investment banking and capital markets businesses. Key has exposures to a wide range of risk factors including interest rates, equity prices, foreign exchange rates, credit spreads, and commodity prices, as well as the associated implied volatilities and spreads. Our primary market risk exposures are a result of trading and hedging activities in the derivative and fixed income markets, including securitization exposures. At December 31, 2025, we did not have any re-securitization positions. We maintain modest trading inventories to facilitate customer flow, make markets in securities, and hedge certain risks including but not limited to credit spread risk and interest rate risk. The risks associated with these activities are mitigated in accordance with the Market Risk policies. The majority of our positions are traded in active markets.

Governance structure - Trading market risk

Market risk management is an integral part of Key’s risk culture. The Joint KeyCorp and KeyBank National Association Risk Committee (“Board Risk Committee”) provides oversight of trading market risks. The ALCO and the Market Risk Committee regularly review and discuss market risk exposures and results of monitoring activities. Market risk policies and procedures have been defined and take into account our tolerance for risk and consideration for the business environment. The Market Risk Committee approves market risk policies and recommends our significant market risk policy to the ALCO and the Board Risk Committee for approval.

MTRM, as the second line of defense, is an independent risk management function that partners with the lines of business to identify, measure, and monitor market risks throughout our company. MTRM is responsible for ensuring transparency of significant market risks, monitoring compliance with established limits, and escalating limit exceptions to appropriate senior management. The various business units and trading desks are responsible for ensuring that market risk exposures are well-managed and prudent. Market risk is monitored through various measures, such as VaR, and through routine stress testing, sensitivity, and scenario analyses. MTRM conducts stress tests for each position using historical worst case and standard shock scenarios. VaR, stressed VaR, and other analyses are prepared daily and distributed to appropriate management.

Covered positions. We monitor the market risk of our covered positions as defined in the Market Risk Rule, which includes all of our trading positions as well as all foreign exchange and commodity positions, regardless of whether the position is in a trading account. Key’s covered positions may also include mortgage-backed and asset-backed securities that may be identified as securitization positions or re-securitization positions under the Market Risk Rule. MTRM as well as the LOB that trades securitization positions monitor the positions, the portfolio composition and the risks identified in this section on a daily basis consistent with the Market Risk policies and procedures. At December 31, 2025, covered positions did not include any re-securitization positions. Instruments that are used to hedge nontrading activities, such as bank-issued debt and loan portfolios, equity positions that are not actively traded, and securities financing activities, do not meet the definition of a covered position. MTRM conducts an initial assessment of a position and shares with the Covered Position Working Group, which provides recommendation of the classification of a position, with final determination made by MTRM and legal. Decisions on the classification of Covered Positions are communicated to the Market Risk Committee as needed.

Our significant portfolios of covered positions are detailed below. We analyze market risk by portfolios of covered positions and do not separately measure and monitor our portfolios by risk type. The descriptions below incorporate the respective risk types associated with each of these portfolios.

•Fixed income includes those instruments associated with our capital markets business and the trading of securities as a dealer. These instruments may include positions in municipal bonds, bonds backed by the U.S. government, agency and corporate bonds, certain mortgage-backed and asset-backed securities, securities issued by the U.S. Treasury, money markets, and certain CMOs. The activities and instruments within the fixed income portfolio create exposures to interest rate and credit spread risks.
•Interest rate derivatives include interest rate swaps, caps, and floors, which are transacted primarily to accommodate the needs of commercial loan clients. In addition, we enter into interest rate derivatives to offset or mitigate the interest rate risk related to the client positions. The activities within this portfolio create exposures to interest rate risk.

VaR and stressed VaR. VaR is the estimate of the maximum amount of loss on an instrument or portfolio due to adverse market conditions during a given time interval within a stated confidence level. Stressed VaR is used to assess extreme conditions on market risk within our trading portfolios. MTRM calculates VaR and stressed VaR at various confidence levels daily, and the results are closely monitored. VaR and stressed VaR results are also provided to our regulators and utilized in regulatory capital calculations.

We use a historical simulation VaR model to measure the potential adverse effect of changes in interest rates, foreign exchange rates, equity prices, and credit spreads on the fair value of our covered positions and other non-covered positions. Historical moves in risk factors across various asset classes are incorporated in VaR metrics. Additional consideration is given to the risk factors to estimate the exposures that contain optionality features, such as options and cancellable provisions. VaR is calculated using daily observations over a one-year lookback period and approximates a 95% confidence level. Statistically, this means that we would expect to incur losses greater than VaR, on average, five out of 100 trading days, or three to four times each quarter.

The VaR model is an effective tool in estimating ranges of possible gains and losses on our positions. However, there are limitations inherent in the VaR model since it uses historical results over a given time interval to estimate future performance. Historical results may not be indicative of future results, and changes in the market or composition of our portfolios could have a significant impact on the accuracy of the VaR model. We regularly review and enhance the modeling techniques, inputs, and assumptions used. The VaR model undergoes periodic review and validation by Key’s Model Risk team. The Model Risk Committee oversees the Model Validation Program, and results of validations are discussed with the ERM Committee.

MTRM backtests the VaR model on a daily basis to evaluate its predictive power. The test compares VaR model results at the 99% confidence level to daily held profit and loss (the profit/loss resulting from changes in risk factors applied to the previous trading day’s closing positions; held profit and loss excludes fees, commissions, reserves, net interest income, and intraday trading). Backtesting exceptions occur when daily held profit and loss exceeds VaR. There were four backtesting exceptions for KeyCorp during the past 250 trading days ended December 31, 2025, generally caused by large moves in rates. The total number of VaR backtesting breaches for KeyCorp over the preceding 250 trading days is used to determine the multiplier for the VaR based capital requirement under the Market Risk Rule. The multiplier increases from a minimum of 3.0 to a maximum of 4.0, depending on the number of backtesting exceptions. All KeyCorp backtesting exceptions are thoroughly reviewed in the context of VaR model use and performance. The backtesting multiplier for KeyCorp was 3.0 for both December 31, 2025, and December 31, 2024. We do not engage in correlation trading or utilize the internal model approach for measuring default and credit migration risk. Our net VaR approach incorporates diversification, but our VaR calculation does not include the impact of counterparty risk and our own credit spreads on derivatives.

The aggregate VaR at the 99% confidence level with a one day holding period for all covered positions was $0.8 million at December 31, 2025, and $1.4 million at December 31, 2024. Figure 23 summarizes our VaR at the 99% confidence level with a one day holding period for significant portfolios of covered positions for the three months ended December 31, 2025, and December 31, 2024.

Figure 23. VaR for Significant Portfolios of Covered Positions

	2025				2024
	Three months ended December 31,				Three months ended December 31,
Dollars in millions	High	Low	Mean	December 31,	High	Low	Mean	December 31,
Trading account assets:
Fixed income	$1.3	$.6	$.9	$.7	$1.3	$.4	$.9	$.8
Derivatives:
Interest rate	$.2	$.1	$.1	$.1	$.6	$.4	$.5	$.5

Stressed VaR is calculated by running the portfolios through a predetermined stress period which is approved by the Market Risk Committee and is calculated at the 99% confidence level using the same model and assumptions used for general VaR. The aggregate stressed VaR for all covered positions was $2.6 million at December 31, 2025, and $5.2 million at December 31, 2024. Figure 24 summarizes our stressed VaR at the 99% confidence level with a one day holding period for significant portfolios of covered positions for the three months ended December 31, 2025, and December 31, 2024. Changes in VaR are dependent on portfolio composition, inventory levels, and other market factors.

Figure 24. Stressed VaR for Significant Portfolios of Covered Positions

	2025				2024
	Three months ended December 31,				Three months ended December 31,
Dollars in millions	High	Low	Mean	December 31,	High	Low	Mean	December 31,
Trading account assets:
Fixed income	$2.3	$.9	$1.6	$2.3	$5.2	$1.3	$3.3	$4.8
Derivatives:
Interest rate	$.3	$.1	$.2	$.2	$.4	$.2	$.3	$.3

Market risk is a component of our internal capital adequacy assessment. Our risk-weighted assets include a market risk-equivalent asset amount, which consists of a VaR component, stressed VaR component, a de minimis exposure amount, and a specific risk add-on including the securitization positions. The aggregate market value of the securitization positions as defined by the Market Risk Rule was $19 million at December 31, 2025, all of which were mortgage-backed security positions. Specific risk is the price risk of individual financial instruments, which is not accounted for by changes in broad market risk factors and is measured through a standardized approach. Market risk weighted assets, including the specific risk calculations, are run quarterly by MTRM in accordance with the Market Risk Rule, and approved by the Chief Market & Treasury Risk Officer.

Nontrading market risk

Most of our nontrading market risk is derived from interest rate fluctuations and its impacts on our traditional loan and deposit products, as well as investments, hedging relationships, long-term debt, and certain short-term borrowings. Interest rate risk, which is inherent in the banking industry, is measured by the potential for fluctuations in net interest income and the EVE. Such fluctuations may result from changes in interest rates and differences in the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. We manage the exposure to changes in net interest income and the EVE in accordance with our risk appetite and in accordance with the Board-approved ERM policy.

Interest rate risk positions are influenced by a number of factors, including the balance sheet positioning that arises out of customer preferences for loan and deposit products, economic conditions, the competitive environment within our markets, changes in market interest rates that affect client activity, and our hedging, investing, funding, and capital positions. The primary components of interest rate risk exposure consist of reprice risk, basis risk, yield curve risk, and option risk.

•“Reprice risk” is the exposure to changes in the level of interest rates and occurs when the volume of interest-bearing liabilities and the volume of interest-earning assets they fund (e.g., deposits used to fund loans) do not mature or reprice at the same time.
•“Yield curve risk” is the exposure to nonparallel changes in the slope of the yield curve (where the yield curve depicts the relationship between the yield on a particular type of security and its term to maturity) and occurs when interest-bearing liabilities and the interest-earning assets that they fund do not price or reprice to the same term point on the yield curve.
•“Option risk” is the exposure to a customer or counterparty’s ability to take advantage of the interest rate environment and terminate or reprice one of our assets, liabilities, or off-balance sheet instruments prior to contractual maturity. Option risk occurs when exposures to customer and counterparty early withdrawals or prepayments are not mitigated with an offsetting position or appropriate compensation.
•“Basis risk” is the exposure to asymmetrical changes in interest rate indexes and occurs when floating-rate assets and floating-rate liabilities reprice at the same time, but in response to different market factors or indexes.

Governance structure - Nontrading market risk

The management of nontrading market risk is centralized within Corporate Treasury. The Risk Committee of our Board provides oversight of nontrading market risk. The ERM Committee, the ALCO, and the Treasury Risk Oversight Committee (“TROC”) review reports on the interest rate risk exposures described above. In addition, the ALCO and the TROC review reports on stress tests and sensitivity analyses related to interest rate risk. These committees have various responsibilities related to managing nontrading market risk, including recommending, approving, and monitoring strategies that maintain risk positions within approved tolerance ranges. The A/LM policy provides the framework for the oversight and management of interest rate risk and is administered by the ALCO. The MTRM, as the second line of defense, provides additional oversight.

Net interest income simulation analysis. The primary tool we use to measure our interest rate risk is simulation analysis. For purposes of this analysis, we estimate our net interest income based on the current and projected composition of our on- and off-balance sheet positions, accounting for recent and anticipated trends in customer activity. The analysis also incorporates assumptions for the current and projected interest rate environments and balance sheet growth projections based on a most likely macroeconomic outlook. The modeling incorporates investment portfolio and swap portfolio balances consistent with management's desired interest rate risk positioning. The simulation model estimates the amount of net interest income at risk by simulating the change in net interest income that would occur if rates were to gradually diverge from market expectations over the next 12 months (subject to a floor on market interest rates at zero).

Figure 25 presents the results of the simulation analysis at December 31, 2025, and December 31, 2024. At December 31, 2025, our simulated exposure to changes in interest rates remained neutral. The exposure to declining rates has changed from 0.15% as of December 31, 2024 to (0.35)% as of December 31, 2025, while the exposure to rising rates has changed from (0.39)% as of December 31, 2024 to 0.41% as of December 31, 2025. The modest shift toward asset sensitivity was caused principally by the adoption of a new pricing model for indeterminate maturity interest-bearing deposits in the first quarter of 2025. The new deposit beta model incorporates more historical data and features that we believe more accurately reflect the behavior of our clients in rising and declining interest rate cycles. In addition, since the beginning of the second quarter of 2025, Key now measures simulated change in net interest income relative to implied forwards in a baseline scenario. Previously, metrics were calculated against a flat-rate assumption in the baseline scenario.

We are actively managing the balance sheet to maintain desired IRR positioning in the current environment. Tolerance levels for risk management require the development of remediation plans to maintain residual risk within tolerance if simulation modeling demonstrates that a gradual, parallel 200 basis point increase or 200 basis point decrease in interest rates over the next 12 months would adversely affect net interest income over the same period by more than 5.0%, revised mid-2025 from 5.5% to reflect tighter risk management. Current modeled exposure is within Board-approved tolerances.

Figure 25. Simulated Change in Net Interest Income

	December 31, 2025		December 31, 2024
Basis point change assumption	-200	+200	-200	+200
Tolerance level	(5.00)%	(5.00)%	(5.50)%	(5.50)%
Interest rate risk assessment	(0.35)%	0.41%	0.15%	(0.39)%

Simulation analyses produce an estimate of interest rate exposure based on assumption inputs within the model. Assumptions are tailored to the specific interest rate environment and validated on a regular basis. However, actual results may differ from those derived in simulation analyses due to unanticipated changes to the balance sheet composition, customer behavior, product pricing, market interest rates, changes in management’s desired interest rate risk positioning, investment, funding and hedging activities or repercussions from exogenous events.

Regular sensitivity analyses are performed on the model inputs that could materially change the resulting risk assessments. Assessments are performed using different yield curve shapes, including steepenings or flattenings of the curve, immediate changes in market interest rates, and changes in the relationship of money market interest rates. Assessments are also performed on changes to the following assumptions: loan and deposit balances, the pricing of deposits without contractual maturities, changes in lending spreads, prepayments on loans and securities, investment, funding and hedging activities, and liquidity and capital management strategies.

The results of additional assessments indicate that net interest income could increase or decrease from the base simulation results presented in Figure 25. Net interest income is highly dependent on the timing, magnitude, frequency, and path of interest rate changes and the associated assumptions for deposit repricing relationships, lending spreads, and the balance behavior of transaction accounts. If fixed-rate assets increase by $1 billion, or fixed-rate liabilities decrease by $1 billion, then the potential benefit to declining rates would increase by approximately 21 basis points. A five percentage point increase or decrease in the interest-bearing deposit beta assumption changes the current simulation results by approximately 97 basis points.

The current interest rate risk position could fluctuate to higher or lower levels of risk depending on the competitive environment and client behavior that may affect the actual volume, mix, maturity, and repricing characteristics of loan and deposit flows. Corporate Treasury’s discretionary activities related to funding, investing, and hedging may also change as a result of changes in customer business flows or changes in management’s desired interest rate risk positioning. As changes occur to both the configuration of the balance sheet and the outlook for the economy, management proactively evaluates hedging opportunities that may change the interest rate risk profile.

Simulations are also conducted that measure the effect of changes in market interest rates in the second and third years of a three-year horizon. These simulations are conducted in a similar manner to those based on a 12-month horizon. To capture longer-term exposures, changes in the EVE are calculated as discussed in the following section.

Economic value of equity modeling. EVE complements net interest income simulation analysis as it estimates risk exposure beyond 12-, 24-, and 36-month horizons. EVE modeling measures the extent to which the economic values of assets, liabilities, and off-balance sheet instruments may change in response to fluctuations in interest rates. EVE is calculated by subjecting the balance sheet to an immediate increase or decrease in interest rates, measuring the resulting change in the values of assets, liabilities, and off-balance sheet instruments, and comparing those amounts with the base case of the current interest rate environment. EVE policy limits are measured against a +/-200 basis point scenario subject to a floor on market interest rates at zero. This analysis is highly dependent upon assumptions applied to assets and liabilities with non-contractual maturities. Those assumptions are based on historical behaviors, as well as forward expectations. Remediation plans are similarly developed if the analysis indicates that the EVE will decrease by 15% or more in response to an instantaneous increase or decrease in interest rates. The position is within these guidelines as of December 31, 2025.

Management of interest rate exposure. The results of the various interest rate risk analyses are used to formulate A/LM strategies to achieve the desired risk profile while managing to objectives for capital adequacy and liquidity risk exposures. Specifically, risk positions are managed by purchasing or selling securities, issuing term debt with floating or fixed interest rates, and using derivatives. Interest rate swaps and options are predominantly used, which modify the interest rate characteristics of certain assets and liabilities.

Figure 26 shows all swap positions held for A/LM purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to a floating rate through a “receive fixed/pay variable” interest rate swap. The volume, maturity, and mix of portfolio swaps change frequently to reflect broader A/LM objectives and the balance sheet positions to be hedged. For more information about how interest rate swaps are used to manage the risk profile, see Note 7 (“Derivatives and Hedging Activities”).

Figure 26. Portfolio Swaps and Options by Interest Rate Risk Management Strategy

	December 31, 2025
				Weighted-Average			December 31, 2024
Dollars in millions	Notional Amount	Fair Value		Maturity (Years)	Receive Rate	Pay Rate	Notional Amount	Fair Value
Receive fixed/pay variable — conventional loans	$37,050	$66		1.7	3.3%	3.8%	$18,750	$(442)
Receive fixed/pay variable — conventional debt	8,722	(198)		4.2	2.7	3.8	9,818	(470)
Receive fixed/pay variable — forward loans	2,200	40		2.6	4.1	3.8	19,200	(114)
Receive fixed/pay variable — forward debt	—	—		—	—	—	950	(22)
Pay fixed/receive variable — conventional debt	50	—		2.5	4.0	3.6	50	1
Pay fixed/receive variable — securities	10,194	(100)		2.2	3.8	4.1	9,405	5
Total portfolio swaps	$58,216	$(192)	(a)	2.2	3.3%	3.8%	$58,173	$(1,042)	(a)

Floors — forward purchased	$3,250	$—		.1	—%	—%	$3,250	$2
Floors — forward sold	3,250	—		.1	—	—	3,250	(1)
Total floors	$6,500	$—		—	—%	—%	$6,500	$1

(a)Excludes accrued interest of $173 million and $51 million at December 31, 2025, and December 31, 2024, respectively.

Liquidity risk management
Liquidity risk, which is inherent in the banking industry, is measured by our ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund new business opportunities at a reasonable cost, in a timely manner, and without adverse consequences. Liquidity management involves maintaining sufficient and diverse sources of funding to accommodate planned, as well as unanticipated, changes in cash flows of assets and liabilities under both normal and adverse conditions.
Governance structure
We manage liquidity for all of our affiliates on a consolidated basis. This approach considers the funding sources available to each entity, as well as each entity’s capacity to manage through adverse conditions.
The management of consolidated liquidity risk is centralized within Corporate Treasury. Oversight and governance is provided by the Board, the ALCO, the TROC, and the Chief Risk Officer. The Asset Liability Management Policy provides the framework for the oversight and management of liquidity risk and is administered by the ALCO. The Corporate Treasury Oversight group within MTRM, as the second line of defense, provides additional oversight. Our current liquidity risk management practices are in compliance with the Federal Reserve Board’s Enhanced Prudential Standards.
These committees mentioned above regularly review liquidity and funding summaries, liquidity trends, peer comparisons, variance analyses, liquidity projections, internal liquidity stress tests, and goal tracking reports. The reviews generate a discussion of positions, trends, and directives on liquidity risk and shape a number of our decisions. When liquidity pressure is elevated, positions are monitored more closely and reporting is more intensive. To ensure that emerging issues are identified, we monitor an extensive set of systemic and idiosyncratic early warning indicators daily.
Factors affecting liquidity

Our liquidity could be adversely affected by both direct and indirect events. An example of a direct event would be a downgrade in our credit ratings by a rating agency. Examples of indirect events (events unrelated to us) that could impair our access to liquidity would be an act of terrorism or war, natural disasters, global pandemics, political events, or the default or bankruptcy of a major corporation, mutual fund, or hedge fund. Similarly, market speculation, or rumors about us or the banking industry in general, may adversely affect the cost and availability of normal funding sources.

Our credit ratings and rating agency outlooks at December 31, 2025, are shown in Figure 27. While we believe these credit ratings, under normal conditions in the capital markets, will enable KeyCorp or KeyBank to issue fixed income securities to investors, downgrades in our credit ratings could increase our cost of funds, trigger additional collateral or funding requirements, and decrease the number of investors and counterparties willing to lend to us.

Figure 27. Credit Ratings

December 31, 2025	Outlook	Short-Term Borrowings	Long-Term Deposits(a)	Senior Long-Term Debt	Subordinated Long-Term Debt	Capital Securities	Preferred Stock
KEYCORP
Standard & Poor’s	Stable	A-2	N/A	BBB	BBB-	BB	BB
Moody’s	Positive	P-2	N/A	Baa2	Baa2	Baa3	Ba1
Fitch Ratings, Inc.	Stable	F1	N/A	A-	N/A	BB+	BB+
DBRS, Inc.	Stable	R-1 (low)	N/A	A (low)	BBB (high)	BBB (high)	BBB (low)

KEYBANK
Standard & Poor’s	Stable	A-2	N/A	BBB+	BBB	N/A	N/A
Moody’s	Positive	P-2	P-1/A2	Baa1	Baa2	N/A	N/A
Fitch Ratings, Inc.	Stable	F1	F1/A	A-	BBB+	N/A	N/A
DBRS, Inc.	Stable	R-1 (low)	A	A	A (low)	N/A	N/A
(a)P-1 rating assigned by Moody’s is specific to KeyBank’s short-term bank deposit ratings. F1 assigned by Fitch Ratings, Inc. is specific to KeyBank’s short-term deposit ratings.
Managing liquidity risk
Most of our liquidity risk is derived from our business model, which involves taking in deposits, many of which can be withdrawn at any time, and lending them out in the form of illiquid loan assets. The assessments of liquidity risk are measured under the assumption of normal operating conditions as well as under stressed environments. We manage these exposures in accordance with our risk appetite, and within Board-approved policy limits.

We regularly monitor our liquidity position and funding sources and measure our capacity to obtain funds in a variety of hypothetical scenarios in an effort to maintain an appropriate mix of available and affordable funding. In the normal course of business, we perform a monthly internal liquidity stress test at the consolidated KeyCorp level. From time to time, we may conduct internal liquidity stress tests more frequently, and use assumptions to reflect the changed market environment. Our testing incorporates estimates for loan and deposit lives based on our historical studies. Internal liquidity stress tests analyze potential liquidity scenarios under various funding constraints and time periods. Ultimately, they determine the periodic effects that major direct and indirect events would have on our access to funding markets and our ability to fund our normal operations. To compensate for the effect of these assumed liquidity pressures, we consider alternative sources of liquidity and maturities over different time periods to project how funding needs would be managed.

Our primary source of funding for KeyBank is customer deposits resulting in a consolidated loan-to-deposit ratio of 72.5% as of December 31, 2025. If the cash flows needed to support operating and investing activities are not satisfied by deposit balances, we rely on wholesale funding or on-balance sheet liquid reserves. Additionally, excess cash generated by operating, investing, and deposit-gathering activities may be used to repay outstanding debt or invest in liquid assets.

We maintain a Contingency Funding Plan that outlines the process for addressing a liquidity crisis. As part of the plan, we maintain on-balance sheet liquid reserves referred to as our liquid asset portfolio, which consists of high quality liquid assets. During a stress period, that reserve could be used as a source of funding to provide time to develop and execute a longer-term strategy. Figure 28 shows our available contingent liquidity at December 31, 2025 and December 31, 2024. As of December 31, 2025, our secured term borrowings were $810 million, a decrease of $519 million compared to December 31, 2024 due to a reduction in FHLB borrowings.
Figure 28. Available Contingent Liquidity

December 31,
Dollars in billions	2025	2024
Available contingent liquidity:
Unpledged securities	$29.4	$25.5
Net balances of federal funds sold and balances in our Federal Reserve account	9.3	17.4
Unused secured borrowing capacity at the Federal Reserve Bank of Cleveland	39.5	36.7
Unused secured borrowing capacity at the FHLB	18.9	18.9
Total	$97.0	$98.5

Long-term liquidity strategy
Our long-term liquidity strategy is to be predominantly funded by core deposits. However, we may use wholesale funds to sustain an adequate liquid asset portfolio, meet daily cash demands, and allow management flexibility to execute business initiatives. Key’s client-based relationship strategy provides for a strong core deposit base that, in conjunction with intermediate and long-term wholesale funds managed to a diversified maturity structure and investor base, supports our liquidity risk management strategy. We use the loan-to-deposit ratio as a metric to monitor these strategies. Our target loan-to-deposit ratio is around 80% (at December 31, 2025, our loan-to-deposit ratio was 72.5%), which we calculate as the sum of total loans, loans held for sale, and nonsecuritized discontinued loans divided by deposits.

Liquidity programs

We have several liquidity programs that are designed to enable KeyCorp and KeyBank to raise funds in the public and private debt markets. The proceeds from most of these programs can be used for general corporate purposes, including acquisitions. These liquidity programs are reviewed from time to time by the Board and are renewed and replaced as necessary. There are no restrictive financial covenants in any of these programs.

KeyCorp maintains a Medium-Term Note Program that permits KeyCorp to issue notes with original maturities of nine months or more. At December 31, 2025, KeyCorp had $13.3 billion available for issuance under the Medium-Term Note Program.

Under its Bank Note Program, KeyBank may issue up to $20 billion of notes. At December 31, 2025, there was $20.0 billion available for issuance under the KeyBank Bank Note Program.

Liquidity for KeyCorp

The primary sources of liquidity for KeyCorp are dividends from KeyBank and the proceeds from the issuance of debt and capital securities. KeyCorp has sufficient liquidity when it can service its debt; support customary corporate operations and activities (including acquisitions); support occasional guarantees of subsidiaries’ obligations in transactions with third parties at a reasonable cost, in a timely manner, and without adverse consequences; and fund capital distributions in the form of dividends and share buybacks.

We use a parent cash coverage months metric as the primary measure to assess parent company liquidity. The parent cash coverage months metric measures the number of months into the future where projected obligations can be met with the current quantity of liquidity. We generally issue term debt to supplement dividends from KeyBank to manage our liquidity position at or above our targeted levels. The parent company generally maintains cash and short-term investments in an amount sufficient to meet projected debt maturities and dividends for the next 24 months. At December 31, 2025, KeyCorp held $4.9 billion in cash and short-term investments, which we projected to be sufficient to meet our projected obligations, including the repayment of our maturing debt obligations for the periods prescribed by our risk tolerance.

Typically, KeyCorp meets its liquidity requirements through regular dividends from KeyBank, supplemented with the proceeds from term debt issuances. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year, up to the date of dividend declaration. During 2025, KeyBank paid $1.4 billion in cash dividends to KeyCorp, and during the fourth quarter of 2025, KeyBank paid $525 million in cash dividends to KeyCorp. At December 31, 2025, KeyBank had $783 million in regulatory capacity to pay any dividends to KeyCorp without prior regulatory approval.
Our liquidity position and recent activity

Our liquid asset portfolio, which includes overnight and short-term investments, as well as unencumbered, high quality liquid securities held as protection against a range of potential liquidity stress scenarios, continues to exceed the amount that we estimate would be necessary to manage through an adverse liquidity event by providing sufficient time to develop and execute a longer-term solution.

On December 29, 2025 all of the KeyBank outstanding 4.700% Fixed Rate Senior Bank Notes due January 26, 2026 were called at a redemption price equal to 100% of the outstanding principal amount of the Senior Bank Notes plus accrued and unpaid interest to, but excluding, the redemption date.

In addition, on January 28, 2026, also under the Medium-Term Note Program, KeyCorp issued $750 million of 5.305% Fixed-to-Floating Rate Senior Notes due January 28, 2037.
From time to time, KeyCorp or KeyBank may seek to retire, repurchase, or exchange outstanding debt, capital securities, preferred shares, or common shares through cash purchase, privately negotiated transactions or other means. Additional information on repurchases of Common Shares by KeyCorp is included in Part II, Item 5. Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of this report. Such transactions depend on prevailing market conditions, our liquidity and capital requirements, contractual restrictions, regulatory requirements, and other factors. The amounts involved may be material, individually or collectively.
The Consolidated Statements of Cash Flows summarize our sources and uses of cash by type of activity for the years ended December 31, 2025, and December 31, 2024.
Credit risk management
Credit risk is the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. Like other financial services institutions, we make loans, extend credit, distribute credit risk, purchase securities, provide financial and payments products, and enter into financial derivative contracts, all of which have related credit risk.

Credit policy, approval, and evaluation
We manage credit risk exposure through a multifaceted program. The Credit Risk Committee recommends Significant Level 1 credit policies to the Board Risk Committee for approval. These policies are communicated throughout the organization to foster a consistent approach to granting credit.
Our credit risk management team and certain individuals within our lines of business, to whom credit risk management has delegated limited credit authority, are responsible for credit approval. Individuals with assigned credit authority are authorized to grant exceptions to credit policies. It is not unusual to make exceptions to established policies when mitigating circumstances dictate, however, a corporate level tolerance has been established to keep exceptions at an acceptable level based upon portfolio and economic considerations.
Our credit risk management team uses risk models to evaluate consumer loans. These models, known as scorecards, forecast the probability of serious delinquency and default for an applicant. The scorecards are embedded in the application processing system, which allows for real-time scoring and automated decisions for many of our products. We periodically validate the loan scoring processes.

We maintain an active concentration management program to mitigate concentration risk in our credit portfolios. For individual obligors, we employ a sliding scale of exposure, known as hold limits, which is dictated by the type of loan and strength of the borrower.

Allowance for loan and lease losses
We estimate the appropriate level of the ALLL on at least a quarterly basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan and Lease Losses.” Briefly, the ALLL estimate uses various models and estimation techniques based on our historical loss experience, current borrower characteristics, current conditions, reasonable and supportable forecasts and other relevant factors. The ALLL at December 31, 2025, represents our best estimate of the lifetime expected credit losses inherent in the loan portfolio at that date. For more information, see Note 4 (“Asset Quality”).
As shown in Figure 29, our ALLL from continuing operations increased by $18 million, or 1.3%, from December 31, 2024. The commercial ALLL increased by $41 million, or 4.0%, from December 31, 2024, driven by changes in the economic outlook and loan growth, partly offset by improving credit quality trends. The consumer ALLL decreased $23 million, or 6.2%, from December 31, 2024, driven by the impact of ongoing loan balance reductions and strong credit performance.
Figure 29. Allocation of the Allowance for Loan and Lease Losses

	2025			2024
December 31, Dollars in millions	Total Allowance	Percent of Allowance to Total Allowance	Percent of Loan Type to Total Loans	Total Allowance	Percent of Allowance to Total Allowance	Percent of Loan Type to Total Loans
Commercial and industrial	$745	50.6%	54.1%	$639	45.4%	50.7%
Commercial real estate:
Commercial mortgage	252	19.2	12.9	320	22.7	12.8
Construction	55	3.5	2.7	51	3.6	2.8
Total commercial real estate loans	307	22.7	15.6	371	26.3	15.6
Commercial lease financing	26	1.7	2.1	27	1.9	2.6
Total commercial loans	1,078	75.0	71.8	1,037	73.6	68.9
Real estate — residential mortgage	66	4.7	17.6	90	6.4	19.1
Home equity loans	52	4.7	5.3	70	5.0	6.1
Other consumer loans	149	9.9	4.4	136	9.6	5.0
Credit cards	82	5.7	.9	76	5.4	.9
Total consumer loans	349	25.0	28.2	372	26.4	31.1
Total loans (a)	$1,427	100.0%	100.0%	$1,409	100.0%	100.0%

(a)Excludes allocations of the ALLL related to the discontinued operations of the education lending business in the amount of $11 million at December 31, 2025, and $13 million at December 31, 2024.

Net loan charge-offs
Figure 30 shows the trend in our net loan charge-offs by loan type, while the composition of loan charge-offs and recoveries by type of loan is presented in Figure 32. Figure 31 shows the ratio of net charge-offs by loan category as a percentage of the respective average loan balance.
Over the past 12 months, net loan charge-offs decreased $10 million, mainly reflecting a decrease in charge-offs of consumer loans.

Figure 30. Net Loan Charge-offs from Continuing Operations(a)

Year ended December 31,
Dollars in millions	2025	2024
Commercial and industrial	$255	$305
Commercial real estate:
Commercial mortgage	87	38
Construction	—	—
Total commercial real estate loans	87	38
Commercial lease financing	6	2
Total commercial loans	348	345
Real estate — residential mortgage	(2)	(2)
Home equity loans	(1)	—
Other consumer loans	48	56
Credit cards	37	41
Total consumer loans	82	95
Total net loan charge-offs	$430	$440
Net loan charge-offs to average loans	.41%	.41%
Net loan charge-offs from discontinued operations — education lending business	$2	$3
(a)Credit amounts indicate that recoveries exceeded charge-offs.

Figure 31. Net Loan Charge-offs to Average Loans from Continuing Operations(a)

Year ended December 31,
	2025	2024
Commercial and industrial	0.46%	0.56%
Commercial real estate:
Commercial mortgage	0.65	0.27
Construction	0.01	—
Total commercial real estate loans	0.54	0.22
Commercial lease financing	0.25	0.05
Total commercial loans	0.47	0.46
Real estate — residential mortgage	(0.01)	(0.01)
Home equity loans	(0.01)	—
Other consumer loans	0.96	1.01
Credit cards	4.08	4.44
Total consumer loans	0.26	0.29
Total net loan charge-offs	0.41%	0.41%

(a)Credit amounts indicate that recoveries exceeded charge-offs.

Figure 32. Summary of Loan and Lease Loss Experience from Continuing Operations

Year ended December 31, Dollars in millions	2025	2024
Average loans outstanding	$105,660	$107,724
Allowance for loan and lease losses at beginning of period	$1,409	$1,508
Loans charged off:
Commercial and industrial	$312	$363
Commercial real estate:
Commercial mortgage	94	40
Construction	—	—
Total commercial real estate loans (a)	94	40
Commercial lease financing	6	7
Total commercial loans (b)	412	410
Real estate — residential mortgage	2	3
Home equity loans	2	2
Other consumer loans	56	64
Credit cards	45	47
Total consumer loans	105	116
Total loans charged off	517	526
Recoveries:
Commercial and industrial	57	58
Commercial real estate:
Commercial mortgage	7	2
Construction	—	—
Total commercial real estate loans (a)	7	2
Commercial lease financing	—	5
Total commercial loans (b)	64	65
Real estate — residential mortgage	4	5
Home equity loans	3	2
Other consumer loans	8	8
Credit cards	8	6
Total consumer loans	23	21
Total recoveries	87	86
Net loan charge-offs	(430)	(440)
Provision (credit) for loan and lease losses	448	341
Allowance for loan and lease losses at end of year	$1,427	$1,409
Liability for credit losses on lending-related commitments at beginning of the year	290	296
Provision (credit) for losses on lending-related commitments	23	(6)
Liability for credit losses on lending-related commitments at end of the year (c)	$313	$290
Total allowance for credit losses at end of the year	$1,740	$1,699
Net loan charge-offs to average total loans	.41%	.41%
Allowance for loan and lease losses to period-end loans	1.34	1.35
Allowance for credit losses to period-end loans	1.63	1.63
Allowance for loan and lease losses to nonperforming loans	232.0	185.9
Allowance for credit losses to nonperforming loans	282.9	224.1
Discontinued operations — education lending business:
Loans charged off	$3	$4
Recoveries	1	1
Net loan charge-offs	$(2)	$(3)

(a)See Figure 11 and the accompanying discussion in the “Loans and loans held for sale” section for more information related to our commercial real estate loan portfolio.
(b)See Figure 10 and the accompanying discussion in the “Loans and loans held for sale” section for more information related to our commercial loan portfolio.
(c)Included in “accrued expense and other liabilities” on the balance sheet.

Nonperforming assets

Figure 33 shows the composition of our nonperforming assets. As shown in Figure 33, nonperforming assets decreased $145 million during 2025. See Note 1 (“Summary of Significant Accounting Policies”) under the headings “Nonperforming Loans,” “Impaired Loans,” and “Allowance for Loan and Lease Losses” for a summary of our nonaccrual and charge-off policies.

Figure 33. Summary of Nonperforming Assets and Past Due Loans from Continuing Operations

December 31,
Dollars in millions	2025	2024
Commercial and industrial	$256	$322
Commercial real estate:
Commercial mortgage	157	243
Construction	—	—
Total commercial real estate loans (a)	157	243
Commercial lease financing	7	—
Total commercial loans (b)	420	565
Real estate — residential mortgage	104	92
Home equity loans	80	89
Other consumer loans	4	5
Credit cards	7	7
Total consumer loans	195	193
Total nonperforming loans	615	758
Nonperforming loans held for sale	3	—
OREO	9	14
Other nonperforming assets	—	—
Total nonperforming assets	$627	$772

Accruing loans past due 90 days or more	$99	$90
Accruing loans past due 30 through 89 days	220	206
Nonperforming assets from discontinued operations — education lending business	2	2
Nonperforming loans to period-end portfolio loans	.58%	.73%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.59	.74

(a)See Figure 11 and the accompanying discussion in the “Loans and loans held for sale” section for more information related to our commercial real estate loan portfolio.
(b)See Figure 10 and the accompanying discussion in the “Loans and loans held for sale” section for more information related to our commercial loan portfolio.

Figure 34 shows the types of activity that caused the change in our nonperforming loans during each of the last four quarters and the years ended December 31, 2025, and December 31, 2024.

Figure 34. Summary of Changes in Nonperforming Loans from Continuing Operations

		2025 Quarters
Dollars in millions	2025	Fourth	Third	Second	First	2024
Balance at beginning of period	$758	$658	$696	$686	$758	$574
Loans placed on nonaccrual status	861	248	210	233	170	1,140
Charge-offs	(517)	(124)	(140)	(127)	(126)	(526)
Loans sold	(20)	(7)	(13)	—	—	(72)
Payments	(323)	(124)	(68)	(74)	(57)	(259)
Transfers to OREO	(5)	(1)	(1)	(1)	(2)	(6)
Loans returned to accrual status	(139)	(35)	(26)	(21)	(57)	(93)
Balance at end of period	$615	$615	$658	$696	$686	$758

Operational and compliance risk management

Like all businesses, we are subject to operational risk, which is the risk of loss resulting from human error or malfeasance, inadequate or failed internal processes and systems, and external events. These events include, among other things, threats to our cybersecurity, as we are reliant upon information systems and the internet to conduct our business activities. Operational risk intersects with compliance risk, which is the risk of loss from violations of, or noncompliance with, laws, rules and regulations, prescribed practices, and ethical standards. Under the Dodd-Frank Act, large financial companies like Key are subject to heightened prudential standards and regulation. This heightened level of regulation has increased our operational risk. While operational and compliance risk are separate risk disciplines in KeyCorp’s ERM framework, losses and/or additional regulatory compliance costs are included in operational loss reporting and could take the form of explicit charges, increased operational costs, or harm to our reputation.

We seek to mitigate operational risk through identification and measurement of risk, alignment of business strategies with risk appetite and tolerance, and a system of internal controls and reporting. We continuously strive to strengthen our system of internal controls to improve the oversight of our operational risk and to ensure compliance with laws, rules, and regulations. For example, an operational event database tracks the amounts and sources of operational risk and losses. This tracking mechanism helps to identify weaknesses and to highlight the need to take corrective action. We also rely upon software programs designed to assist in assessing operational risk and monitoring our control processes. This technology has enhanced the reporting of the effectiveness of our controls to senior management and the Board.

The Operational Risk Management Program provides the framework for the structure, governance, roles, and responsibilities, as well as the content, to manage operational risk for Key. The Compliance Risk Management Program serves the same function in managing compliance risk for Key. The Operational Risk Committee and the Compliance Risk Committee support the ERM Committee by identifying early warning events and trends, escalating emerging risks, and discussing forward-looking assessments. Both the Operational Risk Committee and the Compliance Risk Committee include attendees from each of the Three Lines of Defense. Primary responsibility for managing and monitoring internal control mechanisms lies with the managers of our various lines of business. The Operational Risk Committee and Compliance Risk Committee are senior management committees that oversee our level of operational and compliance risk and direct and support our operational and compliance infrastructure and related activities. These committees and the Operational Risk Management and Compliance Risk Management functions are an integral part of our ERM Program. Our Internal Audit function regularly assesses the overall effectiveness of our Operational Risk Management and Compliance Risk Management Programs and our system of internal controls. Internal Audit reports the results of reviews on internal controls and systems to senior management and the Audit Committee and updates the Risk Committee, as appropriate, on matters related to the oversight of these controls.

Cybersecurity

For information on our cybersecurity risk management and governance practices, please see Item 1C. Cybersecurity of this report.

GAAP to Non-GAAP Reconciliations

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by investors to evaluate a company, they have limitations as analytical tools, and should not be considered in isolation, nor as a substitute for analyses of results as reported under GAAP.

The tangible common equity ratio and the return on tangible common equity ratio have been a focus for some investors, and management believes that these ratios may assist investors in analyzing Key’s capital position without regard to the effects of intangible assets and preferred stock. Since analysts and banking regulators may assess our capital adequacy using tangible common equity, we believe it is useful to enable investors to assess our capital adequacy on these same bases.

Year ended December 31,
Dollars in millions		2025	2024	2023
Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)		$20,381	$18,176	$14,637
Less:	Intangible assets	2,760	2,779	2,806
	Preferred Stock (a)	2,446	2,446	2,446
	Tangible common equity (non-GAAP)	$15,175	$12,951	$9,385
Total assets (GAAP)		$184,381	$187,168	$188,281
Less:	Intangible assets	2,760	2,779	2,806
	Tangible assets (non-GAAP)	$181,621	$184,389	$185,475
Tangible common equity to tangible assets ratio (non-GAAP)		8.36%	7.02%	5.06%
Average tangible common equity
Average Key shareholders’ equity (GAAP)		$19,493	$15,408	$13,881
Less:	Intangible assets (average)	2,769	2,793	2,826
	Preferred Stock (average)	2,500	2,500	2,500
	Average tangible common equity (non-GAAP)	$14,224	$10,115	$8,555
Return on average tangible common equity from continuing operations
Net income (loss) from continuing operations attributable to Key common shareholders (GAAP)		$1,685	$(306)	$821
Average tangible common equity (non-GAAP)		14,224	10,115	8,555
Return on average tangible common equity from continuing operations (non-GAAP)		11.85%	(3.03)%	9.60%
Return on average tangible common equity consolidated
Net income (loss) attributable to Key common shareholders (GAAP)		$1,686	$(304)	$824
Average tangible common equity (non-GAAP)		14,224	10,115	8,555
Return on average tangible common equity consolidated (non-GAAP)		11.85%	(3.01)%	9.63%
Pre-provision net revenue
Net interest income (GAAP)		$4,636	$3,765	$3,913
Plus:	Taxable-equivalent adjustment	35	45	30
	Noninterest income	2,842	809	2,470
Less:	Noninterest expense	4,703	4,545	4,734
	Pre-provision net revenue from continuing operations (non-GAAP)	$2,810	$74	$1,679

(a)Net of capital surplus.

Adjusted noninterest expense and adjusted noninterest income are non-GAAP measures in that they are adjusted to exclude the impact of significant or unusual items. Management believes adjusting for significant or unusual items provide investors with useful information to gain a better understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of the financial impacts related to those selected items.

Year ended December 31,
Dollars in millions	2025	2024	2023
Adjusted noninterest expense
Noninterest expense (GAAP)	$4,703	$4,545	$4,734
Adjustments:
Efficiency related expenses	—	—	(131)
Pension settlement (other expense)	—	—	(18)
FDIC special assessment (other expense)	26	(25)	(190)
Adjusted noninterest expense (non-GAAP)	$4,729	$4,520	$4,395

Adjusted noninterest income
Noninterest income (GAAP)	$2,842	$809	$2,470
Adjustments:
Loss on sale of securities for securities repositioning	—	1,833	—
Scotiabank investment agreement valuation (other income)	—	3	—
Adjusted noninterest income (non-GAAP)	$2,842	$2,645	$2,470

Critical Accounting Policies and Estimates
Our business is dynamic and complex. Consequently, we must exercise judgment in choosing and applying accounting policies and methodologies. These choices are critical — not only are they necessary to comply with GAAP, they also reflect our view of the appropriate way to record and report our overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”) should be reviewed for a greater understanding of how we record and report our financial performance.
In our opinion, some accounting policies are more likely than others to have a critical effect on our financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance, or require us to exercise judgment and to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may prove to be inaccurate, or we may find it necessary to change them. The following is a description of our current critical accounting policies. We rely heavily on the use of judgment, assumptions, and estimates to make a number of core decisions, including accounting for the ALLL and assets and liabilities that involve valuation methodologies. In addition, we may employ outside valuation experts to assist us in determining fair values of certain assets and liabilities.
Allowance for loan and lease losses
The allowance for loan and lease losses represents management’s estimate of all expected credit losses over the expected contractual life of our existing loan portfolio. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. These critical estimates include significant use of our own historical data and complex methods to interpret them. We have an ongoing process to evaluate and enhance the quality, quantity, and timeliness of our data and interpretation methods used in the determination of these allowances. These evaluations are inherently subjective, as they require material estimates and may be susceptible to significant change, and include, among others:

•PD,
•LGD,
•Outstanding balance of the loan,
•Movement through delinquency stages,
•Amounts and timing of expected future cash flows,
•Value of collateral, which may be obtained from third parties,
•Economic forecasts which are obtained from a third party provider, and
•Qualitative factors, such as changes in current economic conditions, that may not be reflected in modeled results.

As described in our accounting policy related to the ALLL in Note 1 (“Summary of Significant Accounting Policies”) of this report under the heading “Allowance for Loan and Lease Losses," we employ a disciplined process and methodology to establish our ALLL, which has three main components: (i) asset specific / individual loan reserves; (ii) quantitative (formulaic or pooled) reserves; and (iii) qualitative (judgmental) reserves.

We use a non-DCF factor-based approach to estimate expected credit losses that include component PD/LGD/EAD models as well as less complex estimation methods for smaller loan portfolios. Probability of default models estimate the likelihood a borrower will cease making payments as agreed. These models use observed loan-level information and projected paths of macroeconomic variables. Borrower credit attributes including FICO scores of consumers and internally assigned risk ratings for commercial borrowers are significant inputs to the models. Consumer FICO scores are refreshed quarterly and commercial risk ratings are updated annually with select borrowers updated more frequently. The macroeconomic trends that have a significant impact on the probability of default vary by portfolio segment. Exposure at default models estimate the loan balance at the time of default. We use an amortization based formulaic approach to estimate account level EAD for all term loans. We use portfolio specific methods in each of our revolving product portfolios. LGD models estimate the loss we will suffer once a loan is in default. Account level inputs to LGD models include collateral attributes, such as loan to value.

If we observe limitations in the data or models, we use model overlays to make adjustments to model outputs to capture a particular risk or compensate for a known limitation. These variables and others may result in actual loan losses that differ from the originally estimated amounts.

This estimate produced by our models is forward-looking and requires management to use forecasts about future economic conditions to determine the expected credit loss over the remaining life of an instrument. Moody’s Consensus forecast is our source of macroeconomic projections, including the interest rate forecasts used in the credit models. We use a two year reasonable and supportable period across all products to forecast economic conditions. As the length of the life of a financial asset increases, these inputs may become impractical to estimate as reasonable and supportable. We believe the two year time horizon appropriately aligns with our business planning, available industry guidance, and reliability of various forecasting services. Following this two year period in which supportable forecasts can be generated, for all modeled loan portfolios, we revert expected credit losses to a level that is consistent with our historical information by reverting the macroeconomic variables (model inputs) to their long run average. We revert to historical loss rates for less complex estimation methods for smaller portfolios.

A four quarter reversion period is used where the macroeconomic variables linearly revert to their long run average following the two year reasonable and supportable period. We use a 20 year lookback period for determining long run historical average of the macroeconomic variables. We determined the 20 year lookback period is appropriate as it captures the previous two economic cycles as well as the impact from the pandemic.

The ALLL is sensitive to various macroeconomic drivers such as GDP and unemployment as well as portfolio attributes such as remaining term, outstanding balance, risk ratings, FICO, LTV, and delinquency status. Our ALLL models were designed to capture the correlation between economic and portfolio changes. As such, evaluating shifts in individual portfolio attributes and macroeconomic variables in isolation may not be indicative of past or future performance.

It is difficult to estimate how potential changes in any one factor or input might affect the overall ALLL because we consider a wide variety of factors and inputs in estimating the ALLL. Changes in the factors and inputs considered may not occur at the same rate and may not be consistent across all geographies or product types, and changes in factors and input may be directionally inconsistent, such that improvement in one factor may offset deterioration in others. However, to consider the impact of a hypothetical alternate economic forecast, we compare the modeled quantitative allowance results using a downside economic scenario. The maximum difference in the quarterly macroeconomic variables as of December 31, 2025, between the base and downside scenarios over the two year reasonable and supportable period includes an approximate 6 percentage point decline in GDP annualized growth and an approximate 4 percentage point increase in the U.S. unemployment rate. The difference between these two scenarios would have driven an increase of approximately 1.7x for commercial and 1.6x for the consumer modeled allowance results.

Similarly, deteriorating conditions for portfolio factors were also considered by moderately stressing key portfolio drivers, relative to the baseline portfolio conditions. Stressing risk ratings by two ratings for commercial loans generates a 1.5x increase in the commercial modeled allowance results. Stressing FICO by ten points, and LTV and utilization by 10% for consumer loans generates a 1.1x increase in the consumer modeled allowance results.

Note that these analyses demonstrate the sensitivity of the ALLL to key quantitative assumptions, but exclude potential impacts to non-modeled allowance components and reserves for individually assessed loans. Furthermore, these analyses are not intended to estimate changes in the overall ALLL as they do not reflect qualitative factors, changes in current economic conditions that may not be reflected in quantitatively derived results, and other relevant factors that must be considered to ensure the ALLL reflects our best estimate of current expected credit losses.
Valuation methodologies
Fair value measurements

We measure or monitor many of our assets and liabilities on a fair value basis. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) as opposed to the price that would be paid to acquire the asset or received to assume the liability (an entry price), in an orderly transaction between market participants at the measurement date under current market conditions. While management uses judgment when determining the price at which willing market participants would transact when there has been a significant decrease in the volume or level of activity for the asset or liability in relation to “normal” market activity, management’s objective is to determine the point within the range of fair value estimates that is most representative of a sale to a third-party investor under current market conditions.

A fair value measure should reflect the assumptions that market participants would use in pricing the asset or liability, including the assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance. Fair value is measured based on a variety of inputs. Fair value may be based on quoted market prices for identical assets or liabilities traded in active markets (Level 1 valuations). If market prices are not available, quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques for which all significant assumptions are observable in the market are used (Level 2 valuations). Where observable market data is not available, the valuation is generated from model based techniques that use significant assumptions not observable in the market, but observable based on our specific data (Level 3 valuations). Unobservable assumptions reflect our estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

The selection and weighting of the various fair value techniques may result in a fair value higher or lower than carrying value. Considerable judgment may be involved in determining the amount that is most representative of fair value.

For assets and liabilities recorded at fair value, our policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements for those items where there is an active market. In certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. The models used to determine fair value adjustments are regularly evaluated by management for relevance under current facts and circumstances.

Changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. When market data is not available, we use valuation techniques requiring more management judgment to estimate the appropriate fair value.

Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary measure of accounting. Fair value is used on a nonrecurring basis to measure certain assets or liabilities (including held-to-maturity securities, commercial loans held for sale, and OREO) for impairment or for disclosure purposes in accordance with current accounting guidance.

Impairment analysis also relates to long-lived assets and core deposit and other intangible assets. An impairment loss is recognized if the carrying amount of the asset is not likely to be recoverable and exceeds its fair value. In determining the fair value, management uses models and applies the techniques and assumptions previously discussed.
See Note 1 under the heading “Fair Value Measurements” and Note 5 (“Fair Value Measurements”) for a detailed discussion of determining fair value, including pricing validation processes.
Goodwill

The valuation and testing methodologies used in our analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets.” Goodwill is initially recorded as the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is tested for impairment for all three of our reporting units: Consumer Bank, Commercial Bank and Institutional Bank. We perform our annual impairment test as of October 1st and on an interim basis if events or changes in circumstances between annual tests suggest additional testing is needed. Testing may be either quantitative or qualitative. Fair value is measured during quantitative tests using a combination of income and market approaches. If the fair value of a reporting unit declines below its carrying value, an impairment charge will be recognized for any amount by which the carrying value exceeds the reporting unit’s fair value, to the extent that the loss recognized does not exceed the amount of the goodwill allocated to that reporting unit. When utilizing the qualitative testing approach, Key examines numerous qualitative factors such as financial performance, market capitalization and other industry and economic trends to conclude whether it is more likely than not that goodwill is impaired.

Effective in the first quarter of 2024, we realigned our real estate capital business from our Commercial Bank reporting unit to our Institutional Bank reporting unit. The move was done to align product-based teams to the client-facing businesses they serve with the goal of reducing overhead and complexity and creating a better client experience. Additionally, due to the realignment, a portion of goodwill was reallocated from our Commercial Bank reporting unit to our Institutional Bank reporting unit immediately after the realignment based on the relative fair value of the transferred business. This realignment was identified as a triggering event for purposes of goodwill impairment testing. As a result, interim goodwill impairment tests were performed during the first quarter of 2024 reflecting the reporting units both immediately before and immediately after the realignment, neither of which resulted in impairment.

Key’s quantitative test estimates the fair value of the reporting units using the income approach (weighted 50%) and two market based approaches: the publicly traded company approach (weighted 25%) and the recent transactions approach (weighted 25%). For the market based approaches, valuations of reporting units considered a combination of earnings and equity multiples based on either public companies with characteristics similar to the reporting unit or actual prices paid from recent transactions. Since the fair values determined under the market approaches are representative of noncontrolling interests, the valuations incorporated a control premium. For the income approach, estimated future cash flows were derived from internal forecasts and economic expectations for each reporting unit.

The inputs and assumptions utilized for the valuation of each reporting unit include projections of future cash flows, discount rates, valuation multiples of comparable public companies, and recent transaction information. Future cash flows are based on multi-year forecasts for each reporting unit and include inputs and assumptions such as net interest margin, expected credit losses, noninterest income, noninterest expense, and required capital. A terminal growth rate is estimated for each reporting unit based on market expectations of inflation and economic conditions in the financial services industry. Discount rates are developed using the Capital Asset Pricing Model (“CAPM”) which considers a risk free rate, 5-year adjusted beta based on peer companies, a market equity risk premium, a size premium, and a company specific risk premium. The discount rates for the Consumer, Commercial, and Institutional reporting units used in the most recent quantitative assessment, which was performed in the first quarter of 2024, were, 13%, 13.5%, and 13.5%, respectively.

The results of the 2024 interim quantitative goodwill impairment tests indicated that the fair values of the Consumer, Commercial and Institutional Bank reporting units were in excess of their respective carrying values both immediately prior to and immediately after the realignment. Therefore, there was no goodwill impairment. This was the most recent quantitative test performed by Key.

We performed an annual qualitative impairment test for all three of our reporting units as of October 1, 2025. This test involved reviewing updated internal forecasts, evaluating market data, assessing reasonableness of critical assumptions used in the last quantitative goodwill impairment test and considering recent transactions and events that could impact the fair value of each reporting unit. Key concluded it was not more likely than not that goodwill was impaired as of October 1, 2025, our annual testing date.
Additionally, we monitored events and circumstances during the period from October 1, 2025 through December 31, 2025, including macroeconomic and market factors, industry and banking sector events, Key specific performance indicators, and updated management forecasts. Based on these considerations, we concluded that it was not more-likely-than-not that the fair value of one or more of the reporting units was below its respective carrying value as of December 31, 2025.

Additional information is provided in Note 11 (“Goodwill and Other Intangible Assets”).

Accounting and reporting developments
The following table presents accounting guidance pending adoption.

Standard	Required Adoption	Description	Effect on Financial Statements or Other Significant Matters
ASU 2024-03 and ASU 2025-01 Income Statement— Reporting Comprehensive Income—Expense Disaggregation Disclosures (Topic 220-40)	January 1, 2027 Early adoption is permitted.	The guidance requires public companies disclose additional information about certain types of costs and expenses. The guidance could be applied on a prospective or retrospective basis.	The guidance is not expected to have a material impact on Key’s disclosures.
ASU 2025-06—Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40)	January 1, 2028 Early adoption permitted.	The guidance revises the accounting for internal-use software by replacing prescriptive development stage guidance with a principle-based capitalization threshold. Entities are required to begin capitalizing costs when management commits funding and it is probable the software will be completed and used as intended.

		This guidance may be applied on a prospective, retrospective or modified retrospective basis.	We are currently evaluating the impact of this guidance on its financial condition and results of operations.
ASU 2025-08 Financial Instruments—Credit Losses (Topic 326): Purchased Loans	January 1, 2027 Early adoption is permitted.	This guidance expands the types of acquired financial assets that must use the gross‑up approach under ASC 326. Certain non‑PCD loans considered “seasoned” are now accounted for using the gross‑up approach at acquisition. All non‑PCD loans acquired in a business combination are considered “seasoned” and other acquired loans are considered “seasoned” if they were purchased at least 90 days after origination and the acquirer did not originate the loans.

		This guidance must be applied prospectively to loans that are acquired on or after the initial application date.	While we are currently evaluating the impact of this guidance on its financial condition and results of operations, we would also assess for early adoption upon any applicable future activity.
ASU 2025-09 Derivatives and Hedging (Topic 815) Hedge Accounting Improvements	January 1, 2027 Early adoption is permitted.	The accounting update expands cash flow hedge accounting by allowing the grouping of forecasted transactions with similar risk exposures. It introduces a model that allows entities to hedge forecasted interest payments on certain variable rate debt using simplified assumptions. The guidance also broadens hedge accounting for nonfinancial forecasted transactions, permitting eligible components of spot and forward purchases or sales to be designated as hedged risks. The amendments update hedge accounting for net written options to better reflect changes in interest rate markets proceeding the discontinuation of LIBOR. Further, this new guidance improves accounting for dual hedge strategies involving foreign currency debt by eliminating recognition mismatches and better reflecting the economics of combined interest rate and foreign exchange risk management.

		The guidance should be applied on a prospective basis.	We will early adopt this guidance within the first half of 2026 and do not expect it to have a material impact on our financial condition or results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of KeyCorp

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KeyCorp as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of KeyCorp at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), KeyCorp’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 23, 2026 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of KeyCorp’s management. Our responsibility is to express an opinion on KeyCorp’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to KeyCorp in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Allowance for Loan and Lease Losses (ALLL)
Description of the Matter

KeyCorp’s loan and lease portfolio totaled $106.5 billion as of December 31, 2025 and the associated ALLL was $1.4 billion. As discussed in Note 1 and 4 of the financial statements, the ALLL represents management’s current estimate of lifetime credit losses inherent in the loan portfolio at the balance sheet date. Management estimates the ALLL using relevant available information, from internal and external sources, relating to past events, current portfolio specific and economic conditions, and reasonable and supportable forecasts. The ALLL is the sum of (i) asset specific / individual loan reserves; (ii) quantitative (formulaic or pooled) reserves; and (iii) qualitative (judgmental) reserves. Management estimates the quantitative reserves using probability of default / loss given default / exposure at default models (“loss forecasting models”), as well as other estimation methods for smaller loan portfolios. The ALLL also considers qualitative factors related to idiosyncratic risk factors, changes in current economic conditions that may not be reflected in quantitatively derived results, and other relevant factors to reflect management’s best estimate of current expected credit losses.

Auditing management’s ALLL was complex due to the loss forecasting models used to compute the quantitative reserve and involves a high degree of subjectivity and judgment in evaluating management’s determination of the qualitative factor adjustments to the ALLL described above.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over KeyCorp’s ALLL process, including controls over the appropriateness of the ALLL methodology, operation and monitoring of loss forecasting models, the reliability and accuracy of data used in developing the ALLL estimate, and management’s review and approval process over the economic forecast, qualitative adjustments and overall ALLL results.

With the assistance of EY specialists, we tested management’s loss forecasting models, including evaluating the conceptual soundness of model methodology, assessing model performance and governance, testing key modeling assumptions and independently recalculating model output. We also verified the underlying economic forecast data used to estimate the quantitative reserve was complete and accurate.

To test the qualitative factor adjustments, among other procedures, we assessed management’s methodology and considered whether relevant risks were reflected in the models and whether adjustments to the model output were appropriate. We tested the completeness, accuracy and relevance of the underlying data used to estimate the qualitative adjustments. We evaluated whether qualitative adjustments were reasonable based on changes in economic conditions, the loan portfolio, and management’s policies and procedures. For example, we evaluated the reasonableness of qualitative adjustments (or lack thereof) for concentrations of credit by independently comparing to loan portfolio information. We also assessed whether qualitative adjustments were consistent with publicly available information (e.g., macroeconomic data). Further, we performed an independent search for the existence of new or contrary information relating to risks impacting the qualitative factor adjustments to validate that management’s considerations are appropriate. Additionally, we evaluated whether the overall ALLL, inclusive of qualitative factor adjustments, appropriately reflects losses expected in the loan and lease portfolio by comparing to peer bank data and KeyCorp’s actual historical loss data.

We have served as KeyCorp’s auditor since 1994. Cleveland, Ohio February 23, 2026 except for Note 23 and Note 25, as to which the date is June 3, 2026

Consolidated Balance Sheets

December 31,
Dollars in millions, except per share data	2025	2024
ASSETS
Cash and due from banks	$1,287	$1,743
Short-term investments	10,163	17,504
Trading account assets	1,061	1,283
Securities available for sale	39,596	37,707
Held-to-maturity securities (fair value: $8,313 and $6,837)	8,622	7,395
Other investments	949	1,041
Loans, net of unearned income of $303 and $311	106,541	104,260
Allowance for loan and lease losses	(1,427)	(1,409)
Net loans	105,114	102,851
Loans held for sale (a)	1,077	797
Premises and equipment	628	614
Goodwill	2,752	2,752
Other intangible assets	8	27
Corporate-owned life insurance	4,432	4,394
Accrued income and other assets	8,481	8,797
Discontinued assets	211	263
Total assets	$184,381	$187,168
LIABILITIES
Deposits:
Interest-bearing deposits	$121,100	$120,132
Noninterest-bearing deposits	27,613	29,628
Total deposits	148,713	149,760
Federal funds purchased and securities sold under repurchase agreements	13	14
Bank notes and other short-term borrowings	1,071	2,130
Accrued expense and other liabilities	4,286	4,983
Long-term debt	9,917	12,105
Total liabilities	164,000	168,992
EQUITY
Preferred stock	2,500	2,500
Common Shares, $1 par value; authorized 2,100,000,000 shares; issued 1,256,702,081 shares at December 31, 2025 and 2024	1,257	1,257
Capital surplus	6,035	6,038
Retained earnings	15,359	14,584
Treasury stock, at cost (154,301,387 and 149,915,630 shares)	(2,810)	(2,733)
Accumulated other comprehensive income (loss)	(1,960)	(3,470)
Total equity	20,381	18,176
Total liabilities and equity	$184,381	$187,168

(a)Total loans held for sale include Real estate — residential mortgage loans held for sale at fair value of $149 million at December 31, 2025, and $93 million at December 31, 2024.
See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Year ended December 31,
Dollars in millions, except per share amounts	2025	2024	2023
INTEREST INCOME
Loans	$5,749	$6,026	$6,219
Loans held for sale	61	60	61
Securities available for sale	1,599	1,142	793
Held-to-maturity securities	264	284	312
Trading account assets	56	61	55
Short-term investments	624	792	414
Other investments	33	62	73
Total interest income	8,386	8,427	7,927
INTEREST EXPENSE
Deposits	2,919	3,307	2,322
Federal funds purchased and securities sold under repurchase agreements	13	4	79
Bank notes and other short-term borrowings	84	164	308
Long-term debt	734	1,187	1,305
Total interest expense	3,750	4,662	4,014
NET INTEREST INCOME	4,636	3,765	3,913
Provision for credit losses	471	335	489
Net interest income after provision for credit losses	4,165	3,430	3,424
NONINTEREST INCOME
Trust and investment services income	591	557	516
Investment banking and debt placement fees	780	688	542
Cards and payments income	337	331	340
Service charges on deposit accounts	295	261	270
Corporate services income	294	275	302
Commercial mortgage servicing fees	287	258	190
Corporate-owned life insurance income	140	138	132
Consumer mortgage income	58	58	51
Operating lease income and other leasing gains	43	76	92
Other income	23	23	46
Net securities gains (losses)	(6)	(1,856)	(11)
Total noninterest income	2,842	809	2,470
NONINTEREST EXPENSE
Personnel	2,917	2,714	2,660
Net occupancy	270	266	267
Computer processing	425	414	368
Business services and professional fees	193	174	168
Equipment	83	80	88
Operating lease expense	38	63	77
Marketing	95	94	109
Other expense	682	740	997
Total noninterest expense	4,703	4,545	4,734
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,304	(306)	1,160
Income taxes	476	(143)	196
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,828	(163)	964
Income (loss) from discontinued operations	1	2	3
NET INCOME (LOSS)	$1,829	$(161)	$967
Income (loss) from continuing operations attributable to Key common shareholders	$1,685	$(306)	$821
Net income (loss) attributable to Key common shareholders	1,686	(304)	824
Per Common Share:
Income (loss) from continuing operations attributable to Key common shareholders	$1.53	$(.32)	$.88
Income (loss) from discontinued operations, net of taxes	—	—	—
Net income (loss) attributable to Key common shareholders (a)	1.53	(.32)	.89
Per Common Share — assuming dilution:
Income (loss) from continuing operations attributable to Key common shareholders	$1.52	$(.32)	$.88
Income (loss) from discontinued operations, net of taxes	—	—	—
Net income (loss) attributable to Key common shareholders (a)	1.52	(.32)	.88
Weighted-average Common Shares outstanding (000)	1,098,558	949,561	927,217
Effect of Common Share options and other stock awards(b)	9,436	—	5,542
Weighted-average Common Shares and potential Common Shares outstanding (000)(c)	1,107,994	949,561	932,759

(a)EPS may not foot due to rounding.
(b)For periods ended in a loss from continuing operations attributable to Key common shareholders, anti-dilutive instruments have been excluded from the calculation of diluted earnings per share.
(c)Assumes conversion of Common Share options and other stock awards and/or convertible preferred stock, as applicable.
See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

Year ended December 31,
Dollars in millions	2025	2024	2023
Net income (loss)	$1,829	$(161)	$967
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities available for sale, net of income taxes of $(326), $(459), and $(222)	1,018	1,456	705
Net unrealized gains (losses) on derivative financial instruments, net of income taxes of $(137), $(104), and $(114)	427	329	361
Net pension and postretirement benefit costs, net of income taxes of $(20), $8, and $0	65	(26)	—
Total other comprehensive income (loss), net of tax	1,510	1,759	1,066
Comprehensive income (loss) attributable to Key	$3,339	$1,598	$2,033

See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Equity

	Key Shareholders’ Equity
Dollars in millions, except per share amounts	Preferred Shares Outstanding (000)	Common Shares Outstanding (000)	Preferred Stock	Common Shares	Capital Surplus	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
BALANCE AT DECEMBER 31, 2022	1,996	933,325	$2,500	$1,257	$6,286	$15,616	$(5,910)	$(6,295)	$13,454
Net income (loss)						967			967
Other comprehensive income (loss)								1,066	1,066
Deferred compensation					(5)				(5)
Cash dividends declared
Common Shares ($.82 per share)						(768)			(768)
Series D Preferred Stock ($50.00 per depositary share)						(26)			(26)
Series E Preferred Stock ($1.531252 per depositary share)						(31)			(31)
Series F Preferred Stock ($1.4125 per depositary share)						(24)			(24)
Series G Preferred Stock ($1.406252 per depositary share)						(25)			(25)
Series H Preferred Stock ($1.55 per depositary share)						(37)			(37)
Open market Common Share repurchases		(2,550)			—		(38)		(38)
Employee equity compensation program Common Share repurchases		(1,833)			—		(34)		(34)
Common shares reissued (returned) for stock options and other employee benefit plans		7,622			—		138		138
BALANCE AT DECEMBER 31, 2023	1,996	936,564	$2,500	$1,257	$6,281	$15,672	$(5,844)	$(5,229)	$14,637
Net income (loss)						(161)			(161)
Other comprehensive income (loss)								1,759	1,759
Deferred compensation					(3)				(3)
Cash dividends declared
Common Shares ($.82 per share)						(784)			(784)
Series D Preferred Stock ($50.00 per depositary share)						(26)			(26)
Series E Preferred Stock ($1.531252 per depositary share)						(31)			(31)
Series F Preferred Stock ($1.4125 per depositary share)						(24)			(24)
Series G Preferred Stock ($1.406252 per depositary share)						(25)			(25)
Series H Preferred Stock ($1.55 per depositary share)						(37)			(37)
Employee equity compensation program Common Share repurchases		(1,991)			—		(28)		(28)
Common Shares reissued (returned) for stock options and other employee benefit plans		9,342			(42)		170		128
Common Shares reissued under Scotiabank investment agreement, net of issuance costs		162,871			(198)		2,969		2,771
BALANCE AT DECEMBER 31, 2024	1,996	1,106,786	$2,500	$1,257	$6,038	$14,584	$(2,733)	$(3,470)	$18,176
Net income (loss)						1,829			1,829
Other comprehensive income (loss)								1,510	1,510
Deferred compensation					1				1
Cash dividends declared
Common Shares ($0.82 per share)						(911)			(911)
Series D Preferred Stock ($50.00 per depositary share)						(26)			(26)
Series E Preferred Stock ($1.531252 per depositary share)						(31)			(31)
Series F Preferred Stock ($1.4125 per depositary share)						(24)			(24)
Series G Preferred Stock ($1.406252 per depositary share)						(25)			(25)
Series H Preferred Stock ( $1.55 per depositary share)						(37)			(37)
Open market Common Share repurchases		(11,109)			—		(200)		(200)
Employee equity compensation program Common Share repurchases		(1,963)			—		(35)		(35)
Common Shares reissued (returned) for stock options and other employee benefit plans		8,687			(4)		158		154
BALANCE AT DECEMBER 31, 2025	1,996	1,102,401	$2,500	$1,257	$6,035	$15,359	$(2,810)	$(1,960)	$20,381

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Year ended December 31,
Dollars in millions	2025	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$1,829	$(161)	$967
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for credit losses	471	335	489
Depreciation, amortization, and accretion, net	21	73	154
Increase in cash surrender value of corporate-owned life insurance	(123)	(118)	(110)
Stock-based compensation expense	132	104	121
Deferred income taxes (benefit)	4	(351)	(108)
Proceeds from sales of loans held for sale	10,042	8,174	8,859
Originations of loans held for sale, net of repayments	(10,280)	(8,490)	(8,434)
Net losses (gains) from sale of loans held for sale	(147)	(120)	(135)
Net losses (gains) on leased equipment	—	(9)	(9)
Net securities and other investments losses (gains)	6	1,856	11
Net losses (gains) on sales of fixed assets	—	(7)	18
Net change in:
Trading account assets	222	(141)	(313)
Accrued income and other assets	221	(270)	554
Accrued expense and other liabilities	(723)	(72)	450
Other operating activities, net	533	(139)	389
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,208	664	2,903
INVESTING ACTIVITIES
Net decrease (increase) in short-term investments, excluding acquisitions	7,341	(6,687)	(8,385)
Purchases of securities available for sale	(7,813)	(21,078)	(2,160)
Proceeds from sales of securities available for sale	5	17,932	1,752
Proceeds from prepayments and maturities of securities available for sale	7,338	2,758	3,225
Purchases of held-to-maturity securities	(2,273)	—	(1,194)
Proceeds from prepayments and maturities of held-to-maturity securities	1,054	1,190	1,343
Net decrease (increase) in other investments	92	202	58
Net decrease (increase) in loans, excluding acquisitions, sales, and transfers	(2,664)	7,920	6,668
Proceeds from sales of portfolio loans	156	194	151
Proceeds from corporate-owned life insurance	86	107	96
Purchases of premises, equipment, and software	(107)	(65)	(142)
Proceeds from sales of premises and equipment	4	24	5
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	3,219	2,497	1,417
FINANCING ACTIVITIES
Net increase (decrease) in deposits	(1,047)	4,173	2,992
Net increase (decrease) in short-term borrowings	(1,060)	(947)	(6,372)
Net proceeds from issuance of long-term debt	1,556	1,646	5,240
Payments on long-term debt	(4,052)	(9,057)	(5,052)
Repurchases of long-term debt	—	—	(92)
Open market common share repurchases	(200)	—	(38)
Employee equity compensation program Common Share repurchases	(35)	(28)	(34)
Net proceeds from reissuance of Common Shares	9	10	1
Net proceeds from Scotiabank investment	—	2,771	—
Cash dividends paid	(1,054)	(927)	(911)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,883)	(2,359)	(4,266)
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(456)	802	54
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	1,743	941	887
CASH AND DUE FROM BANKS AT END OF YEAR	$1,287	$1,743	$941

Additional disclosures relative to cash flows:
Interest paid	$3,710	$4,160	$3,109
Income taxes paid (a)	71	68	156
Noncash items:
Reduction of secured borrowing and related collateral	$2	$4	$6
Loans transferred to portfolio from held for sale	106	124	208
Loans transferred to held for sale from portfolio	6	3	19
Loans transferred to other real estate owned	5	6	7

(a) Refer to Note 13 Income Taxes for additional details on income taxes paid by jurisdiction.
See Notes to Consolidated Financial Statements.

1. Summary of Significant Accounting Policies

Organization

We are one of the nation’s largest bank-based financial services companies, providing deposit, lending, cash management, and investment services to individuals and small and medium-sized businesses through our subsidiary, KeyBank. We also provide a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States through our subsidiary, KBCM. As of December 31, 2025, KeyBank operated 940 full-service retail banking branches and 1,120 ATMs in 15 states, as well as additional offices, online and mobile banking capabilities, and a telephone banking call center. Additional information pertaining to our two reportable business segments, Consumer Bank and Commercial Bank, is included in Note 23 (“Business Segment Reporting”).

Use of Estimates

Our accounting policies conform to US GAAP and prevailing practices within the financial services industry. We must make certain estimates and judgments when determining the amounts presented in our consolidated financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported amounts have been reclassified in the Consolidated Statements of Cash Flows from “other operating activities, net” to either the net change in “accrued income and other assets” or “accrued expense and other liabilities” to align with updated presentation. Some previously reported amounts have been reclassified in the Consolidated Statements of Income from “other income” to “net securities gains (losses)”.

The consolidated financial statements also include the accounts of any voting rights entities in which we have a controlling financial interest and certain VIEs. In accordance with the applicable accounting guidance for consolidations, we consolidate a VIE if we have (i) a variable interest in the entity; (ii) the power to direct activities of the VIE that most significantly affect the entity’s economic performance; and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE (i.e., we are considered to be the primary beneficiary). Variable interests can include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements, and financial instruments. See Note 12 (“Variable Interest Entities”) for information on our involvement with VIEs.

We use the equity method to account for unconsolidated investments in voting rights entities or VIEs if we have significant influence over the entity’s operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not controlling). Unconsolidated investments in voting rights entities or VIEs in which we have a voting or economic interest of less than 20% generally are carried at fair value or a cost measurement alternative. Investments held by our registered broker-dealer and investment company subsidiaries (principal investing entities and Real Estate Capital line of business) are carried at fair value.

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users or filed with the SEC.

Cash and Cash Equivalents

Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes. We do not consider cash on deposit with the Federal Reserve to be restricted.

Loans

We assess all loan modifications to determine whether one is granted to a borrower experiencing financial difficulty, regardless of whether the modification loan terms include a concession. Modifications granted to borrowers experiencing financial difficulty may be in the form of an interest rate reduction, payment delay, other modifications, or some combination thereof. A borrower is considered to be experiencing financial difficulty when there is significant doubt about the borrower’s ability to make required payments on the loan or to get equivalent financing from another creditor at a market rate for a similar loan.

Loans held in portfolio, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs and unamortized premiums and discounts. We defer certain nonrefundable loan origination and commitment fees, and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

Accrued interest on loans is included in "other assets" on the balance sheet and is excluded from the calculation of the allowance for credit losses due to our charge-off policy to reverse accrued interest on nonperforming loans against interest income in a timely manner.

Sales-type leases are carried at the aggregate of the lease receivable, estimated unguaranteed residual values, and deferred initial direct fees and costs if certain criteria are met. Direct financing leases are carried at the aggregate of the lease receivable, estimated unguaranteed residual values, and deferred initial direct fees and costs, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using a method approximating the interest method that produces a constant rate of return. Deferred initial direct fees and costs for both sales-type and direct financing leases are amortized over the lease terms as an adjustment to the yield.

Expected credit losses on net investments in leases, including any unguaranteed residual asset, are included in the ALLL. Net gains or losses on sales of lease residuals are included in “other income” or “other expense” on the income statement. Additional information pertaining to the value of lease residuals is provided in Note 9 (“Leases”).

Loans Held for Sale

Loans held for sale generally include certain residential and commercial mortgage loans, other commercial loans, and student loans. Loans are initially classified as held for sale when they are individually identified as being available for immediate sale and a formal plan exists to sell them. Loans held for sale are recorded at either fair value, if elected, or the lower of cost or fair value. Fair value is determined based on available market data for similar assets. When a loan is originated as held-for-sale, origination fees and costs are deferred but not amortized. Upon sale of the loans, deferred origination fees and costs are recognized as part of the calculated gain or loss on sale. Our commercial loans (including commercial mortgage and non-mortgage loans) and student loans, which we originated and intend to sell, are carried at the lower of aggregate cost or fair value. Subsequent declines in fair value for loans held for sale are recognized as a charge to “other income” on the income statement. Consumer real estate - residential mortgages loans have been elected to be carried at fair value. Subsequent increases and decreases in fair value for loans elected to be measured at fair value are recorded to “consumer mortgage income” on the income statement. Additional information regarding fair value measurements associated with our loans held for sale is provided in Note 5 (“Fair Value Measurements”).

We may transfer certain loans to held for sale at the lower of cost or fair value. If a loan is transferred from the loan portfolio to the held-for-sale category, any write-down in the carrying amount of the loan at the date of transfer is recorded as a reduction in the ALLL. When a loan is transferred into the held for sale category, we stop amortizing the related deferred fees and costs. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold. We may also transfer loans from held for sale to the loan portfolio held for investment. If a loan held for sale for which fair value accounting was elected is transferred to held for investment, it will continue to be accounted for at fair value in the loan portfolio.

Nonperforming Loans

Nonperforming loans are loans for which we do not accrue interest income and may include commercial and consumer loans and leases, modified loans to borrowers experiencing financial difficulty. Nonperforming loans do not include loans held for sale. Once a loan is designated nonaccrual, the interest accrued but not collected is reversed against interest income, and payments subsequently received are applied to principal until qualifying for return to accrual.

We generally classify commercial loans as nonperforming and stop accruing interest (i.e., designate the loan “nonaccrual”) when the borrower’s principal or interest payment is 90 days past due unless the loan is well-secured and in the process of collection. Commercial loans are also placed on nonaccrual status when payment is not past due but we have serious doubts about the borrower’s ability to comply with existing repayment terms. Once a loan is designated nonaccrual (and as a result assessed for impairment), the interest accrued but not collected is reversed against loan interest income, and payments subsequently received are applied to principal. Commercial loans are typically charged off in full or charged down to the fair value of the underlying collateral when the borrower’s payment is 180 days past due.

We classify consumer loans as nonperforming and stop accruing interest when the borrower’s payment is 120 days past due, unless the loan is well-secured and in the process of collection. Any second lien home equity loan with an associated first lien that is 120 days or more past due or in foreclosure, or for which the first mortgage delinquency timeframe is unknown, is reported as a nonperforming loan. Secured loans that are discharged through Chapter 7 bankruptcy and not formally re-affirmed are designated as nonperforming loans. Our charge-off policy for most consumer loans takes effect when payments are 120 days past due. Home equity and residential mortgage loans generally are charged down to net realizable value when payment is 180 days past due. Credit card loans and similar unsecured products continue to accrue interest until the account is charged off at 180 days past due.

Commercial and consumer loans may be returned to accrual status if we are reasonably assured that all contractually due principal and interest are collectible and the borrower has demonstrated a sustained period (generally six months) of repayment performance under the contracted terms of the loan and applicable regulation.

Purchased Loans

Purchased performing loans that do not have evidence of deterioration in credit quality at acquisition are recorded at fair value at the acquisition date. Any premium or discount associated with purchased performing loans is recognized in interest income based on the effective yield method of amortization for term loans or the straight-line method of amortization for revolving loans. The methods utilized to estimate the required ALLL for purchased performing loans is similar to originated loans.

Purchased loans that have experienced a more-than-insignificant deterioration in credit quality since origination are deemed PCD loans. PCD loans are initially recorded at fair value along with an allowance for credit losses determined using the same methodology as originated loans. The sum of the loan's purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through provision for credit losses.

Allowance for Loan and Lease Losses

We estimate the ALLL using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The ALLL is measured on a collective (pool) basis when similar risk characteristics exist. Our portfolio segments include commercial and consumer. Each of these two segments comprises multiple loan classes. Classes are characterized by similarities in initial measurement, risk attributes, and the manner in which we monitor and assess credit risk. The commercial segment is composed of commercial and industrial, commercial real estate, and commercial lease financing loan classes. The consumer lending segment is composed of residential mortgage, home equity, consumer direct, credit card, student lending and consumer indirect loan classes.

The ALLL represents our current estimate of lifetime credit losses inherent in our loan portfolio at the balance sheet date. In determining the ALLL, we estimate expected future losses for the loan's entire contractual term adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications.

The ALLL is the sum of three components: (i) asset specific/ individual loan reserves; (ii) quantitative (formulaic or pooled) reserves; and (iii) qualitative (judgmental) reserves.

Asset Specific / Individual Component

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluation. We have elected to apply the practical expedient to measure expected credit losses of a collateral dependent asset using the fair value of the collateral, less any costs to sell, when foreclosure is not probable, when repayment of the loan is expected to be provided substantially through the operation or sale of the collateral, and the borrower is experiencing financial difficulty.

Individual reserves are determined as follows:
•    For commercial non-accruing loans greater than or equal to a defined dollar threshold, individual reserves are determined based on an analysis of the present value of the loan's expected future cash flows or the fair value of the collateral less costs to sell.
•    For commercial non-accruing loans below the defined dollar threshold, an established LGD percentage is multiplied by the loan balance and the results are aggregated for purposes of measuring specific reserve impairment.
•    The population of individually assessed consumer loans includes loans deemed collateral dependent. These loans are written down based on the collateral's fair market value less costs to sell.

Quantitative Component

We use a non-DCF factor-based approach to estimate expected credit losses that include component PD/LGD/EAD models as well as less complex estimation methods for smaller loan portfolios.
•     PD: This component model is used to estimate the likelihood that a borrower will cease making payments as agreed. The major contributors to this are the borrower credit attributes and macro-economic trends. The objective of the PD model is to produce default likelihood forecasts based on the observed loan-level information and projected paths of macroeconomic variables.
•     LGD: This component model is used to estimate the loss on a loan once a loan is in default.
•     EAD: This component model estimates the loan balance at the time the borrower stops making payments.
For all term loans, an amortization based formulaic approach is used for account level EAD estimates. We calculate EAD using a portfolio specific method in each of our revolving product portfolios. For line products that are unconditionally cancellable, the balances will either use a paydown curve or be held flat through the life of the loan.
Qualitative Component
The ALLL also includes identified qualitative factors related to idiosyncratic risk factors, changes in current economic conditions that may not be reflected in quantitatively derived results, and other relevant factors to ensure the ALLL reflects our best estimate of current expected credit losses. While our reserve methodologies strive to reflect all relevant risk factors, there continues to be uncertainty associated with, but not limited to, potential imprecision in the estimation process due to the inherent time lag of obtaining information and normal variations between estimates and actual outcomes. We provide additional reserves that are designed to provide coverage for losses attributable to such risks. The ALLL also includes factors that may not be directly measured in the determination of individual or collective reserves. Such qualitative factors may include:

•    The nature and volume of the institution’s financial assets;
•    The existence, growth, and effect of any concentrations of credit;
•    The volume and severity of past due financial assets, the volume of nonaccrual assets, and the volume and severity of adversely classified or graded assets;
•    The value of the underlying collateral for loans that are not collateral dependent;
•    The institution’s lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries;
•    The quality of the institution’s credit review function;
•    The experience, ability, and depth of the institution’s lending, investment, collection, and other relevant management and staff;
•    The effect of other external factors such as the regulatory, legal and technological environments;
competition; and events such as natural disasters; and
•    Actual and expected changes in international, national, regional, and local economic and business conditions and developments in which the institution operates that affect the collectability of financial assets.

Liability for Credit Losses on Lending-Related Commitments

The liability for credit losses on lending-related commitments, such as letters of credit and unfunded loan commitments, is included in “accrued expense and other liabilities” on the balance sheet. Expected credit losses are estimated over the contractual period in which we are exposed to credit risk via a contractual obligation unless that obligation is unconditionally cancellable by us. The liability for credit losses on lending-related commitments is adjusted as a provision for credit losses. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated useful life. Consistent with our estimation process on our loan and lease portfolio, we use a non-DCF factor-based approach to estimate expected credit losses that include component PD/LGD/EAD models as well as less complex estimation methods for smaller portfolios.

Allowance for Credit Losses on Other Financial Assets

The allowance for credit losses on other financial assets, such as other receivables and servicing advances, is determined based on historical loss information and other available indicators. If such information does not indicate any expected credit losses, Key may estimate the allowance for credit losses on other financial assets to be zero or close to zero.

Fair Value Measurements

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. Therefore, fair value represents an exit price at the measurement date. We value our assets and liabilities based on the principal or most advantageous market where each would be sold (in the case of assets) or transferred (in the case of liabilities). In the absence of observable market transactions, we consider liquidity valuation adjustments to reflect the uncertainty in pricing the instruments.

Valuation inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on our own information or assessment of assumptions used by other market participants in pricing the asset or liability. Our unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for Level 2 assets and liabilities are based on one or a combination of the following factors: (i) quoted market prices for similar assets or liabilities; (ii) observable inputs, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. Assets and liabilities may transfer between levels based on the observable and unobservable inputs used at the valuation date.

Assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. Nonrecurring fair value adjustments are typically recorded as a result of the application of lower of cost or fair value accounting; or impairment. At a minimum, we conduct our valuations quarterly.

Additional information regarding fair value measurements and disclosures is provided in Note 5 (“Fair Value Measurements”).

Short-Term Investments

Short-term investments consist of segregated, interest-bearing deposits due from banks, the Federal Reserve, and certain non-U.S. banks as well as reverse repurchase agreements and United States Treasury Bills with an original maturity of three months or less.

Trading Account Assets

Trading account assets are debt and equity securities, as well as commercial loans, that we purchase and hold but intend to sell in the near term. These assets are reported at fair value. Realized and unrealized gains and losses on trading account assets are reported in “other income” on the income statement.

Securities

Securities available for sale. Debt securities that we intend to hold for an indefinite period of time but that may be sold in response to changes in interest rates, prepayment risk, liquidity needs, or other factors are classified as available-for-sale and reported at fair value. Realized gains and losses resulting from sales of securities using the specific identification method, are included in “net securities gains (losses)” on the income statement. Unrealized holding gains are recorded through other comprehensive income. Unrealized losses in fair value below the amortized cost basis are assessed to determine whether the impairment gets recorded through other comprehensive income or through earnings using a valuation allowance.

For available-for-sale securities in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of these criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value in “net securities gains (losses)” on the income statement. For debt securities that do not meet the aforementioned criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized costs, the nature of the security, the underlying collateral, and the financial condition of the issuers, among other factors. If this assessment indicates a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for available-for-sale securities is recorded for the credit loss, limited by the amount that the fair value is less than the amortized costs basis. Any impairment that has not been recorded through an allowance for available-for-sale securities is recognized in other comprehensive income.

Changes in the allowance for available-for-sale securities are recorded as provision for (or reversal of) credit loss. Losses are charged against the allowance for available-for-sale securities when management believes the uncollectibility of an available-for-sale security is confirmed or when either criteria regarding intent or requirement to sell is met.

For additional information on our available-for-sale portfolio, refer to Note 6 (“Securities”).

Held-to-maturity securities. Debt securities that we have the intent and ability to hold until maturity are classified as held-to-maturity and are carried at cost and adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the adjusted carrying amount.

The held-to-maturity portfolio is classified by the following major security types: agency residential collateralized mortgage obligations, agency residential mortgage-backed securities, agency commercial mortgage-backed securities, asset backed securities, and other. “Other securities” held in the held-to-maturity portfolio consist of foreign bonds and capital securities. Management measures expected credit losses on held-to-maturity securities on a collective basis by major security type. The estimate of expected losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. We do not measure expected credit losses on held-to-maturity securities in which historical credit loss information adjusted for current conditions and reasonable and supportable forecasts results in an expectation that nonpayment of the amortized cost basis is zero.

For additional information on our held-to-maturity portfolio, refer to Note 6 (“Securities”).

Other Investments

Other investments include equity and mezzanine instruments as well as other types of investments that generally are carried at the alternative cost method. The alternative cost method results in these investments being recorded at cost, less any impairment, plus or minus changes resulting from observable market transactions. Adjustments are included in “other income” on the income statement. At each reporting period, we assess if these investments continue to qualify for this measurement alternative.

Derivatives and Hedging

All derivatives are recognized on the balance sheet at fair value in “accrued income and other assets” or “accrued expense and other liabilities.” The net increase or decrease in derivatives is included in “other operating activities, net” within the statement of cash flows. Accounting for changes in fair value (i.e., gains or losses) of derivatives differs depending on whether the derivative has been designated and qualifies as part of a hedge relationship, and on the type of hedge relationship. For derivatives that are not in a hedge relationship, any gain or loss, as well as any premium paid or received, is recognized immediately in earnings in “corporate services income” or “other income” on the income statement, depending whether the derivative is for customer accommodation or risk management, respectively. A derivative that is designated and qualifies as a hedging instrument must be designated as a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation.

A fair value hedge is used to limit exposure to changes in the fair value of existing assets, liabilities, and commitments caused by changes in interest rates or other economic factors. The change in the fair value of an instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item attributable to the hedged risk and recorded in the same income statement line as the change in fair value of the hedged item.

A cash flow hedge is used to minimize the variability of future cash flows that is caused by changes in interest rates or other economic factors. The gain or loss on a cash flow hedge is recorded as a component of AOCI on the balance sheet and reclassified to earnings in the same period in which the hedged transaction affects earnings (e.g., when we incur variable-rate interest on debt, earn variable-rate interest on loans, or sell commercial real estate loans) and recorded in the same income statement line as the hedged transaction.

A net investment hedge is used to hedge the exposure of changes in the carrying value of investments as a result of changes in the related foreign exchange rates. The gain or loss on a net investment hedge is recorded as a component of AOCI on the balance sheet when the terms of the derivative match the notional and currency risk being hedged. The amount in AOCI is reclassified into income when the hedged transaction affects earnings (e.g., when we dispose or liquidate a foreign subsidiary).

Hedge “effectiveness” is determined by the extent to which changes in the fair value of a derivative instrument offset changes in the fair value, cash flows, or carrying value attributable to the risk being hedged. If the relationship between the change in the fair value of the derivative instrument and the change in the hedged item falls within a range considered to be the industry norm, the hedge is considered “highly effective” and qualifies for hedge accounting. A hedge is “ineffective” if the relationship between the changes falls outside the acceptable range. In that case, hedge accounting is discontinued on a prospective basis. Hedge effectiveness is tested at least quarterly.

We take into account the impact of bilateral collateral and master netting agreements that allow us to settle all derivative contracts held with a single counterparty on a net basis, and to offset the net derivative position with the related cash collateral when recognizing derivative assets and liabilities. As a result, we could have derivative contracts with negative fair values included in derivative assets on the balance sheet and contracts with positive fair values included in derivative liabilities. Derivative assets and derivative liabilities are recorded within “accrued income and other assets” and “accrued expense and other liabilities,” respectively.

Additional information regarding the accounting for derivatives is provided in Note 7 (“Derivatives and Hedging Activities”).

Loan Sales and Securitizations

We sell and at times may securitize loans and other financial assets. We recognize the sale and securitization of loans or other financial assets when the transferred assets are legally isolated from our creditors and the appropriate accounting criteria are met. When we securitize loans or other financial assets, we may retain a portion of the securities issued, including senior interests, subordinated interests, interest-only strips, servicing rights, and other interests, all of which are considered retained interests in the transferred assets. The interests are initially measured at fair value which is based on independent third party market prices or market prices for similar assets. If market prices are not available, fair value is estimated based on the present value of expected future cash flows using assumptions as to discount rates, interest rates, prepayment speeds, and credit losses. Loans sold or securitized are removed from the balance sheet and a net gain or loss is recorded depending on the fair value of the loans sold and the retained interests at the date of sale. The net gain or loss is recognized in “other income,” “consumer mortgage income,” or “investment banking and debt placement fees” at the time of sale.

Servicing Assets

We service commercial real estate and residential mortgage loans. Servicing assets and liabilities purchased or retained are initially measured at fair value and are recorded as a component of “accrued income and other assets” on the balance sheet. When no ready market value (such as quoted market prices, or prices based on sales or purchases of similar assets) is available to determine the fair value of servicing assets, fair value is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation is based on a number of assumptions, including the market cost of servicing, the discount rate, the prepayment rate, and the default rate.

We account for our servicing assets using the amortization method. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and recorded in either “consumer mortgage income” or “commercial mortgage servicing fees” on the income statement.

Servicing assets are evaluated quarterly for possible impairment. This process involves stratifying the assets based upon one or more predominant risk characteristics and determining the fair value of each class. The characteristics may include financial asset type, size, interest rate, date of origination, term and geographic location. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, the carrying amount is reduced by recording a charge to income in the amount of such excess and establishing a valuation reserve allowance. If impairment is determined to be other-than-temporary, a direct write-off of the carrying amount would be recorded. Additional information pertaining to servicing assets is included in Note 8 (“Mortgage Servicing Assets”).

Leases

For leases where Key is the lessee that have initial terms greater than one year, right-of-use assets and corresponding lease liabilities are reported on the balance sheet. Leases with an initial term of less than one year are not recorded on the balance sheet. Our leases where Key is the lessee are primarily classified as operating leases. Operating lease expense is recognized in "net occupancy" and "equipment" on a straight-line basis over the lease term. For additional information, see Note 9 (“Leases”).

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. We determine depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or terms of the leases. Premises and equipment are evaluated for impairment whenever events or circumstances indicate that the carrying value of the asset may not be recoverable.

Goodwill and Other Intangible Assets

Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Goodwill is assigned to reporting units as of the acquisition date based on the expected benefit to such reporting unit from the synergies of the business combination. Goodwill is not amortized. Goodwill is tested at the reporting unit level for impairment, at least annually as of October 1, or when indicators of impairment exist.

We may elect to perform a qualitative analysis to determine whether or not it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. When conducting a qualitative analysis, we evaluate both internal and external factors, including recent performance, updated projections, stock prices and economic conditions. If we elect to bypass this qualitative analysis, or conclude via qualitative analysis that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value, a quantitative goodwill impairment test is performed. If the fair value is less than the carrying value, an impairment charge is recorded for the difference, to the extent that the loss recognized does not exceed the amount of the goodwill allocated to that reporting unit.

The amount of capital being allocated to our reporting units as a proxy for the carrying value is based on a combination of regulatory and economic equity. Fair values are estimated using a combination of market and income approaches. The market approach incorporates comparable public company multiples along with data related to recent merger and acquisition activity. The income approach consists of discounted cash flow modeling that utilizes internal forecasts and various other inputs and assumptions. A multi-year internal forecast is prepared for each reporting unit and a terminal growth rate is estimated for each one based on market expectations of inflation and economic conditions in the financial services industry. Earnings projections for reporting units are adjusted for after tax cost savings expected to be realized by a market participant. The discount rate applied to our cash flows is derived from the CAPM. The buildup to the discount rate includes a risk-free rate, 5-year adjusted beta based on peer companies, a market equity risk premium, a size premium and a company specific risk premium. The discount rates differ between our reporting units as they have different levels of risk. A sensitivity analysis is typically performed on key assumptions, such as the discount rates, net interest margin and cost savings estimates.

Other intangible assets with finite lives are amortized on either an accelerated or straight-line basis. We monitor for impairment indicators for goodwill and other intangible assets on a quarterly basis. Additional information pertaining to goodwill and other intangible assets is included in Note 11 (“Goodwill and Other Intangible Assets”).

Business Combinations

We account for our business combinations using the acquisition method of accounting. Under this accounting method, the acquired company’s assets and liabilities are recorded at fair value at the date of acquisition, except as provided for by the applicable accounting guidance, and the results of operations of the acquired company are combined with Key’s results from the date of acquisition forward. Acquisition costs are expensed when incurred. The difference between the purchase price and the fair value of the net assets acquired (including identifiable intangible assets) is recorded as goodwill. Our accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets.”

Securities Financing Activities

We enter into repurchase agreements to finance overnight customer sweep deposits. We also enter into repurchase and reverse repurchase agreements to settle other securities obligations. We account for these securities financing agreements as collateralized financing transactions. Repurchase and reverse repurchase agreements are recorded on the balance sheet at the amounts that the securities will be subsequently sold or repurchased. Securities borrowed transactions are recorded on the balance sheet at the amounts of cash collateral advanced. While our securities financing agreements incorporate a right of set off, the assets and liabilities are reported on a gross basis. Reverse repurchase agreements and securities borrowed transactions are included in “short-term investments” on the balance sheet; repurchase agreements are included in “federal funds purchased and securities sold under repurchase agreements.” Fees received in connection with these transactions are recorded in interest income; fees paid are recorded in interest expense.

Contingencies and Guarantees

We recognize liabilities for the fair value of our obligations under certain guarantees issued. These liabilities are included in “accrued expense and other liabilities” on the balance sheet. If we receive a fee for a guarantee requiring liability recognition, the amount of the fee represents the initial fair value of the “stand ready” obligation. If there is no fee, the fair value of the stand ready obligation is determined using expected present value measurement techniques, unless observable transactions for comparable guarantees are available. The subsequent accounting for these stand ready obligations depends on the nature of the underlying guarantees. We account for our release from risk under a particular guarantee when the guarantee expires or is settled, or by a systematic and rational amortization method, depending on the risk profile of the guarantee. Contingent aspects of certain guarantees are assessed a reserve under CECL if required.

Contingent liabilities may result from litigation, claims and assessments, loss or damage to Key. We recognize liabilities from contingencies when a loss is probable and can be reasonably estimated.

Additional information regarding contingencies and guarantees is included in Note 19 (“Commitments, Contingent Liabilities, and Guarantees”).

Revenue Recognition

We recognize revenues as they are earned based on contractual terms, as transactions occur, or as services are provided and collectability is reasonably assured. Our principal source of revenue is interest income from loans and investments. We also earn noninterest income from various banking and financial services offered through both the Commercial and Consumer banks.

Interest Income. The largest source of revenue for us is interest income. Interest income is primarily recognized on an accrual basis according to nondiscretionary formulas in written contracts, such as loan agreements or securities contracts.

Noninterest Income. We earn noninterest income through a variety of financial and transaction services provided to commercial and consumer clients. Revenue is recorded for noninterest income based on the contractual terms for the service or transaction performed. In certain circumstances, noninterest income is reported net of associated expenses.

Trust and Investment Services Income. Trust and investment services revenues include brokerage commissions trust and asset management commissions.

Revenue from trade execution and brokerage services is earned through commissions from trade execution on behalf of clients. Revenue from these transactions is recognized at the trade date. Any ongoing service fees are recognized on a monthly basis as services are performed.

Trust and asset management services include asset custody and investment management services provided to individual and institutional customers. Revenue is recognized monthly based on a minimum annual fee, and the market value of assets in custody. Additional fees are recognized for transactional activity at a point in time.

Investment Banking and Debt Placement Fees. Investment banking and debt placement fees consist of syndication fees, debt and equity underwriting fees, financial advisor fees, gains on sales of commercial mortgages, and agency origination fees. Revenues for these services are recorded at a point in time, upon completion of a contractually identified transaction, or when an advisory opinion is provided. Investment banking and debt placement costs are reported on a gross basis within other expense on the income statement.

Service Charges on Deposit Accounts. Revenue from service charges on deposit accounts is earned through cash management, wire transfer, and other deposit-related services as well as overdraft, non-sufficient funds, account management and other deposit-related fees. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transactional related services and fees. Certain reward costs are netted within revenues from service charges on deposits.

Corporate Services Income. Corporate services income includes various ancillary service revenue including letter of credit fees, loan fees, non-hedging derivatives gains and losses, and certain capital market fees. Revenue from these fees is recorded in a manner that reflects the timing of when transactions occur, and as services are provided.

Cards and Payments Income. Cards and payments income consists of debit card, consumer and commercial credit card, and merchant services income. Revenue sources include interchange fees from credit and debit cards processed through card association networks, merchant services, and other card related services. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. Interchange fees are recognized as transactions occur. Certain card network costs and reward costs are netted within interchange revenues. Merchant services income represents account management fees and transaction fees charged to merchants for the processing of card association network transactions. Merchant services revenue is recognized as transactions occur, or as services are performed.

Corporate-Owned Life Insurance Income. Income from corporate-owned life insurance primarily represents changes in the cash surrender value of life insurance policies held on certain key employees. Revenue is recognized in each period based on the change in the cash surrender value during the period.

Stock-Based Compensation

Stock-based compensation is measured using the fair value method of accounting on the grant date. The measured cost is recognized over the period during which the recipient is required to provide service in exchange for the award. We estimate expected forfeitures when stock-based awards are granted and record compensation expense only for awards that are expected to vest. Compensation expense related to awards granted to employees is recorded in “personnel expense” on the Consolidated Statements of Income while compensation expense related to awards granted to directors is recorded in “other expense.”

We recognize compensation expense for stock-based, mandatory deferred incentive compensation awards using the accelerated method of amortization over a period of approximately five years (the current year performance period and a four-year vesting period, which generally starts in the first quarter following the performance period).

We estimate the fair value of options granted using the Black-Scholes option-pricing model, as further described in Note 15 (“Stock-Based Compensation”). Employee stock options typically become exercisable at the rate of 25% per year, beginning one year after the grant date. Options expire no later than 10 years after their grant date. We recognize stock-based compensation expense for stock options with graded vesting using an accelerated method of amortization.

We use shares repurchased under our annual capital plan submitted to our regulators (treasury shares) for share issuances under all stock-based compensation programs.

Income Taxes

Deferred tax assets and liabilities are determined based on temporary differences between financial statement asset and liability amounts and their respective tax bases and are measured using enacted tax laws and rates that are expected to apply in the periods in which the deferred tax assets or liabilities are expected to be realized. Deferred tax assets are also recorded for any tax attributes, such as tax credit and net operating loss carryforwards. The net balance of deferred tax assets and liabilities is reported in “Accrued income and other assets” or “Accrued expense and other liabilities” in the consolidated balance sheets, as appropriate. Subsequent changes in the tax laws require adjustment to these assets and liabilities with the cumulative effect included in the provision for income taxes for the period in which the change is enacted. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized.

We use the proportional amortization method for LIHTC and certain NMTC investments, whereby the associated investment tax credits are recognized as a reduction to tax expense. Certain federal tax credits that are nonrefundable and transferable under applicable regulations are accounted for as government grants and recorded as a reduction to the amortized cost or net investment in the applicable asset generating the credit, generally within “Accrued income and other assets” or “Loans, net of unearned income”. Amounts are amortized through depreciation or as an adjustment to yield over the estimated life of the asset. Any gain or loss on the transfer of a tax credit is recorded within noninterest income.

Earnings Per Share

Basic net income per common share is calculated using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each share of common stock and participating securities according to dividends declared (distributed earnings) and participation rights in undistributed earnings. Distributed and undistributed earnings are allocated between common and participating security shareholders based on their respective rights to receive dividends. Nonvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities (e.g., nonvested service-based restricted stock units). Undistributed net losses are not allocated to nonvested restricted shareholders, as these shareholders do not have a contractual obligation to fund the incurred losses. Net income attributable to common shares is then divided by the weighted-average number of common shares outstanding during the period.

Diluted net income per common share is calculated using the more dilutive of either the treasury method or the two-class method. The dilutive calculation considers the potential dilutive effect of common stock equivalents determined under the treasury stock method. Common stock equivalents include stock options and service- and performance-based restricted stock and stock units granted under our stock plans. Net income attributable to common shares is then divided by the total of weighted-average number of common shares and common stock equivalents outstanding during the period.

Accounting Guidance Adopted in 2025

Standard	Date of Adoption	Description	Effect on Financial Statements or Other Significant Matters
ASU 2023-09 Income Taxes (Topic 740)	Annual periods beginning January 1, 2025 Early adoption is permitted.	This guidance requires certain tax disclosures related to rate reconciliation and income taxes paid. The guidance should be applied on a prospective or retrospective basis.	The guidance did not have a material impact on Key’s disclosures. See Note 13 (“Income Taxes”) for enhanced disclosures.

2. Earnings Per Common Share

Basic earnings per share is the amount of earnings (adjusted for dividends declared on our preferred stock) available to each Common Share outstanding during the reporting periods. Diluted earnings per share is the amount of earnings available to each Common Share outstanding during the reporting periods adjusted to include the effects of potentially dilutive Common Shares. Potentially dilutive Common Shares include stock options and other stock-based awards. Potentially dilutive Common Shares are excluded from the computation of diluted earnings per share in the periods where the effect would be antidilutive.

Our basic and diluted earnings per Common Share are calculated as follows:

Year ended December 31,
Dollars in millions, except per share amounts	2025	2024	2023
EARNINGS
Income (loss) from continuing operations	$1,828	$(163)	$964
Less: Dividends on preferred stock	143	143	143
Income (loss) from continuing operations attributable to Key common shareholders	1,685	(306)	821
Income (loss) from discontinued operations, net of taxes	1	2	3
Net income (loss) attributable to Key common shareholders	$1,686	$(304)	$824
WEIGHTED-AVERAGE COMMON SHARES
Weighted-average Common Shares outstanding (000)	1,098,558	949,561	927,217
Effect of common share options and other stock awards(a)	9,436	—	5,542
Weighted-average common shares and potential Common Shares outstanding (000) (b)	1,107,994	949,561	932,759
EARNINGS PER COMMON SHARE
Income (loss) from continuing operations attributable to Key common shareholders	$1.53	$(.32)	$.88
Income (loss) from discontinued operations, net of taxes	—	—	—
Net income (loss) attributable to Key common shareholders (c)	1.53	(.32)	.89
Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	1.52	(.32)	.88
Income (loss) from discontinued operations, net of taxes — assuming dilution	—	—	—
Net income (loss) attributable to Key common shareholders — assuming dilution (c)	1.52	(.32)	.88
(a)For periods ended in a loss from continuing operations attributable to Key common shareholders, anti-dilutive instruments have been excluded from the calculation of diluted earnings per share.
(b)Assumes conversion of Common Share options and other stock awards and/or convertible preferred stock, as applicable.
(c)EPS may not foot due to rounding.

3. Loan Portfolio
Loan Portfolio by Portfolio Segment and Class of Financing Receivable (a)

December 31,
Dollars in millions	2025	2024
Commercial and industrial (b)(c)	$57,688	$52,909
Commercial real estate:
Commercial mortgage	13,707	13,310
Construction	2,844	2,936
Total commercial real estate loans	16,551	16,246
Commercial lease financing (c)	2,270	2,736
Total commercial loans	76,509	71,891
Real estate — residential mortgage	18,732	19,886
Home equity loans	5,703	6,358
Other consumer loans	4,644	5,167
Credit cards	953	958
Total consumer loans	30,032	32,369
Total loans (d)	$106,541	$104,260

(a)Accrued interest of $459 million and $456 million at December 31, 2025, and December 31, 2024, respectively, is presented in "Accrued income and other assets" on the Consolidated Balance Sheets and is excluded from the amortized cost basis disclosed in this table.
(b)Loan balances include $205 million and $212 million of commercial credit card balances at December 31, 2025, and December 31, 2024, respectively.
(c)Commercial and industrial includes receivables held as collateral for a secured borrowing of $211 million at December 31, 2024. Commercial lease financing includes receivables of $1 million and $3 million held as collateral for a secured borrowing at December 31, 2025, and December 31, 2024, respectively. Principal reductions are based on the cash payments received from these related receivables. Additional information pertaining to this secured borrowing is included in Note 17 (“Borrowings”).
(d)Total loans exclude loans of $205 million at December 31, 2025, and $257 million at December 31, 2024, related to the discontinued operations of the education lending business. These amounts are included within “Discontinued assets” on the Consolidated Balance Sheet.

We have access to secured borrowings from the Federal Reserve and advances from the FHLB. As of December 31, 2025 and December 31, 2024, loans and leases totaling $71.0 billion and $67.5 billion, respectively, were pledged to the FRB and FHLB for access to these contingent funding sources.
4. Asset Quality
ALLL

We estimate the appropriate level of the ALLL on at least a quarterly basis. The methodology is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan and Lease Losses" of this report.

The ALLL at December 31, 2025, represents our current estimate of lifetime credit losses inherent in the loan portfolio at that date. The changes in the ALLL by loan category for the periods indicated are as follows:

Twelve Months Ended December 31, 2025:

Dollars in millions	December 31, 2024	Provision		Charge-offs	Recoveries	December 31, 2025
Commercial and Industrial	$639	$361		$(312)	$57	$745
Commercial real estate:
Real estate — commercial mortgage	320	19		(94)	7	252
Real estate — construction	51	4		—	—	55
Total commercial real estate loans	371	23		(94)	7	307
Commercial lease financing	27	5		(6)	—	26
Total commercial loans	1,037	389		(412)	64	1,078
Real estate — residential mortgage	90	(26)		(2)	4	66
Home equity loans	70	(19)		(2)	3	52
Other consumer loans	136	61		(56)	8	149
Credit cards	76	43		(45)	8	82
Total consumer loans	372	59		(105)	23	349
Total ALLL — continuing operations	1,409	448	(a)	(517)	87	1,427
Discontinued operations	13	—		(3)	1	11
Total ALLL — including discontinued operations	$1,422	$448		$(520)	$88	$1,438

(a)Excludes a provision related to reserves on lending-related commitments of $23 million.

Twelve Months Ended December 31, 2024:

Dollars in millions	December 31, 2023	Provision		Charge-offs	Recoveries	December 31, 2024
Commercial and Industrial	$556	$388		$(363)	$58	$639
Commercial real estate:
Real estate — commercial mortgage	419	(61)		(40)	2	320
Real estate — construction	52	(1)		—	—	51
Total commercial real estate loans	471	(62)		(40)	2	371
Commercial lease financing	33	(4)		(7)	5	27
Total commercial loans	1,060	322		(410)	65	1,037
Real estate — residential mortgage	162	(74)		(3)	5	90
Home equity loans	86	(16)		(2)	2	70
Other consumer loans	122	70		(64)	8	136
Credit cards	78	39		(47)	6	76
Total consumer loans	448	19		(116)	21	372
Total ALLL — continuing operations	1,508	341	(a)	(526)	86	1,409
Discontinued operations	16	—		(4)	1	13
Total ALLL — including discontinued operations	$1,524	$341		$(530)	$87	$1,422

(a)Excludes a credit related to reserves on lending-related commitments of $6 million.

Twelve Months Ended December 31, 2023

Dollars in millions	December 31, 2022	Provision		Charge-offs	Recoveries	December 31, 2023
Commercial and industrial	$601	$99		$(188)	$44	$556
Commercial real estate:
Real estate — commercial mortgage	203	253		(39)	2	419
Real estate — construction	28	23		—	1	52
Total commercial real estate loans	231	276		(39)	3	471
Commercial lease financing	32	(4)		—	5	33
Total commercial loans	864	371		(227)	52	1,060
Real estate — residential mortgage	196	(37)		(1)	4	162
Home equity loans	98	(13)		(2)	3	86
Other consumer loans	113	52		(51)	8	122
Credit cards	66	42		(37)	7	78
Total consumer loans	473	44		(91)	22	448
Total ALLL — continuing operations	1,337	415	(a)	(318)	74	1,508
Discontinued operations	21	(2)		(4)	1	16
Total ALLL — including discontinued operations	$1,358	$413		$(322)	$75	$1,524

(a)Excludes a provision related to reserves on lending-related commitments of $74 million.

As described in Note 1 ("Summary of Significant Accounting Policies"), we estimate the ALLL using relevant available information, from internal and external sources, relating to past events, current economic and portfolio conditions, and reasonable and supportable forecasts. In our estimation of expected credit losses, we use a two year reasonable and supportable period across all products. Following this two year period in which supportable forecasts can be generated, for all modeled loan portfolios, we revert expected credit losses to a level that is consistent with our historical information by reverting the macroeconomic variables (model inputs) to their long run average. We revert to historical loss rates for less complex estimation methods for smaller portfolios. A 20-year fixed length look back period is used to calculate the long run average of the macroeconomic variables. A four quarter reversion period is used where the macroeconomic variables linearly revert to their long run average following the two year reasonable and supportable period.

We develop our reasonable and supportable forecasts using relevant data including, but not limited to, changes in economic output, unemployment rates, property values, and other factors associated with the credit losses on financial assets. Some macroeconomic variables apply to all portfolio segments, while others are more portfolio specific. The following table discloses key macroeconomic variables for each loan portfolio.

Segment	Portfolio	Key Macroeconomic Variables (a)
Commercial	Commercial and industrial	BBB corporate bond rate (spread), fixed investment, business bankruptcies, GDP, industrial production, unemployment rate, and Producer Price Index
	Commercial real estate	Property & real estate price indices, unemployment rate, business bankruptcies, GDP, and SOFR
	Commercial lease financing	BBB corporate bond rate (spread), GDP, and unemployment rate
Consumer	Real estate — residential mortgage	GDP, home price index, unemployment rate, 30 year mortgage rate and U.S. household income
	Home equity	Home price index, unemployment rate, and 30 year mortgage rate
	Other consumer	Unemployment rate, prime rate and U.S. household income
	Credit cards	Unemployment rate and U.S. household income
	Discontinued operations	Unemployment rate
(a)Variables include all transformations and interactions with other risk drivers. Additionally, variables may have varying impacts at different points in the economic cycle.

In addition to macroeconomic drivers, portfolio attributes such as remaining term, outstanding balance, risk ratings, utilization, FICO, LTV, and delinquency also drive ALLL changes. Our ALLL models were designed to capture the correlation between economic and portfolio changes. As such, evaluating shifts in individual portfolio attributes and macroeconomic variables in isolation may not be indicative of past or future performance.

Economic Outlook

As of December 31, 2025, the economy in 2025 has unfolded better than expected and the outlook is for continued, but slowing, expansion in 2026. As growth weakens and inflationary pressures continue, policy uncertainty adds significant economic strain.

We utilized the Moody’s November 2025 Consensus forecast as the baseline forecast to estimate our expected credit losses as of December 31, 2025. This baseline scenario reflects slowing growth over the next two years, but no recession. U.S. GDP is forecasted to grow at an annual rate of 1.8% for 2026 and 2.0% for 2027. The labor market is weakening and the National Unemployment Rate is expected to increase modestly over 2026. The U.S. Consumer Price Index is forecasted to remain at 3% for 2026. The Federal Funds Rate decreases to 3.0-3.25% by late 2026.

Tariffs and the geopolitical environment remain uncertain, which poses potential downside-risks to the economic outlook over the next two years. These economic uncertainty considerations continue to be addressed through a qualitative reserve adjustment, which leverages downside economic assumptions.

As a result of the current economic uncertainty, our future loss estimates may vary considerably from our December 31, 2025 assumptions.

Commercial Loan Portfolio

The commercial ALLL increased by $41 million, or 4.0%, from December 31, 2024, through December 31, 2025. The change in the reserve levels is reflective of the elevated economic uncertainty and loan growth. The reserve build due to these drivers was partly offset by a reserve release due to the net impacts of improving credit quality trends, particularly in commercial real estate.

Consumer Loan Portfolio

The consumer ALLL decreased $23 million, or 6.2%, from December 31, 2024, through December 31, 2025. The decrease is driven by the impact of ongoing loan reductions and continued strong credit performance, particularly for the residential mortgage loan book which represents the largest segment of the consumer portfolio.

Credit Risk Profile

The prevalent risk characteristic for both commercial and consumer loans is the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. Evaluation of this risk is stratified and monitored by the loan risk rating grades assigned for the commercial loan portfolios and the refreshed FICO score assigned for the consumer loan portfolios. The internal risk grades assigned to loans follow our definitions of Pass and Criticized, which are consistent with published definitions of regulatory risk classifications. Loans with a pass rating represent those loans not classified on our rating scale for credits, as minimal credit risk has been identified. Criticized loans are those loans that either have a potential weakness deserving management's close attention or have a well-defined weakness that may put full collection of contractual cash flows at risk. Borrower FICO scores provide information about the credit quality of our consumer loan portfolio as they provide an indication as to the likelihood that a debtor will repay its debts. The scores are obtained from a nationally recognized consumer rating agency and are presented in the tables below at the dates indicated.

Most extensions of credit are subject to loan grading or scoring. Loan grades are assigned at the time of origination, verified by credit risk management, and periodically re-evaluated thereafter. This risk rating methodology blends our judgment with quantitative modeling. Commercial loans generally are assigned two internal risk ratings. The first rating reflects the probability that the borrower will default on an obligation; the second rating reflects expected recovery rates on the credit facility. Default probability is determined based on, among other factors, the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector, and our view of industry risk in the context of the general economic outlook. Types of exposure, transaction structure, and collateral, including credit risk mitigants, affect the expected recovery assessment.

Commercial Credit Exposure
Credit Risk Profile by Creditworthiness Category and Vintage (a)(b)

As of December 31, 2025	Term Loans						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis
	Amortized Cost Basis by Origination Year and Internal Risk Rating
Dollars in millions	2025	2024	2023	2022	2021	Prior			Total
Commercial and Industrial
Risk Rating:
Pass	$9,473	$5,864	$2,263	$5,313	$2,648	$4,115	$24,267	$174	$54,117
Criticized (Accruing)	139	218	171	463	259	493	1,535	37	3,315
Criticized (Nonaccruing)	1	14	18	54	21	33	115	—	256
Total commercial and industrial	9,613	6,096	2,452	5,830	2,928	4,641	25,917	211	57,688
Current period gross write-offs	13	27	22	27	8	28	187	—	312
Real estate — commercial mortgage
Risk Rating:
Pass	3,246	826	651	1,911	1,519	2,997	1,366	29	12,545
Criticized (Accruing)	8	99	60	326	237	246	20	9	1,005
Criticized (Nonaccruing)	—	16	3	95	31	9	3	—	157
Total real estate — commercial mortgage	3,254	941	714	2,332	1,787	3,252	1,389	38	13,707
Current period gross write-offs	19	14	1	18	29	10	3	—	94
Real estate — construction
Risk Rating:
Pass	468	565	771	262	130	72	296	2	2,566
Criticized (Accruing)	—	—	20	95	36	127	—	—	278
Criticized (Nonaccruing)	—	—	—	—	—	—	—	—	—
Total real estate — construction	468	565	791	357	166	199	296	2	2,844
Current period gross write-offs	—	—	—	—	—	—	—	—	—
Commercial lease financing
Risk Rating:
Pass	322	228	293	433	249	609	—	—	2,134
Criticized (Accruing)	5	4	26	55	18	21	—	—	129
Criticized (Nonaccruing)	—	—	5	2	—	—	—	—	7
Total commercial lease financing	327	232	324	490	267	630	—	—	2,270
Current period gross write-offs	—	—	3	1	—	2	—	—	6
Total commercial loans	$13,662	$7,834	$4,281	$9,009	$5,148	$8,722	$27,602	$251	$76,509
Total commercial loan current period gross write-offs	$32	$41	$26	$46	$37	$40	$190	$—	$412

As of December 31, 2024	Term Loans						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis
	Amortized Cost Basis by Origination Year and Internal Risk Rating
Dollars in millions	2024	2023	2022	2021	2020	Prior			Total
Commercial and Industrial
Risk Rating:
Pass	$6,345	$3,097	$7,119	$3,934	$1,617	$3,969	$22,709	$115	$48,905
Criticized (Accruing)	172	219	597	419	208	476	1,550	41	3,682
Criticized (Nonaccruing)	23	13	68	30	2	31	153	2	322
Total commercial and industrial	6,540	3,329	7,784	4,383	1,827	4,476	24,412	158	52,909
Current year gross write-offs	1	12	65	106	4	31	144	—	363
Real estate — commercial mortgage
Risk Rating:
Pass	1,052	748	2,818	2,202	594	3,194	1,001	41	11,650
Criticized (Accruing)	31	85	571	281	93	316	30	9	1,416
Criticized (Nonaccruing)	—	—	123	52	3	66	—	—	244
Total real estate — commercial mortgage	1,083	833	3,512	2,535	690	3,576	1,031	50	13,310
Current year gross write-offs	—	—	1	6	—	32	1	—	40
Real estate — construction
Risk Rating:
Pass	199	846	1,021	340	87	67	42	2	2,604
Criticized (Accruing)	—	17	112	58	68	77	—	—	332
Criticized (Nonaccruing)	—	—	—	—	—	—	—	—	—
Total real estate — construction	199	863	1,133	398	155	144	42	2	2,936
Current year gross write-offs	—	—	—	—	—	—	—	—	—
Commercial lease financing
Risk Rating:
Pass	301	430	626	368	217	679	—	—	2,621
Criticized (Accruing)	2	34	33	9	16	21	—	—	115
Criticized (Nonaccruing)	—	—	—	—	—	—	—	—	—
Total commercial lease financing	303	464	659	377	233	700	—	—	2,736
Current year gross write-offs	—	—	—	—	—	7	—	—	7
Total commercial loans	$8,125	$5,489	$13,088	$7,693	$2,905	$8,896	$25,485	$210	$71,891
Total commercial loan current year gross write-offs	$1	$12	$66	$112	$4	$70	$145	$—	$410

(a)Accrued interest of $338 million and $322 million as of December 31, 2025, and December 31, 2024, respectively, presented in “Accrued income and other assets” on the Consolidated Balance Sheets, was excluded from the amortized cost basis disclosed in these tables.
(b)Gross write-off information is presented on a year-to-date basis for both the twelve months ended December 31, 2025 and December 31, 2024.

Consumer Credit Exposure
Credit Risk Profile by FICO Score and Vintage (a)(b)

As of December 31, 2025	Term Loans						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis
	Amortized Cost Basis by Origination Year and FICO Score
Dollars in millions	2025	2024	2023	2022	2021	Prior			Total
Real estate — residential mortgage
FICO Score:
750 and above	$358	$224	$607	$5,342	$6,738	$3,403	$—	$—	$16,672
660 to 749	69	36	86	504	582	420	—	—	1,697
Less than 660	2	11	23	87	73	149	—	—	345
No Score	2	2	2	1	—	9	2	—	18
Total real estate — residential mortgage	431	273	718	5,934	7,393	3,981	2	—	18,732
Current period gross write-offs	—	—	—	—	—	2	—	—	2
Home equity loans
FICO Score:
750 and above	43	26	23	117	676	1,164	1,749	179	3,977
660 to 749	18	13	13	41	149	258	718	58	1,268
Less than 660	2	3	5	15	44	109	253	21	452
No Score	—	—	—	—	—	1	5	—	6
Total home equity loans	63	42	41	173	869	1,532	2,725	258	5,703
Current period gross write-offs	—	—	—	—	—	—	2	—	2
Other consumer loans
FICO Score:
750 and above	175	73	104	986	1,032	595	81	—	3,046
660 to 749	112	48	74	220	218	179	172	—	1,023
Less than 660	17	12	21	54	52	46	54	—	256
No Score	12	8	5	10	13	6	265	—	319
Total consumer direct loans	316	141	204	1,270	1,315	826	572	—	4,644
Current period gross write-offs	4	5	7	9	9	7	15	—	56
Credit cards
FICO Score:
750 and above	—	—	—	—	—	—	479	—	479
660 to 749	—	—	—	—	—	—	364	—	364
Less than 660	—	—	—	—	—	—	108	—	108
No Score	—	—	—	—	—	—	2	—	2
Total credit cards	—	—	—	—	—	—	953	—	953
Current period gross write-offs	—	—	—	—	—	—	45	—	45
Total consumer loans	$810	$456	$963	$7,377	$9,577	$6,339	$4,252	$258	$30,032
Total consumer loan current period gross write-offs	$4	$5	$7	$9	$9	$9	$62	$—	$105

As of December 31, 2024	Term Loans						Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis
	Amortized Cost Basis by Origination Year and FICO Score
Dollars in millions	2024	2023	2022	2021	2020	Prior			Total
Real estate — residential mortgage
FICO Score:
750 and above	$281	$669	$5,720	$7,203	$2,247	$1,510	$—	$—	$17,630
660 to 749	67	116	597	655	199	280	—	—	1,914
Less than 660	4	13	81	63	24	134	—	—	319
No Score	3	2	1	—	1	15	1	—	23
Total real estate — residential mortgage	355	800	6,399	7,921	2,471	1,939	1	—	19,886
Current period gross write-offs	1	—	1	—	—	1	—	—	3
Home equity loans
FICO Score:
750 and above	33	31	139	775	612	731	1,886	251	4,458
660 to 749	17	17	50	181	129	186	772	80	1,432
Less than 660	2	5	15	40	31	82	263	25	463
No Score	—	—	—	—	—	1	4	—	5
Total home equity loans	52	53	204	996	772	1,000	2,925	356	6,358
Current period gross write-offs	—	—	—	—	—	1	1	—	2
Other consumer loans
FICO Score:
750 and above	107	143	1,149	1,210	527	245	88	—	3,469
660 to 749	70	109	275	268	128	108	184	—	1,142
Less than 660	9	23	59	59	29	24	56	—	259
No Score	35	12	18	17	7	12	196	—	297
Total consumer direct loans	221	287	1,501	1,554	691	389	524	—	5,167
Current period gross write-offs	—	7	17	12	7	6	15	—	64
Credit cards
FICO Score:
750 and above	—	—	—	—	—	—	476	—	476
660 to 749	—	—	—	—	—	—	372	—	372
Less than 660	—	—	—	—	—	—	109	—	109
No Score	—	—	—	—	—	—	1	—	1
Total credit cards	—	—	—	—	—	—	958	—	958
Current period gross write-offs	—	—	—	—	—	—	47	—	47
Total consumer loans	$628	$1,140	$8,104	$10,471	$3,934	$3,328	$4,408	$356	$32,369
Total consumer current period gross write-offs	$1	$7	$18	$12	$7	$8	$63	$—	$116

(a)Accrued interest of $121 million and $134 million as of December 31, 2025, and December 31, 2024, respectively, presented in “Accrued income and other assets” on the Consolidated Balance Sheets, was excluded from the amortized cost basis disclosed in this table.
(b)Gross write-off information is presented on a year-to-date basis for both the twelve months ended December 31, 2025 and December 31, 2024.

Nonperforming and Past Due Loans

Our policies for determining past due loans, placing loans on nonaccrual, applying payments on nonaccrual loans, and resuming accrual of interest for our commercial and consumer loan portfolios are disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Nonperforming Loans”.

The following aging analysis of past due and current loans as of December 31, 2025, and December 31, 2024, provides further information regarding Key’s credit exposure.

Aging Analysis of Loan Portfolio(a)

December 31, 2025	Current(b)(c)	30-59 Days Past Due (b)	60-89 Days Past Due (b)	90 and Greater Days Past Due (b)	Non-performing Loans	Total Past Due and Non-performing Loans	Total Loans (d)
Dollars in millions
LOAN TYPE(a)
Commercial and industrial	$57,336	$38	$17	$41	$256	$352	$57,688
Commercial real estate:
Commercial mortgage	13,450	47	20	33	157	257	13,707
Construction	2,843	—	—	1	—	1	2,844
Total commercial real estate loans	16,293	47	20	34	157	258	16,551
Commercial lease financing	2,260	3	—	—	7	10	2,270
Total commercial loans	$75,889	$88	$37	$75	$420	$620	$76,509
Real estate — residential mortgage	$18,593	$21	$14	$—	$104	$139	$18,732
Home equity loans	5,593	18	7	5	80	110	5,703
Other consumer loans	4,606	15	10	9	4	38	4,644
Credit cards	926	6	4	10	7	27	953
Total consumer loans	$29,718	$60	$35	$24	$195	$314	$30,032
Total loans	$105,607	$148	$72	$99	$615	$934	$106,541

(a)Amounts in table represent amortized cost and exclude loans held for sale.
(b)Accrued interest of $459 million presented in “Accrued income and other assets” on the Consolidated Balance Sheets is excluded from the amortized cost basis disclosed in this table.
(c)Includes balances of $66 million in Commercial mortgage and $6 million in Real estate - residential mortgage associated with loans sold to GNMA that are 90 days or more past due where Key has the right but not the obligation to repurchase and whose payments are insured by the Federal Housing Administration or guaranteed by the United States Department of Veteran Affairs.
(d)Net of unearned income, net of deferred fees and costs, and unamortized discounts and premiums.

December 31, 2024	Current(b)(c)	30-59 Days Past Due (b)	60-89 Days Past Due (b)	90 and Greater Days Past Due (b)	Non-performing Loans	Total Past Due and Non-performing Loans	Total Loans (d)
Dollars in millions
LOAN TYPE(a)
Commercial and industrial	$52,473	$48	$21	$45	$322	$436	$52,909
Commercial real estate:
Commercial mortgage	13,018	4	29	16	243	292	13,310
Construction	2,932	—	—	4	—	4	2,936
Total commercial real estate loans	15,950	4	29	20	243	296	16,246
Commercial lease financing	2,728	1	6	1	—	8	2,736
Total commercial loans	$71,151	$53	$56	$66	$565	$740	$71,891
Real estate — residential mortgage	$19,766	$20	$8	$—	$92	$120	$19,886
Home equity loans	6,232	26	8	3	89	126	6,358
Other consumer loans	5,129	15	9	9	5	38	5,167
Credit cards	928	6	5	12	7	30	958
Total consumer loans	$32,055	$67	$30	$24	$193	$314	$32,369
Total loans	$103,206	$120	$86	$90	$758	$1,054	$104,260

(a)Amounts in table represent amortized cost and exclude loans held for sale.
(b)Accrued interest of $456 million presented in “Accrued income and other assets” on the Consolidated Balance Sheets is excluded from the amortized cost basis disclosed in this table.
(c)Includes balances of $75 million in Commercial mortgage and $7 million in Real estate - residential mortgage associated with loans sold to GNMA that are 90 days or more past due where Key has the right but not the obligation to repurchase and whose payments are insured by the Federal Housing Administration or guaranteed by the United States Department of Veteran Affairs.
(d)Net of unearned income, net of deferred fees and costs, and unamortized discounts and premiums.

At December 31, 2025, the carrying amount of our commercial nonperforming loans outstanding represented 76% of their original contractual amount owed, total nonperforming loans outstanding represented 82% of their original contractual amount owed, and nonperforming assets in total were carried at 83% of their original contractual amount owed.

Nonperforming loans reduced expected interest income by $49 million, $54 million, and $37 million for each of the twelve months ended December 31, 2025, December 31, 2024, and December 31, 2023, respectively.

The amortized cost basis of nonperforming loans on nonaccrual status for which there is no related allowance for credit losses was $386 million at December 31, 2025.

Collateral-dependent Financial Assets

We classify financial assets as collateral-dependent when our borrower is experiencing financial difficulty, and we expect repayment to be provided substantially through the operation or sale of the collateral. Our commercial loans have collateral that includes cash, accounts receivable, inventory, commercial machinery, commercial properties, commercial real estate construction projects, enterprise value, and stock or ownership interests in the borrowing entity. When appropriate we also consider the enterprise value of the borrower as a repayment source for collateral-dependent loans. Our consumer loans have collateral that includes residential real estate, automobiles, boats, and RVs.

At December 31, 2025 and December 31, 2024, the recorded investment of consumer residential mortgage loans in the process of foreclosure was approximately $70 million and $72 million, respectively.

There were no significant changes in the extent to which collateral secures our collateral-dependent financial assets during 2025.

Loan Modifications Made to Borrowers Experiencing Financial Difficulty

As part of our loss mitigation activities, we may agree to modify the contractual terms of a loan to a borrower experiencing financial difficulty. Our loan modifications are handled on a case-by-case basis and are negotiated to achieve mutually agreeable terms that maximize loan collectability and meet the borrower’s financial needs. Such modifications may include an extension of maturity date, interest rate reduction, an other than insignificant payment delay, other modifications, or some combination thereof. Many factors can go into what is considered an other than insignificant payment delay such as the significance of the restricted payment amount relative to the normal loan payment or the relative significance of the delay to the original loan terms. Generally, Key considers any delay in payment of greater than 90 days in the last 12 months to be significant. The ALLL for loans modified for borrowers experiencing financial difficulty is determined based on Key’s ALLL policy as described within Note 1 (“Summary of Significant Accounting Policies”).

Modifications for Borrowers Experiencing Financial Difficulty

Our strategy in working with commercial borrowers is to allow them time to improve their financial position through loan modification. Commercial borrowers that are rated substandard or worse in accordance with the regulatory definition, or that cannot otherwise restructure at market terms and conditions, are considered to be experiencing financial difficulty. A modification of a loan is subject to the normal underwriting standards and processes for other similar credit extensions, both new and existing. The modified loan is evaluated to determine if it is a new loan or a continuation of the prior loan.

Consumer loans in which a borrower requires a modification as a result of negative changes to their financial condition or to avoid default, generally indicate the borrower is experiencing financial difficulty. The primary modifications made to consumer loans are amortization, maturity date and interest rate changes. Consumer borrowers identified as experiencing financial difficulty are generally unable to refinance their loans through our normal origination channel or through other independent sources.

The following tables show the amortized cost basis at the end of the noted reporting periods of the loans modified to borrowers experiencing financial difficulty within the past 12 months of the noted periods. The tables do not include those modifications that only resulted in an insignificant payment delay. The tables do not include consumer loans that are still within a trial modification period. Trial modifications may be done for consumer borrowers where a trial payment plan period is offered in advance of a permanent loan modification. As of December 31, 2025, there were 167 loans totaling $26 million in a trial modification period. As of December 31, 2024, there were 120 loans totaling $20 million in a trial modification period.

Commitments outstanding to lend additional funds to borrowers experiencing financial difficulty whose loans were modified were $110 million and $15 million at December 31, 2025 and December 31, 2024, respectively.

As of December 31, 2025	Interest Rate Reduction	Term Extension	Other	Combination(a)	Total
Dollars in millions	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	% of Total Loan Type
LOAN TYPE
Commercial and Industrial	$2	$236	$22	$44	$304	0.53%
Commercial real estate:
Commercial mortgage	—	159	5	67	231	1.69
Construction	—	30	—	—	30	1.05
Total commercial real estate loans	—	189	5	67	261	1.58
Total commercial loans	$2	$425	$27	$111	$565	0.74%

Real estate — residential mortgage	$3	$1	$—	$10	$14	0.07%
Home equity loans	4	1	—	4	9	0.16
Other consumer loans	—	2	—	2	4	0.09
Credit cards	—	—	—	3	3	0.31
Total consumer loans	$7	$4	$—	$19	$30	0.10%
Total loans	$9	$429	$27	$130	$595	0.56%

(a)Combination modifications consist primarily of loans modified with both an interest rate reduction and a term extension.

As of December 31, 2024	Interest Rate Reduction	Term Extension	Other	Combination(a)	Total
Dollars in millions	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	% of Total Loan Type
LOAN TYPE
Commercial and Industrial	$—	$118	$25	$20	$163	0.31%
Commercial real estate:
Commercial mortgage	28	236	22	21	307	2.31
Construction	—	29	—	—	29	0.99
Total commercial real estate loans	28	265	22	21	336	2.07
Total commercial loans	$28	$383	$47	$41	$499	0.69%

Real estate — residential mortgage	$1	$1	$—	$12	$14	0.07%
Home equity loans	3	1	2	7	13	0.20
Other consumer loans	—	2	—	3	5	0.10
Credit cards	—	—	—	3	3	0.31
Total consumer loans	$4	$4	$2	$25	$35	0.11%
Total loans	$32	$387	$49	$66	$534	0.51%

(a)Combination modifications consist primarily of loans modified with both an interest rate reduction and a term extension.

As of December 31, 2023	Interest Rate Reduction	Term Extension	Other	Combination(a)	Total
Dollars in millions	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	Amortized Cost Basis	% of Total Loan Type
LOAN TYPE
Commercial and Industrial	$—	$180	$49	$34	$263	0.47%
Commercial real estate:
Commercial mortgage	—	4	2	—	6	0.04
Construction	—	—	—	—	—	—
Total commercial real estate loans	—	4	2	—	6	0.03
Total commercial loans	$—	$184	$51	$34	$269	0.35%

Real estate — residential mortgage	$—	$—	$1	$9	$10	0.05%
Home equity loans	2	1	1	5	9	0.13
Other consumer loans	—	1	—	2	3	0.05
Credit cards	—	—	—	4	4	0.40
Total consumer loans	$2	$2	$2	$20	$26	0.07%
Total loans	$2	$186	$53	$54	$295	0.26%

(a)Combination modifications consist primarily of loans modified with both an interest rate reduction and a term extension.

Financial Effects of Modifications to Borrowers Experiencing Financial Difficulty

The following table summarizes the financial impacts of loan modifications made to specific loans for the noted periods.

Twelve months ended December 31, 2025	Weighted-average Interest Rate Change	Weighted-average Term Extension (in years)
LOAN TYPE
Commercial and Industrial	(0.87)%	1.24
Commercial mortgage	—%	0.96
Construction	—%	0.50
Real estate — residential mortgage	(1.86)%	5.85
Home equity loans	(2.97)%	7.55
Other consumer loans	(3.65)%	1.20
Credit cards	(8.27)%	1.00

Twelve months ended December 31, 2024	Weighted-average Interest Rate Change	Weighted-average Term Extension (in years)
LOAN TYPE
Commercial and Industrial	(4.12)%	1.75
Commercial mortgage	(1.49)%	0.66
Construction	—%	2.87
Real estate — residential mortgage	(1.81)%	6.15
Home equity loans	(4.03)%	6.53
Other consumer loans	(4.06)%	0.77
Credit cards	(16.26)%	1.00

Twelve months ended December 31, 2023	Weighted-average Interest Rate Change	Weighted-average Term Extension (in years)
LOAN TYPE
Commercial and Industrial	(5.69)%	0.59
Commercial mortgage	—%	1.37
Real estate — residential mortgage	(1.97)%	7.58
Home equity loans	(4.02)%	6.87
Other consumer loans	(3.62)%	1.01
Credit cards	(14.90)%	1.00

Amortized Cost Basis of Modified Loans That Subsequently Defaulted

Key considers modifications to borrowers experiencing financial difficulty that subsequently become 90 days or more past due under modified terms as subsequently defaulted. The following table presents the amortized cost of modified loans to borrowers experiencing financial difficulty that were within 12 months of their modification and subsequently defaulted within the noted periods.

Twelve months ended December 31, 2025	Interest Rate Reduction
Dollars in millions		Term Extension	Other	Combination	Total
LOAN TYPE
Commercial and Industrial	$—	$2	$5	$—	$7
Commercial real estate
Commercial mortgage	—	18	—	—	18
Total commercial real estate loans	—	18	—	—	18
Total commercial loans	$—	$20	$5	$—	$25

Real estate — residential mortgage	$—	$—	$—	$1	$1
Home equity loans	—	—	1	—	1
Total consumer loans	$—	$—	$1	$1	$2
Total loans	$—	$20	$6	$1	$27

Twelve months ended December 31, 2024	Interest Rate Reduction
Dollars in millions		Term Extension	Other	Combination	Total
LOAN TYPE
Commercial and Industrial	$—	$22	$—	$1	$23
Commercial real estate
Commercial mortgage	11	—		—	11
Total commercial real estate loans	11	—	—	—	11
Total commercial loans	$11	$22	$—	$1	$34

Real estate — residential mortgage	$—	$—	$—	$1	$1
Home equity loans	—	—	—	2	2
Total consumer loans	$—	$—	$—	$3	$3
Total loans	$11	$22	$—	$4	$37

Twelve months ended December 31, 2023
Dollars in millions	Interest Rate Reduction	Term Extension	Other	Combination	Total
LOAN TYPE
Commercial and Industrial	$—	$7	$—	$3	$10
Commercial real estate
Commercial mortgage	—	—	1	—	1
Total commercial real estate loans	—	7	1	3	11
Commercial lease financing	—	—	—	—	—
Total commercial loans	$—	$7	$1	$3	$11

Total consumer loans	$—	$—	$—	$—	$—
Total loans	$—	$7	$1	$3	$11

Key closely monitors the performance of loans that are modified for borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table presents the amortized cost as of December 31, 2025, of loans modified during the 12 months then ended, by aging.

As of December 31, 2025	Current	30-89 Days Past Due	90 and Greater Days Past Due	Total
Dollars in millions
LOAN TYPE
Commercial and Industrial	$286	$7	$11	$304
Commercial real estate
Commercial mortgage	184	42	5	231
Construction	30	—	—	30
Total commercial real estate loans	214	42	5	261
Commercial lease financing	—	—	—	—
Total commercial loans	$500	$49	$16	$565

Real estate — residential mortgage	$12	$1	$1	$14
Home equity loans	9	—	—	9
Other consumer loans	4	—	—	4
Credit cards	3	—	—	3
Total consumer loans	$28	$1	$1	$30
Total loans	$528	$50	$17	$595

The following table presents the amortized cost as of December 31, 2024, of loans modified during the 12 months then ended, by aging.

As of December 31, 2024	Current	30-89 Days Past Due	90 and Greater Days Past Due	Total
Dollars in millions
LOAN TYPE
Commercial and Industrial	$154	$3	$6	$163
Commercial real estate
Commercial mortgage	260	19	28	307
Construction	29	—	—	29
Total commercial real estate loans	289	19	28	336
Total commercial loans	$443	$22	$34	$499

Real estate — residential mortgage	$12	$1	$1	$14
Home equity loans	11	1	1	13
Other consumer loans	5	—	—	5
Credit cards	3	—	—	3
Total consumer loans	$31	$2	$2	$35
Total loans	$474	$24	$36	$534

The following table presents the amortized cost as of December 31, 2023, of loans modified during the 12 months then ended, by aging.

As of December 31, 2023	Current	30-89 Days Past Due	90 and Greater Days Past Due	Total
Dollars in millions
LOAN TYPE
Commercial and Industrial	$238	$25	$—	$263
Commercial real estate
Commercial mortgage	6	—	—	6
Total commercial real estate loans	$244	$25	$—	$269
Total commercial loans	$244	$25	$—	$269

Real estate — residential mortgage	$9	$1	$—	$10
Home equity loans	8	—	1	9
Other consumer loans	3	—	—	3
Credit cards	3	1	—	4
Total consumer loans	$23	$2	$1	$26
Total loans	$267	$27	$1	$295

Liability for Credit Losses on Lending-related Commitments

The liability for credit losses on lending-related commitments is included in “accrued expense and other liabilities” on the balance sheet. This includes credit risk for recourse associated with loans sold under the Fannie Mae Delegated Underwriting and Servicing program and credit losses inherent in unfunded lending-related commitments, such as letters of credit and unfunded loan commitments, and certain financial guarantees.

Changes in the liability for credit losses on lending-related commitments are summarized as follows:

	Twelve months ended December 31,
Dollars in millions	2025	2024
Balance at beginning of period	$290	$296
Provision (credit) for losses on off balance sheet exposures	23	(6)
Other	—	—
Balance at end of period	$313	$290

5. Fair Value Measurements
In accordance with GAAP, Key measures certain assets and liabilities at fair value. Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market of the asset or liability. Additional information regarding our accounting policies for determining fair value is provided in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Fair Value Measurements.”

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are measured at fair value on a recurring basis in accordance with GAAP. For more information on the valuation techniques used to measure classes of assets and liabilities reported at fair value on a recurring basis as well as the classification of each in the valuation hierarchy, see below. The following tables present assets and liabilities measured at fair value on a recurring basis at December 31, 2025, and December 31, 2024.

	December 31, 2025				December 31, 2024
Dollars in millions	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
ASSETS MEASURED ON A RECURRING BASIS
Trading account assets:
U.S. Treasury, agencies and corporations	$—	$674	$—	$674	$—	$930	$—	$930
States and political subdivisions	—	60	—	60	—	127	—	127
Other mortgage-backed securities	—	316	—	316	—	183	—	183
Other securities	—	6	—	6	—	25	—	25
Total trading account securities	—	1,056	—	1,056	—	1,265	—	1,265
Commercial loans	—	5	—	5	—	18	—	18
Total trading account assets	—	1,061	—	1,061	—	1,283	—	1,283
Securities available for sale:
U.S. Treasury, agencies and corporations	—	7,886	—	7,886	—	8,904	—	8,904
States and political subdivisions	—	—	—	—	—	—	—	—
Agency residential collateralized mortgage obligations	—	8,565	—	8,565	—	9,224	—	9,224
Agency residential mortgage-backed securities	—	19,195	—	19,195	—	15,169	—	15,169
Agency commercial mortgage-backed securities	—	3,950	—	3,950	—	4,410	—	4,410
Other securities	—	—	—	—	—	—	—	—
Total securities available for sale	$—	$39,596	$—	$39,596	$—	$37,707	$—	$37,707
Other investments:
Principal investments:
Indirect (measured at NAV) (a)	$—	$—	$—	$9	$—	$—	$—	$14
Total principal investments	—	—	—	9	—	—	—	14
Equity investments:
Direct	—	—	3	3	—	—	2	2
Direct (measured at NAV) (a)	—	—	—	71	—	—	—	54
Indirect (measured at NAV) (a)	—	—	—	3	—	—	—	3
Total equity investments	—	—	3	77	—	—	2	59
Total other investments	—	—	3	86	—	—	2	73
Loans, net of unearned income (residential)	—	—	11	11	—	—	10	10
Loans held for sale (residential)	—	149	—	149	—	93	—	93
Derivative assets:
Interest rate	—	135	(3)	132	—	114	(4)	110
Foreign exchange	39	44	—	83	93	31	—	124
Commodity	—	249	—	249	—	363	—	363
Credit	—	—	—	—	—	—	—	—
Other	—	7	1	8	—	15	—	15
Derivative assets	39	435	(2)	472	93	523	(4)	612
Netting adjustments (b)	—	—	—	(297)	—	—	—	(363)
Total derivative assets	39	435	(2)	175	93	523	(4)	249
Total assets on a recurring basis at fair value	$39	$41,241	$12	$41,078	$93	$39,606	$8	$39,415
LIABILITIES MEASURED ON A RECURRING BASIS
Bank notes and other short-term borrowings:
Short positions	$412	$409	$—	$821	$107	$773	$—	$880
Derivative liabilities:
Interest rate	—	577	—	577	—	965	—	965
Foreign exchange	36	44	—	80	85	32	—	117
Commodity	—	237	—	237	—	343	—	343
Credit	—	8	—	8	—	—	—	—
Other	—	25	—	25	—	14	—	14
Derivative liabilities	36	891	—	927	85	1,354	—	1,439
Netting adjustments (b)	—	—	—	(274)	—	—	—	(411)
Total derivative liabilities	36	891	—	653	85	1,354	—	1,028
Total liabilities on a recurring basis at fair value	$448	$1,300	$—	$1,474	$192	$2,127	$—	$1,908

(a)Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheet.
(b)Netting adjustments represent the amounts recorded to convert our derivative assets and liabilities from a gross basis to a net basis in accordance with the applicable accounting guidance. The net basis takes into account the impact of bilateral collateral and master netting agreements that allow us to settle all derivative contracts with a single counterparty on a net basis and to offset the net derivative position with the related cash collateral. Total derivative assets and liabilities include these netting adjustments.

Qualitative Disclosures of Valuation Techniques
The following table describes the valuation techniques and significant inputs used to measure the classes of assets and liabilities reported at fair value on a recurring basis, as well as the classification of each within the valuation hierarchy.

Asset/liability class	Valuation technique	Valuation hierarchy classification(s)
Securities (includes trading account assets, securities available for sale, and U.S. Treasury Bills classified as short-term investments)
Fair value of level 1 securities is determined by:
• Quoted market prices available in an active market for identical securities. This includes exchange-traded equity securities.
Fair value of level 2 securities is determined by:
• Pricing models (either by a third party pricing service or internally). Inputs include: yields, benchmark securities, bids, offers, actual trade data (i.e., spreads, credit ratings, and interest rates) for comparable assets, spread tables, matrices, high-grade scales, and option-adjusted spreads.
• Observable market prices of similar securities.

The valuations provided by the third-party pricing service are based on observable market inputs, which include benchmark yields, reported trades, issuer spreads, benchmark securities, bids, offers, and reference data obtained from market research publications. Inputs used by the third-party pricing service in valuing CMOs and other mortgage-backed securities also include new issue data, monthly payment information, whole loan collateral performance, and “To Be Announced” prices. In valuations of securities issued by state and political subdivisions, inputs used by the third-party pricing service also include material event notices. We regularly validate the pricing methodologies of valuations derived from a third-party pricing service to ensure the fair value determination is consistent with applicable accounting guidance and that our assets are properly classified in the fair value hierarchy. To perform this validation, we:

•review documentation received from our third-party pricing service regarding the inputs used in its valuations and determine a level assessment for each category of securities;
•substantiate actual inputs used for a sample of securities by comparing the actual inputs used by our third-party pricing service to comparable inputs for similar securities; and
•substantiate the fair values determined for a sample of securities by comparing the fair values provided by our third-party pricing service to prices from other independent sources for the same and similar securities.

We analyze variances and conduct additional research with our third-party pricing service and take appropriate steps based on our findings.
Level 1 and 2 (primarily Level 2)
Commercial loans (trading account assets)	Fair value is based on: • Observable market price spreads for similar loans. Valuations reflect prices within the bid-ask spread that are most representative of fair value.	Level 2
Principal investments (indirect)
Indirect principal investments include primary and secondary investments in private equity funds engaged mainly in venture- and growth-oriented investing. These investments do not have readily determinable fair values and qualify for the practical expedient to estimate fair value based upon net asset value per share (or its equivalent, such as member units or an ownership interest in partners’ capital to which a proportionate share of net assets is attributed).
Indirect principal investments are also accounted for as investment companies, whereby each investment is adjusted to fair value with any net realized or unrealized gain/loss recorded in the current period’s earnings.

The fair value and related unfunded commitments of our indirect principal investments at December 31, 2025, was $9 million and $1 million, respectively. No additional financial support was provided for the years ended December 31, 2025, and December 31, 2024. At December 31, 2025, no significant liquidation of the underlying investments has been communicated to Key.
NAV

Asset/liability class	Valuation technique	Valuation hierarchy classification(s)
Other direct equity investments
Fair value is determined using:
• Discounted cash flows
• Operating performance and market/exit multiples of comparable businesses
• Other unique facts and circumstances related to each individual investment
For level 3 securities, increases in the discount rate applied in the discounted cash flow models would negatively affect the fair value. Increases in valuation multiples of comparable companies would positively affect the fair value.
Level 3
Other direct and indirect equity investments (NAV)
Certain direct and indirect investments do not have readily determinable fair values and qualify for the practical expedient in the accounting guidance that allows us to estimate fair value based upon net asset value per share. These are typically comprised of investments in venture capital funds engaged mainly in venture- and growth-oriented investing. The unfunded commitments of these investments as of December 31, 2025, totaled $57 million.
NAV
Loans held for sale and held for investment (residential)
Residential mortgage loans held for sale are accounted for at fair value. Fair values are based on:
• Quoted market prices, where available
• Prices for other traded mortgage loans with similar characteristics
• Purchase commitments and bid information received from market participants
Prices are adjusted as necessary to include:
• The embedded servicing value in the loans
• The specific characteristics of certain loans that are priced based on the pricing of similar loans.
Residential loans held for investment: Certain residential loans held for sale contain salability exceptions that make them unable to be sold into the performing loan sales market. Loans in this category are transferred to the held to maturity loan portfolio and are included in “Loans, net of unearned income” on the balance sheet. This type of loan is classified as level 3 in the valuation hierarchy as transaction details regarding sales of this type of loan are often unavailable.
  Fair value is based upon:
• Unobservable bid information from brokers and investors

Higher (lower) unobservable bid information would have resulted in higher (lower) fair value measurements.
Level 2 and 3 (primarily level 2)
Derivatives
Certain foreign exchanged derivative instruments are able to be valued using quoted prices in active markets and are therefore classified as Level 1 instruments.

The majority of our derivative positions are Level 2 and are valued using internally developed models based on market convention and observable market inputs. These derivative contracts include interest rate swaps, commodity swaps, certain options, floors, cross currency swaps, credit default swaps, and forward mortgage loan sale commitments. Significant inputs used in the valuation models include:
• SOFR and Overnight Index Swap (OIS) curves, index pricing curves, foreign currency curves
• Volatility surfaces (a three-dimensional graph of implied volatility against strike price and maturity)
We have customized derivative instruments and risk participations that are classified as Level 3 instruments. These derivative positions are valued using internally developed models, with inputs consisting of available market data, including:

• Credit spreads and interest rates

The unobservable internally derived assumptions include:

• Loss given default
• Internal risk assessments of customers
The fair value represents an estimate of the amount that the risk participation counterparty would need to pay/receive as of the measurement date based on the probability of customer default on the swap transaction and the fair value of the underlying customer swap. Therefore, for sold risk participation agreements, a higher loss probability and a lower credit rating would negatively affect the fair value of the risk participations and a lower loss probability and higher credit rating would positively affect the fair value of the risk participations. (For purchased risk participation agreements, higher loss probabilities and lower credit ratings would positively affect the fair value.)
Level 1, 2, and 3 (primarily level 2)

Asset/liability class	Valuation technique	Valuation hierarchy classification(s)
Derivatives (continued)
We use interest rate lock commitments for our residential mortgage business, which are classified as Level 3 instruments. The significant components of the valuation model include:

• Interest rates observable in the market
• Investor supplied prices for similar loans and securities
• The probability of the loan closing (i.e. the "pull-through" amount, a significant unobservable input). Increases (decreases) in the probability of the loan closing would have resulted in higher (lower) fair value measurements.
Valuation of residential mortgage forward sale commitments utilizes observable market prices of comparable commitments and mortgage securities (Level 2).

The fair values of our derivatives include a credit valuation adjustment related to both counterparty and our own creditworthiness. The credit component considers master netting and collateral agreements and is determined by the individual counterparty based on potential future exposures, expected recovery rates, and market-implied probabilities of default.
Level 1, 2, and 3 (primarily level 2)
Liability for short positions
This includes fixed income securities held by our broker dealer in its trading inventory. Fair value of level 1 securities is determined by:
• Quoted market prices available in an active market for identical securities
Fair value of level 2 securities is determined by:
• Observable market prices of similar securities
• Market activity, spreads, credit ratings and interest rates for each security type
Level 1 and 2
We also make liquidity valuation adjustments to the fair value of certain assets to reflect the uncertainty in the pricing and trading of the instruments when we are unable to observe recent market transactions for identical or similar instruments. Liquidity valuation adjustments are based on the following factors:

•the amount of time since the last relevant valuation;
•whether there is an actual trade or relevant external quote available at the measurement date; and
•volatility associated with the primary pricing components.

Changes in Level 3 Fair Value Measurements

The change in the fair values of our Level 3 financial instruments measured at fair value on a recurring basis for the years ended December 31, 2025, and December 31, 2024 was not material.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis in accordance with GAAP. The adjustments to fair value generally result from the application of accounting guidance that requires assets and liabilities to be recorded at the lower of cost or fair value, or assessed for impairment. There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2025, and December 31, 2024.

The following table presents our assets measured at fair value on a nonrecurring basis at December 31, 2025, and December 31, 2024:

	December 31, 2025				December 31, 2024
Dollars in millions	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
ASSETS MEASURED ON A NONRECURRING BASIS
Collateral-dependent loans	$—	$—	$56	$56	$—	$—	$152	$152
Accrued income and other assets	—	—	32	32	—	—	14	14
Total assets on a nonrecurring basis at fair value	$—	$—	$88	$88	$—	$—	$166	$166

Qualitative Disclosures of Valuation Techniques
The following table describes the valuation techniques and significant inputs used to measure the significant classes of assets and liabilities reported at fair value on a nonrecurring basis, as well as the classification of each within the valuation hierarchy.

Asset/liability class	Valuation technique	Valuation hierarchy classification(s)
Collateral-dependent loans	When a loan is collateral-dependent, the fair value of the loan is determined based on the fair value of the underlying collateral less estimated selling costs.	Level 3
OREO, other repossessed personal properties, and right-of-use assets(a)
OREO, other repossessed properties, and right-of-use assets are valued based on:

• Appraisals and third-party price opinions, less estimated selling costs

Generally, we classify these assets as Level 3, but OREO and other repossessed properties for which we receive binding purchase agreements are classified as Level 2. Returned lease inventory is valued based on market data for similar assets and is classified as Level 2.
Level 2 and 3
Other equity investments
We have other investments in equity securities that do not have readily determinable fair values and do not qualify for the practical expedient to measure the investment using a net asset value per share. We have elected to measure these securities at cost less impairment plus or minus adjustments due to observable orderly transactions. Impairment is recorded when there is evidence that the expected fair value of the investment has declined to below the recorded cost. At each reporting period, we assess if these investments continue to qualify for this measurement alternative.

At December 31, 2025, and December 31, 2024, the carrying amount of equity investments recorded under this method was $467 million and $394 million, respectively. We recorded no impairment for the year ended December 31, 2025. We recorded $5 million impairment for the year ended December 31, 2024.
Level 3
Mortgage Servicing Rights(a)	Refer to Note 8 (“Mortgage Servicing Assets”)	Level 3
(a)Asset classes included in “Accrued income and other assets” on the Consolidated Balance Sheets

Quantitative Information about Level 3 Fair Value Measurements

The range and weighted-average of the significant unobservable inputs used to measure the fair value our material Level 3 recurring and nonrecurring assets at December 31, 2025, and December 31, 2024, along with the valuation techniques used, are shown in the following table:

	Level 3 Asset (Liability)		Valuation Technique	Significant Unobservable Input	Range (Weighted-Average) (a)
Dollars in millions	December 31, 2025	December 31, 2024			December 31, 2025	December 31, 2024
Recurring
Loans, net of unearned income (residential)	$11	$10	Market comparable pricing	Comparability factor	74.30%-99.00% (84.99%)	68.00 - 95.00% (77.48%)
Derivative instruments:
Interest rate	(3)	(4)	Discounted cash flows	Probability of default	.02 - 100% (4.40%)	.02 - 100% (5.00%)
				Loss given default	0 - 1 (.49)	0 - 1 (.50)
Insignificant level 3 assets, net of liabilities(b)	4	2
Nonrecurring
Collateral dependent loans	56	152	Fair value of underlying collateral	Liquidity discount	0 - 100.00% (40.00%)	0 - 100.00% (33.00%)
Accrued income and other assets:(c)
OREO and other assets	8	14	Appraised value	Appraised value	N/M	N/M
(a)The weighted average of significant unobservable inputs is calculated using a weighting relative to fair value.
(b)Represents the aggregate amount of Level 3 assets and liabilities measured at fair value on a recurring basis that are individually and in the aggregate insignificant. The amount includes certain equity investments and certain financial derivative assets and liabilities.
(c)Excludes $24 million pertaining to mortgage servicing assets measured as of December 31, 2025. Refer to Note 8 (“Mortgage Servicing Assets”) for significant unobservable inputs pertaining to these assets.

Fair Value Disclosures of Financial Instruments

The carrying amounts and estimated fair value for certain financial instruments that are not recorded at fair value in the consolidated balance sheet as of December 31, 2025, and December 31, 2024, are shown in the following table.

	December 31, 2025
	Carrying Amount	Fair Value
Dollars in millions		Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Cash and short-term investments (a)	$11,450	$11,450	$—	$—	$11,450
Held-to-maturity securities (b)	8,622	—	8,313	—	8,313
Other investments (c)	863	—	—	863	863
Loans, net of unearned income (d)	105,103	—	—	101,946	101,946
Loans held for sale (c)	928	—	—	928	928
FINANCIAL LIABILITIES
Time deposits (e)	$12,680	$—	$12,731	$—	$12,731
Short-term borrowings (a)	263	—	263	—	263
Long-term debt (e)	9,917	9,318	729	—	10,047
Deposits with no stated maturity (a)	136,033	—	136,033	—	136,033

	December 31, 2024
	Carrying Amount	Fair Value
Dollars in millions		Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Cash and short-term investments (a)	$19,247	$19,247	$—	$—	$19,247
Held-to-maturity securities (b)	7,395	—	6,837	—	6,837
Other investments (c)	967	—	—	967	967
Loans, net of unearned income (d)	102,841	—	—	99,105	99,105
Loans held for sale (c)	704	—	—	704	704
FINANCIAL LIABILITIES
Time deposits (e)	$16,952	$—	$17,068	$—	$17,068
Short-term borrowings (a)	1,264	—	1,264	—	1,264
Long-term debt (e)	12,105	11,430	$477	—	11,907
Deposits with no stated maturity (a)	132,808	—	132,808	—	132,808
Valuation Methods and Assumptions
(a)Fair value equals or approximates carrying amount. The fair value of deposits with no stated maturity does not take into consideration the value ascribed to core deposit intangibles.
(b)Fair values of held-to-maturity securities are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities, and certain prepayment assumptions. We review the valuations derived from the models to ensure that they are reasonable and consistent with the values placed on similar securities traded in the secondary markets.
(c)Information pertaining to our methodology for measuring the fair values of these assets and liabilities is included in the sections entitled “Qualitative Disclosures of Valuation Techniques” and “Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis” in this Note.
(d)The fair value of loans is based on the present value of the expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a discount rate based on the relative risk of the cash flows, taking into account the loan type, maturity of the loan, liquidity risk, servicing costs, and a required return on debt and capital. In addition, an incremental liquidity discount is applied to certain loans, using historical sales of loans during periods of similar economic conditions as a benchmark. The fair value of loans includes lease financing receivables at their aggregate carrying amount, which is equivalent to their fair value.
(e)Fair values of time deposits and non-publicly traded long-term debt are based on discounted cash flows utilizing relevant market inputs.

We determine fair value based on assumptions pertaining to the factors that a market participant would consider in valuing the asset. A substantial portion of our fair value adjustments are related to liquidity. During 2025 and 2024, the fair values of our loan portfolios generally remained stable, primarily due to sustained liquidity in the loan markets. If we were to use different assumptions, the fair values shown in the preceding table could change.

Discontinued assets - education lending business. Our discontinued assets include government-guaranteed and private education loans originated through our education lending business that was discontinued in September 2009. This portfolio consists of loans recorded at carrying value with appropriate valuation reserves and loans recorded at fair value. All of these loans were excluded from the table above as follows:

•Loans at carrying value, net of allowance, of $205 million ($155 million at fair value) at December 31, 2025, and $257 million ($192 million at fair value) at December 31, 2024

These loans are classified as Level 3 because we rely on unobservable inputs when determining fair value since observable market data is not available.
6. Securities

The amortized cost, unrealized gains and losses, and approximate fair value of our securities available for sale and held-to-maturity securities are presented in the following tables. Gross unrealized gains and losses represent the difference between the amortized cost and the fair value of securities on the balance sheet as of the dates indicated. Accordingly, the amount of these gains and losses may change in the future as market conditions change.

	2025				2024
December 31, Dollars in millions	Amortized Cost (a)(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost(a)(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies, and corporations	$7,842	$61	$17	$7,886	$8,928	$20	$44	$8,904
Agency residential collateralized mortgage obligations	10,269	4	1,708	8,565	11,409	8	2,193	9,224
Agency residential mortgage-backed securities	19,451	201	457	19,195	16,038	3	872	15,169
Agency commercial mortgage-backed securities	4,284	1	335	3,950	4,927	—	517	4,410
Total securities available for sale	$41,846	$267	$2,517	$39,596	$41,302	$31	$3,626	$37,707
HELD-TO-MATURITY SECURITIES
Agency residential collateralized mortgage obligations	$4,026	$8	$176	$3,858	$4,577	$3	$332	$4,248
Agency residential mortgage-backed securities	2,374	12	13	2,373	151	—	17	134
Agency commercial mortgage-backed securities	2,121	1	139	1,983	2,333	—	203	2,130
Asset-backed securities(c)	77	—	2	75	308	—	8	300
Other securities	24	—	—	24	26	—	1	25
Total held-to-maturity securities	$8,622	$21	$330	$8,313	$7,395	$3	$561	$6,837

(a)Amortized cost amounts exclude accrued interest receivable which is recorded within “other assets” on the balance sheet. At December 31, 2025, accrued interest receivable on available for sale securities and held-to-maturity securities totaled $121 million and $26 million, respectively. At December 31, 2024, accrued interest receivable on available for sale securities and held-to-maturity securities totaled $109 million and $21 million, respectively.
(b)Excluded from the amortized cost of securities available for sale are basis adjustments for securities designated in active fair value hedges. Basis adjustments totaled $99 million and $(6) million as of December 31, 2025 and December 31, 2024, respectively. The securities being hedged are primarily U.S Treasuries, Agency RMBS, and Agency CMBS.
(c)Amortized costs includes $74 million of securities as of December 31, 2025, and $303 million of securities as of December 31, 2024, related to the purchase of senior notes from a securitization collateralized by sold indirect auto loans.

The following table summarizes securities in an unrealized loss position for which an allowance for credit losses has not been recorded as of December 31, 2025, and December 31, 2024:

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
Dollars in millions	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2025
Securities available for sale:
U.S. Treasury, agencies, and corporations	$—	$—	$525	$17	$525	$17
Agency residential collateralized mortgage obligations	—	—	7,677	1,708	7,677	1,708
Agency residential mortgage-backed securities	1,226	7	5,583	450	6,809	457
Agency commercial mortgage-backed securities	7	—	3,777	335	3,784	335
Held-to-maturity securities:
Agency residential collateralized mortgage obligations	240	2	3,023	174	3,263	176
Agency residential mortgage-backed securities	526	2	125	11	651	13
Agency commercial mortgage-backed securities	—	—	1,914	139	1,914	139
Asset-backed securities	—	—	75	2	75	2
Other securities	5	—	6	—	11	—
Total securities in an unrealized loss position	$2,004	$11	$22,705	$2,836	$24,709	$2,847
December 31, 2024
Securities available for sale:
U.S. Treasury, agencies, and corporations	$3,647	$8	$508	$36	$4,155	$44
Agency residential collateralized mortgage obligations	91	—	8,108	2,193	8,199	2,193
Agency residential mortgage-backed securities	11,364	254	3,145	618	14,509	872
Agency commercial mortgage-backed securities	50	1	4,360	516	4,410	517
Held-to-maturity securities:
Agency residential collateralized mortgage obligations	569	18	3,387	314	3,956	332
Agency residential mortgage-backed securities	—	—	134	17	134	17
Agency commercial mortgage-backed securities	—	—	2,060	203	2,060	203
Asset-backed securities	—	—	300	8	300	8
Other securities	7	—	8	1	15	1
Total securities in an unrealized loss position	$15,728	$281	$22,010	$3,906	$37,738	$4,187

Based on our evaluation at December 31, 2025, an allowance for credit losses has not been recorded nor have unrealized losses been recognized into income. The issuers of the securities are of high credit quality and have a history of no credit losses, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely attributed to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments.

The following table presents gross realized gains and losses associated with our securities available for sale portfolio for the noted periods. Realized losses for the year ended December 31, 2024, relate primarily to the strategic repositioning completed in the third and fourth quarters of 2024.

Year ended December 31, Dollars in millions	2025	2024	2023
Securities available for sale
Realized gains	$—	$—	$4
Realized (losses)	—	(1,863)	(8)

At December 31, 2025, securities available-for-sale and held-to-maturity securities totaling $18.7 billion were pledged to secure securities sold under repurchase agreements, to secure public and trust deposits, to facilitate access to secured funding, and for other purposes required or permitted by law.
The following table shows our securities by remaining maturity at December 31, 2025. CMOs, other mortgage-backed securities, and asset-backed securities in the available for sale portfolio and held-to-maturity portfolio are presented based on their expected average lives. The remaining securities, in both the available-for-sale and held-to-maturity portfolios, are presented based on their remaining contractual maturity. Actual maturities may differ from expected or contractual maturities since borrowers have the right to prepay obligations with or without prepayment penalties.

	Securities Available for Sale		Held-to-Maturity Securities
December 31, 2025	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Dollars in millions
Due in one year or less	$3,070	$3,085	$472	$467
Due after one through five years	10,796	10,504	2,231	2,176
Due after five through ten years	21,855	20,214	4,796	4,671
Due after ten years	6,125	5,793	1,123	999
Total	$41,846	$39,596	$8,622	$8,313

7. Derivatives and Hedging Activities
We are a party to various derivative instruments, mainly through our subsidiary, KeyBank. The primary derivatives that we use are interest rate swaps, caps, floors, forwards, and futures; foreign exchange contracts; commodity derivatives; and credit derivatives. Generally, these instruments help us manage exposure to interest rate risk, mitigate the credit risk inherent in our loan portfolio, hedge against changes in foreign currency exchange rates, and facilitate client financing and hedging needs.

Additional information regarding our accounting policies for derivatives is provided in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Derivatives and Hedging.”
Derivatives Designated in Hedge Relationships
Net interest income and the EVE change in response to changes in the mix of assets, liabilities, and off-balance sheet instruments and the associated interest rates tied to each instrument. In addition, differences in the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities cause net interest income and the EVE to fluctuate. We utilize derivatives that have been designated as part of a hedge relationship in accordance with the applicable accounting guidance to manage net interest income and EVE to within our stated risk tolerances. The primary derivative instruments used to manage interest rate risk are interest rate swaps.
We designate certain “receive fixed/pay variable” interest rate swaps as fair value hedges. These contracts convert certain fixed-rate long-term debt into variable-rate obligations, thereby modifying our exposure to changes in interest rates. As a result, we receive fixed-rate interest payments in exchange for making variable-rate payments over the lives of the contracts without exchanging the notional amounts.
Similarly, we designate certain “receive fixed/pay variable” interest rate swaps as cash flow hedges. These contracts effectively convert certain floating-rate loans into fixed-rate loans to reduce the potential adverse effect of interest rate decreases on future interest income. Again, we receive fixed-rate interest payments in exchange for making variable-rate payments over the lives of the contracts without exchanging the notional amounts.
We designate interest rate floors as cash flow hedges. Interest rate floors also reduce the potential adverse effect of interest rate decreases on future interest income. We receive interest payments when the reference rate specified in the contracts falls below a strike price or floor rate in exchange for an upfront premium.
We designate certain “pay fixed/receive variable” interest rate swaps as fair value hedges. These swaps convert certain fixed-rate securities into floating rate securities. The swaps reduce the potential adverse effects from higher interest rates on valuations and future interest income.
We designate certain “pay fixed/receive variable” interest rate swaps as cash flow hedges. These swaps convert certain floating-rate debt into fixed-rate debt. We also use these swaps to manage the interest rate risk associated with anticipated sales of certain commercial real estate loans. The swaps protect against the possible short-term decline in the value of the loans that could result from changes in interest rates between the time they are originated and the time they are sold.
Derivatives Not Designated in Hedge Relationships

We may enter into interest rate swap contracts to manage economic risks but do not designate the instruments in hedge relationships. Excluding contracts addressing customer exposures, the amount of derivatives hedging risks on an economic basis at December 31, 2025, was not significant.
Like other financial services institutions, we originate loans and extend credit, both of which expose us to credit risk. We actively manage our overall loan portfolio and the associated credit risk in a manner consistent with asset quality objectives and concentration risk tolerances to mitigate portfolio credit risk. Purchasing credit protection through default swaps and risk participation agreements enables us to transfer to a third party a portion of the credit risk associated with a particular extension of credit, including situations where there is a forecasted sale of loans. We purchase credit default swaps to reduce the credit risk associated with the debt securities held in our trading portfolio.

We also enter into derivative contracts for other purposes, including:

•interest rate swap, cap, and floor contracts entered into generally to accommodate the needs of commercial loan clients;
•energy and base metal swap and option contracts entered into to accommodate the needs of clients;
•foreign exchange forward and option contracts entered into primarily to accommodate the needs of clients; and
•futures contracts and positions with third parties that are intended to offset or mitigate the interest rate or market risk related to client positions discussed above.
Fair Values, Volume of Activity, and Gain/Loss Information Related to Derivative Instruments
The following table summarizes the fair values of our derivative instruments on a gross and net basis as of December 31, 2025, and December 31, 2024. The change in the notional amounts of these derivatives by type from December 31, 2024, to December 31, 2025, indicates the volume of our derivative transaction activity during 2025. The notional amounts are not affected by bilateral collateral and master netting agreements. The derivative asset and liability balances are presented on a gross basis, prior to the application of bilateral collateral and master netting agreements. Total derivative assets and liabilities are adjusted to take into account the impact of legally enforceable master netting agreements that allow us to settle all derivative contracts with a single counterparty on a net basis and to offset the net derivative position with the related cash collateral. Where master netting agreements are not in effect or are not enforceable under bankruptcy laws, we do not adjust those derivative assets and liabilities with counterparties. Securities collateral related to legally enforceable master netting agreements is not offset on the balance sheet. Our derivative instruments are included in “accrued income and other assets” or “accrued expenses and other liabilities” on the Consolidated Balance Sheets, as indicated in the following table:

	December 31, 2025			December 31, 2024
		Fair Value (a)			Fair Value (a)
Dollars in millions	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
Derivatives designated as hedging instruments:
Interest rate	$64,228	$(13)	$4	$64,701	$(4)	$3
Derivatives not designated as hedging instruments:
Interest rate	74,994	145	573	72,215	114	962
Foreign exchange	5,767	83	80	6,516	124	117
Commodity	5,553	249	237	8,778	363	343
Credit	107	—	8	60	—	—
Other (b)	4,217	8	25	3,145	15	14
Total derivatives not designated as hedging instruments:	90,638	485	923	90,714	616	1,436
Total	154,866	472	927	155,415	612	1,439
Netting adjustments (c)	—	(297)	(274)	—	(363)	(411)
Net derivatives in the balance sheet	154,866	175	653	155,415	249	1,028
Other collateral (d)	—	(22)	(1)	—	—	(1)
Net derivative amounts	$154,866	$153	$652	$155,415	$249	$1,027

(a)We take into account bilateral collateral and master netting agreements that allow us to settle all derivative contracts held with a single counterparty on a net basis, and to offset the net derivative position with the related cash collateral when recognizing derivative assets and liabilities. As a result, we could have derivative contracts with negative fair values included in derivative assets and contracts with positive fair values included in derivative liabilities.
(b)Other derivatives include interest rate lock commitments related to our residential and commercial banking activities, forward sale commitments related to our residential mortgage banking activities, forward purchase and sales contracts consisting of contractual commitments associated with “to be announced” securities and when-issued securities, and other customized derivative contracts.
(c)Netting adjustments represent the amounts recorded to convert our derivative assets and liabilities from a gross basis to a net basis in accordance with the applicable accounting guidance. As of December 31, 2025, excess collateral that has not been offset against net derivative instrument positions totaled $165 million of cash collateral and $218 million of securities collateral posted as well as $3 million of cash collateral and $78 million of securities collateral held. As of December 31, 2024, excess collateral that has not been offset against net derivative instrument positions totaled $168 million of cash collateral and $215 million of securities collateral posted as well as $13 million of cash collateral and $32 million of securities collateral held.
(d)Other collateral represents the amount that cannot be used to offset our derivative assets and liabilities from a gross basis to a net basis in accordance with the applicable accounting guidance. The other collateral consists of securities and is exchanged under bilateral collateral and master netting agreements that allow us to offset the net derivative position with the related collateral. The application of the other collateral cannot reduce the net derivative position below zero. Therefore, excess other collateral, if any, is not reflected above.
Fair value hedges. During the year ended December 31, 2025, we did not exclude any portion of fair value hedging instruments from the assessment of hedge effectiveness.
The following tables summarize the amounts that were recorded on the balance sheet as of December 31, 2025 and December 31, 2024, related to cumulative basis adjustments for fair value hedges.

	December 31, 2025
Dollars in millions	Balance sheet line item in which the hedge item is included	Carrying amount of hedged item(a)	Hedge accounting basis adjustment - active hedges	Hedge accounting basis adjustment - discontinued hedges
Interest rate contracts	Long-term debt	$8,504	$(199)	$(3)
Interest rate contracts	Securities available for sale(b)	12,843	(100)	14

	December 31, 2024
Dollars in millions	Balance sheet line item in which the hedge item is included	Carrying amount of hedged item(a)	Hedge accounting basis adjustment - active hedges	Hedge accounting basis adjustment - discontinued hedges
Interest rate contracts	Long-term debt	$10,249	$(490)	$(4)
Interest rate contracts	Securities available for sale(b)	12,097	5	17

(a)The carrying amount represents the portion of the asset or liability designated as the hedged item.
(b)Certain amounts are designed as fair value hedges under the portfolio layer method. The carrying amount represents the amortized costs basis of the prepayable financial assets used to designate hedging relationships in which the hedged item is the last layer expected to be remaining at the end of the relationship. At December 31, 2025 and December 31, 2024, the amortized cost of the closed portfolios used in these hedging relationships was $7 billion and $5 billion, respectively, of which $5 billion and $4 billion were designated in a portfolio layer hedging relationship. At December 31, 2025 and December 31, 2024, the cumulative basis adjustments associated with these amounts totaled $(35) million and $41 million, which is comprised of $(50) million and $24 million in active hedging relationships and $14 million and no adjustments for discontinued hedging relationships.

Cash flow hedges. During the year ended December 31, 2025, we did not exclude any portion of these hedging instruments from the assessment of hedge effectiveness.

Considering the interest rates, yield curves, and notional amounts as of December 31, 2025, we expect to reclassify an estimated $25 million of after-tax net losses on derivative instruments designated as cash flow hedges from AOCI to income during the next 12 months. In addition, we expect to reclassify approximately $1 million of net losses related to terminated cash flow hedges from AOCI to income during the next 12 months. These reclassified amounts could differ from actual amounts recognized due to changes in interest rates hedge de-designations and the addition of other hedges subsequent to December 31, 2025. As of December 31, 2025, the maximum length of time over which we hedge forecasted transactions is 3.76 years.

The following tables summarize the effect of fair value and cash flow hedge accounting on the income statement for the years ended December 31, 2025, December 31, 2024, and December 31, 2023.

	Location and amount of net gains (losses) recognized in income on fair value and cash flow hedging relationships
Year ended December 31, 2025 Dollars in millions	Interest expense – long-term debt	Interest income – loans	Interest Income - securities	Investment banking and debt placement fees
Twelve Months Ended December 31, 2025
Total amounts presented in the consolidated statement of income	$(734)	$5,749	$1,599	$780

Net gains (losses) on fair value hedging relationships
Interest contracts
Recognized on hedged items	(296)	—	105	—
Recognized on derivatives designated as hedging instruments	126	—	(86)	—
Net income (expense) recognized on fair value hedges	$(170)	$—	$19	$—
Net gain (loss) on cash flow hedging relationships
Realized gains (losses) (pre-tax) reclassified from AOCI into net income
Interest contracts	$(2)	$(358)	$—	$—
Net income (expense) recognized on cash flow hedges	$(2)	$(358)	$—	$—

	Location and amount of net gains (losses) recognized in income on fair value and cash flow hedging relationships
Year ended December 31, 2024 Dollars in millions	Interest expense – long-term debt	Interest income – loans	Interest Income - securities	Investment banking and debt placement fees
Twelve Months Ended December 31, 2024
Total amounts presented in the consolidated statement of income	$(1,187)	$6,026	$1,142	$688

Net gains (losses) on fair value hedging relationships
Interest contracts
Recognized on hedged items	56	—	(111)	—
Recognized on derivatives designated as hedging instruments	(332)	—	239	—
Net income (expense) recognized on fair value hedges	$(276)	$—	$128	$—
Net gain (loss) on cash flow hedging relationships
Realized gains (losses) (pre-tax) reclassified from AOCI into net income
Interest contracts	$(2)	$(733)	$—	$—
Net income (expense) recognized on cash flow hedges	$(2)	$(733)	$—	$—

	Location and amount of net gains (losses) recognized in income on fair value and cash flow hedging relationships
Year ended December 31, 2023 Dollars in millions	Interest expense – long-term debt	Interest income – loans	Interest Income - securities	Investment banking and debt placement fees
Twelve Months Ended December 31, 2023
Total amounts presented in the consolidated statement of income	$(1,305)	$6,219	$793	$542

Net gains (losses) on fair value hedging relationships
Interest contracts
Recognized on hedged items	(119)	—	181	—
Recognized on derivatives designated as hedging instruments	(135)	—	(132)	—
Net income (expense) recognized on fair value hedges	$(254)	$—	$49	$—
Net gain (loss) on cash flow hedging relationships
Realized gains (losses) (pre-tax) reclassified from AOCI into net income
Interest contracts	$(2)	$(956)	$—	$5
Net income (expense) recognized on cash flow hedges	$(2)	$(956)	$—	$5

The following table summarizes the pre-tax effect of cash flow hedges for the years ended December 31, 2025, December 31, 2024, and December 31, 2023.

Year ended December 31, Dollars in millions	2025	2024	2023
Net Gains (Losses) Recognized in OCI
Interest contracts	$309	$(448)	$(289)
Net Gains (Losses) Reclassified From AOCI Into Income
Interest income — Loans	$(358)	$(733)	$(956)
Interest expense — Long-term debt	(2)	(2)	(2)
Investment banking and debt placement fees	—	—	5
Total	$(360)	$(735)	$(953)

Nonhedging instruments. The following table summarizes the pre-tax net gains (losses) on our derivatives that are not designated as hedging instruments for the years ended December 31, 2025, December 31, 2024, and December 31, 2023, and where they are recorded on the income statement.

	2025				2024				2023
Year ended December 31, Dollars in millions	Corporate services income	Consumer mortgage income	Other income	Total	Corporate services income	Consumer mortgage income	Other income	Total	Corporate services income	Consumer mortgage income	Other income	Total
NET GAINS (LOSSES)
Interest rate	$51	$—	$6	$57	$35	$—	$—	$35	$41	$—	$—	$41
Foreign exchange	49	—	—	49	50	—	—	50	50	—	—	50
Commodity	7	—	—	7	12	—	—	12	22	—	—	22
Credit	—	—	(47)	(47)	1	—	(58)	(57)	2	—	(52)	(50)
Other	—	—	(7)	(7)	—	2	5	7	—	(1)	(6)	(7)
Total net gains (losses)	$107	$—	$(48)	$59	$98	$2	$(53)	$47	$115	$(1)	$(58)	$56

Counterparty Credit Risk

We enter into derivative transactions with two primary groups: broker-dealers and banks, and clients. We use several means to mitigate and manage exposure to credit risk on derivative contracts. We enter into bilateral collateral and master netting agreements that provide for the net settlement of all contracts with a single counterparty in the event of default. Additionally, we monitor counterparty credit risk exposure on each contract to determine appropriate limits on our total credit exposure across all product types. We review our collateral positions on a daily basis and exchange collateral with our counterparties in accordance with standard ISDA documentation, central clearing rules, and other related agreements. We hold collateral in the form of cash and highly rated securities issued by the U.S. Treasury, government-sponsored enterprises, or GNMA. Cash collateral of $103 million was netted against derivative assets on the balance sheet at December 31, 2025, compared to $75 million of cash collateral netted against derivative assets at December 31, 2024. The cash collateral netted against derivative liabilities totaled $80 million at December 31, 2025, and $124 million at December 31, 2024.

The following table summarizes the fair value of our derivative assets by type at the dates indicated. These assets represent our net exposure to potential loss after taking into account the effects of bilateral collateral and master netting agreements and other means used to mitigate risk.

December 31, Dollars in millions	2025	2024
Interest rate	$82	$58
Foreign exchange	39	81
Commodity	149	170
Credit	—	—
Other	8	15
Derivative assets before collateral	278	324
Plus (Less): Related collateral	(103)	(75)
Total derivative assets	$175	$249

Credit Derivatives
We are a buyer and, under limited circumstances, may be a seller of credit protection through the credit derivative market. We purchase credit derivatives to manage the credit risk associated with specific commercial lending and swap obligations as well as exposures to debt securities. Our credit derivative portfolio was in a net liability position of $1 million as of December 31, 2025 and a nominal net liability position as of December 31, 2024. Our credit derivative portfolio consists of traded credit default swap indices and risk participation agreements.

Our credit derivative portfolio may consist of the following:

•Single-name credit default swap: A bilateral contract whereby the seller agrees, for a premium, to provide protection against the credit risk of a specific entity (the “reference entity”) in connection with a specific debt obligation. The protected credit risk is related to adverse credit events, such as bankruptcy, failure to make payments, and acceleration or restructuring of obligations, identified in the credit derivative contract.
•Traded credit default swap index: Represents a position on a basket or portfolio of reference entities.
•Risk participation agreement: A transaction in which the lead participant has a swap agreement with a customer. The lead participant (purchaser of protection) then enters into a risk participation agreement with a counterparty (seller of protection), under which the counterparty receives a fee to accept a portion of the lead participant’s credit risk. If the customer defaults on the swap contract, the counterparty to the risk participation agreement must reimburse the lead participant for the counterparty’s percentage of the positive fair value of the customer swap as of the default date. If the customer swap has a negative fair value, the counterparty has no reimbursement requirements. If the customer defaults on the swap contract and the seller fulfills its payment obligations under the risk participation agreement, the seller is entitled to a pro rata share of the lead participant’s claims against the customer under the terms of the swap agreement.

The following table provides information on the types of credit derivatives sold by us and held on the balance sheet at December 31, 2025, and December 31, 2024. The notional amount represents the amount that the seller could be required to pay. The payment/performance risk shown in the table represents a weighted average of the default probabilities for all reference entities in the respective portfolios. These default probabilities are implied from observed credit indices in the credit default swap market, which are mapped to reference entities based on Key’s internal risk rating.

	2025			2024
December 31, Dollars in millions	Notional Amount	Average Term (Years)	Payment / Performance Risk	Notional Amount	Average Term (Years)	Payment / Performance Risk
Other	$9	3.62	1.76%	$2	7.64	2.03%
Total credit derivatives sold	$9	—	—	$2	—	—

Credit Risk Contingent Features

We have entered into certain derivative contracts that require us to post collateral to the counterparties when these contracts are in a net liability position. The amount of collateral to be posted is based on the amount of the net liability and thresholds generally related to our long-term senior unsecured credit ratings with Moody’s and S&P. Collateral requirements also are based on minimum transfer amounts, which are specific to each Credit Support Annex (a component of the ISDA Master Agreement) that we have signed with the counterparties. In a limited number of instances, counterparties have the right to terminate their ISDA Master Agreements with us if our ratings fall below a certain level, usually investment-grade level (i.e., “Baa3” for Moody’s and “BBB-” for S&P). At December 31, 2025, KeyBank’s rating was “Baa1” with Moody’s and “BBB+” with S&P, and KeyCorp’s rating was “Baa2” with Moody’s and “BBB” with S&P. Refer to the table below for the aggregate fair value of all derivative contracts with credit risk contingent features held by KeyBank that were in a net liability position.

Dollars in millions	December 31, 2025	December 31, 2024
Net derivative liabilities with credit-risk contingent features	$(49)	$(83)
Collateral posted	49	80

As of December 31, 2025, and December 31, 2024, the fair value of additional collateral that could be required to be posted as a result of the credit risk related contingent features being triggered was immaterial to Key’s consolidated financial statements. At December 31, 2025 and December 31, 2024, only KeyBank held derivative contacts with credit risk contingent features.
8. Mortgage Servicing Assets

We originate and periodically sell commercial and residential mortgage loans but continue to service those loans for the buyers. We also may purchase the right to service commercial mortgage loans for other lenders. We record a servicing asset if we purchase or retain the right to service loans in exchange for servicing fees that exceed the going market servicing rate and are considered more than adequate compensation for servicing. Additional information pertaining to the accounting for mortgage and other servicing assets is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Servicing Assets.”

Commercial

Changes in the carrying amount of commercial mortgage servicing assets are summarized as follows:

Year ended December 31, Dollars in millions	2025	2024
Balance at beginning of period	$609	$638
Servicing retained from loan sales	83	67
Purchases	11	28
Amortization	(125)	(124)
Balance at end of period	$578	$609
Fair value at end of period	$736	$819

The fair value of commercial mortgage servicing assets is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. The range and weighted-average of the significant unobservable inputs used to determine fair value our commercial mortgage servicing assets along with the valuation techniques, are shown in the following table:

dollars in millions		December 31, 2025			December 31, 2024
Valuation Technique	Significant Unobservable Input	Range		Weighted-Average	Range		Weighted-Average
Discounted cash flow	Expected defaults	1.00%	2.00%	1.01%	1.00%	2.00%	1.01%
	Residual cash flows discount rate	6.96%	10.84%	10.58%	7.00%	10.61%	10.31%
	Escrow earn rate	3.94%	4.09%	4.08%	4.62%	4.70%	4.69%
	Prepayment rate	8.00%	45.00%	10.05%	8.00%	45.00%	10.29%

If these economic assumptions change or prove incorrect, the fair value of commercial mortgage servicing assets may also change. Expected credit losses, escrow earn rates, and discount rates are critical to the valuation of commercial mortgage servicing assets. Estimates of these assumptions are based on how a market participant would view the respective rates and reflect historical data associated with the commercial mortgage loans, industry trends, and other considerations. Actual rates may differ from those estimated due to changes in a variety of economic factors. A decrease in the value assigned to the escrow earn rates would cause a decrease in the fair value of our commercial mortgage servicing assets. An increase in the assumed default rates of commercial mortgage loans or an increase in the assigned discount rates would cause a decrease in the fair value of our commercial mortgage servicing assets. Prepayment activity on commercial serviced loans does not significantly impact the valuation of our commercial mortgage servicing assets. Unlike residential mortgages, commercial mortgages experience significantly lower prepayments due to certain contractual restrictions impacting the borrower’s ability to prepay the mortgage.

The sensitivity of the fair value of commercial mortgage servicing assets to adverse fluctuations in key assumptions as of December 31, 2025, is presented below:

Dollars in millions	2025
Key assumptions:
Escrow earn rate assumptions	4.08%
Effect on fair value from 10% adverse change	$(29)
Effect on fair value from 20% adverse change	(57)
Discount rate assumptions	10.58%
Effect on fair value from 10% adverse change	$(19)
Effect on fair value from 20% adverse change	(36)
Default rate assumptions	1.01%
Effect on fair value from 10% adverse change	$(2)
Effect on fair value from 20% adverse change	(3)
Prepayment rate assumptions	10.05%
Effect on fair value from 10% adverse change	$(6)
Effect on fair value from 20% adverse change	(13)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of an adverse variation in a particular assumption on the fair value is calculated without changing any other assumption, while in reality changes in one factor may result in changes in another, which may either magnify or counteract the effect of the change.

Assumptions and information for originated mortgage servicing right additions for the year ended December 31, 2025 are shown in the following table:

Dollars in millions	2025
Unpaid principal balance of loans sold during the period	$8,511
Pretax gains related to the sale of mortgage loans	131
Weighted average servicing fee rate	0.16%
Weighted average assumptions:
Escrow earn rate assumption	4.88%
Discount rate assumption	9.82%
Default rate assumption	1.04%
Prepayment rate assumption	12.71%

The amortization of commercial mortgage servicing assets is determined in proportion to, and over the period of, the estimated net servicing income. The amortization of commercial servicing assets for each period, as shown in the table at the beginning of this note, is recorded as a reduction to contractual fee income. The contractual fee income from servicing commercial mortgage loans totaled $400 million for the year ended December 31, 2025, $382 million for the year ended December 31, 2024, and $314 million for the year ended December 31, 2023. This fee income was partially offset by $125 million of amortization for the year ended December 31, 2025, $124 million for the year ended December 31, 2024, and $123 million for the year ended December 31, 2023. Both the contractual fee income and the amortization are recorded, net, in “commercial mortgage servicing fees” on the income statement.

Residential

Changes in the carrying amount of residential mortgage servicing assets are summarized as follows:

Dollars in millions	2025	2024
Balance at beginning of period	$111	$108
Servicing retained from loan sales	14	13
Amortization	(12)	(11)
Temporary recoveries (impairments)	—	1
Balance at end of period	$113	$111
Fair value at end of period	$137	$138

The fair value of mortgage servicing assets is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. The range and weighted-average of the significant unobservable inputs used to fair value our mortgage servicing assets at December 31, 2025, and December 31, 2024, along with the valuation techniques, are shown in the following table:

		December 31, 2025			December 31, 2024
Valuation Technique	Significant Unobservable Input	Range		Weighted-Average	Range		Weighted-Average
Discounted cash flow	Prepayment speed	6.01%	33.07%	8.33%	5.42%	46.30%	7.69%
	Discount rate	6.50%	8.75%	6.62%	6.50%	8.75%	6.61%
	Servicing cost	$70.00	$4,332	$76.47	$70.00	$4,332	$75.99

If these economic assumptions change or prove incorrect, the fair value of residential mortgage servicing assets may also change. Prepayment speed, discount rates, and servicing cost    are critical to the valuation of residential mortgage servicing assets. Estimates of these assumptions are based on how a market participant would view the respective rates and reflect historical data associated with the residential mortgage loans, industry trends, and other considerations. Actual rates may differ from those estimated due to changes in a variety of economic factors. An increase in the prepayment speed would cause a decrease in the fair value of our residential mortgage servicing assets. An increase in the assigned discount rates and servicing cost assumptions would cause a decrease in the fair value of our residential mortgage servicing assets.

The sensitivity of the fair value of residential mortgage servicing assets to adverse fluctuations in key assumptions as of December 31, 2025, is presented below:

Dollars in millions	2025
Key Assumptions:
Prepayment speed	8.33%
Effect on Fair Value of a 10% adverse change	$(4)
Effect on Fair Value of a 20% adverse change	(8)
Discount rate	6.62%
Effect on Fair Value of a 10% adverse change	$(4)
Effect on Fair Value of a 20% adverse change	(7)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of an adverse variation in a particular assumption on the fair value is calculated without changing any other assumption, while in reality changes in one factor may result in changes in another, which may either magnify or counteract the effect of the change.

The amortization of residential servicing assets for December 31, 2025, as shown in the table above, is recorded as a reduction to contractual fee income. The contractual fee income from servicing residential mortgage loans totaled $41 million for the year ended December 31, 2025, $40 million for the year ended December 31, 2024, and $38 million for the year ended December 31, 2023. This fee income was offset by $12 million of amortization for the year ended December 31, 2025, $11 million for the year ended December 31, 2024, and $9 million for the year ended December 31, 2023. Both the contractual fee income and the amortization are recorded, net, in “consumer mortgage income” on the income statement.
9. Leases

As a lessee, we enter into leases of land, buildings, and equipment. Our real estate leases primarily relate to bank branches and office space. The leases of equipment principally relate to technology assets for data processing and data storage. As a lessor, we primarily provide financing through our equipment leasing business.

Lessee

Our leases are classified as either operating or financing and have remaining terms ranging from 1 to 20 years with the exception of certain ground leases that have terms over 30 years although certain leases have extension or termination options. Lease payments are discounted using Key’s incremental borrowing rate, consistent with what Key would pay to borrow on a collateralized basis over a term similar to each lease. Certain lease payments are variable and are based on a contractually defined index or transaction volume.

Operating lease expense is recognized in "net occupancy" and "equipment" on the income statement. The components of lease expense and cash flows related to leases are summarized as follows:

Dollars in millions	December 31, 2025	December 31, 2024	December 31, 2023
Operating lease cost	$118	$118	$122
Variable lease cost	20	21	19
Finance lease cost	—	1	1
Total lease cost	$138	$140	$142

Cash paid for amounts included in the measurement of lease liabilities	$129	$134	$136
Right-of-use assets obtained in exchange for lease obligations	91	70	65

Additional balance sheet information related to leases is summarized as follows:

Dollars in millions	Balance sheet classification	December 31, 2025	December 31, 2024
Right-of-use assets	Accrued income and other assets	$444	$453
Operating lease liabilities	Accrued expense and other liabilities	484	506

Information pertaining to the lease term and weighted-average discount rate, and maturities of operating lease liabilities are summarized as follows:

Dollars in millions	December 31, 2025
2026	$127
2027	117
2028	95
2029	72
2030	49
Thereafter	78
Total lease payments	$538
Less imputed interest	54
Total operating lease liabilities	$484

	December 31, 2025	December 31, 2024
Weighted-average remaining lease term (years)	5.37	5.42
Weighted-average discount rate	3.72%	3.40%

Lessor Equipment Leasing

Leases may have fixed or floating rate terms. Variable payments are based on an index or other specified rate and are included in rental payments. Certain leases contain an option to extend the lease term or the option to terminate at the discretion of the lessee. Under certain conditions, lease agreements may also contain the option for a lessee to purchase the underlying asset.

Interest income from sales-type and direct financing leases is recognized in "interest income — loans" on the Consolidated Statements of Income. Income related to operating leases is recognized in “operating lease income and other leasing gains” on the Consolidated Statements of Income. The components of equipment leasing income are summarized in the table below:

Dollars in millions	December 31, 2025	December 31, 2024	December 31, 2023
Sales-type and direct financing leases
Interest income on lease receivable	$54	$69	$78
Interest income related to accretion of unguaranteed residual asset	7	9	13
Interest income on deferred fees and costs	21	20	4
Total sales-type and direct financing lease income	82	98	95
Operating leases
Operating lease income related to lease payments	43	68	84
Other operating leasing gains and (losses)	—	8	8
Total operating lease income and other leasing gains	43	76	92
Total lease income	$125	$174	$187

Equipment leasing receivables relate to sales-type and direct financing leases. The composition of the net investment in sales-type and direct financing leases is as follows:

Dollars in millions	December 31, 2025	December 31, 2024
Lease receivables	$1,916	$2,345
Unearned income	(276)	(270)
Unguaranteed residual value	454	421
Deferred fees and costs	5	1
Net investment in sales-type and direct financing leases	$2,099	$2,497

The residual value component of a lease represents the fair value of the leased asset at the end of the lease term. We rely on industry data, historical experience, independent appraisals and the experience of the equipment leasing asset management team to value lease residuals. Relationships with a number of equipment vendors give the asset management team insight into the life cycle of the leased equipment, pending product upgrades and competing products. Key assesses net investments in leases, including residual values, for impairment and recognizes any impairment losses in accordance with the impairment guidance for financial instruments. The carrying amount of residual assets covered by residual value guarantees at December 31, 2025, and December 31, 2024, was $269 million and $238 million, respectively.

At December 31, 2025, minimum future lease payments to be received for leases are as follows:

Dollars in millions	Sales-type and direct financing lease payments	Operating lease payments
2026	$583	$27
2027	410	19
2028	256	10
2029	182	5
2030	141	4
Thereafter	344	14
Total lease payments	$1,916	$79

The carrying amount of operating lease assets at December 31, 2025 and December 31, 2024, was $153 million and $224 million, respectively.
10. Premises and Equipment

Premises and Equipment

Our premises and equipment consisted of the following:

		December 31,
Dollars in millions	Useful life (in years)	2025	2024
Land	Indefinite	$111	$111
Buildings and improvements	15-40	655	644
Leasehold improvements	1-15	575	556
Furniture and equipment	2-15	757	787
Capitalized building leases	1-14 (a)	18	18
Construction in process	N/A	42	24
Total premises and equipment		2,158	2,140
Less: Accumulated depreciation and amortization		(1,530)	(1,526)
Premises and equipment, net		$628	$614

(a)Capitalized building and equipment leases are amortized over the lesser of the useful life of asset or lease term.

Depreciation and amortization expense related to premises and equipment for the years ended December 31, 2025, December 31, 2024, and December 31, 2023 was $87 million, $91 million, and $89 million, respectively. This includes amortization of assets under capital leases.

Software

Eligible costs related to computer software developed or obtained for internal use that add functionality, improve efficiency or extend the useful life of a system are capitalized. Amortization of capitalized software begins when it is ready for its intended use, which is after all substantial testing is completed. Capitalized costs are amortized using the straight-line or accelerated method over its useful life. Balances are included in “Accrued income and other assets”.

Key had capitalized software assets, including internally-developed and purchased software and costs associated with certain cloud computing arrangements of $692 million and $597 million and related accumulated amortization of $399 million and $308 million as of December 31, 2025, and December 31, 2024, respectively. This includes in-process software that has not started amortizing. Amortization expense related to internal-use software for the years ended December 31, 2025, December 31, 2024, and December 31, 2023, was $93 million, $84 million, and $78 million, respectively.

11. Goodwill and Other Intangible Assets
Our annual goodwill impairment testing is performed as of October 1 each year, or more frequently as events occur or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The reporting units at which goodwill is tested for impairment are the Consumer Bank, Commercial Bank and Institutional Bank reporting units. The Commercial Bank and Institutional Bank reporting units are aggregated within Key’s overall Commercial Bank reporting segment. Additional information pertaining to our accounting policy for goodwill and other intangible assets is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Goodwill and Other Intangible Assets.”

During the first quarter of 2024, Key realigned its real estate capital business from its Commercial Bank reporting unit to its Institutional Bank reporting unit. The move was done to align product-based teams to the client-facing businesses they serve with the goal of reducing overhead and complexity and creating a better client experience. This reorganization was identified as a triggering event for purposes of goodwill impairment testing. As a result, interim goodwill impairment tests were performed during the first quarter of 2024 reflecting the reporting units both immediately before and immediately after the realignment, neither of which resulted in impairment. The results of the interim impairment test reflecting the realignment indicated the fair value of each of the three reporting units, Consumer Bank, Commercial Bank, and Institutional Bank, exceeded their respective carrying values by more than 10%. We utilized a combination of market and income approaches to calculate the estimated fair values of our reporting units. We determined in that interim quantitative test that the estimated fair value of the Consumer Bank reporting unit was 18% greater than its carrying amount, the estimated fair value of the Commercial Bank reporting unit was 25% greater than its carrying amount, and the estimated fair value of the Institutional Bank reporting unit was 34% greater than its carrying amount. The carrying amounts of the reporting units represent the average equity based on blended capital for goodwill impairment testing and management reporting purposes. Based on the results of the 2024 interim quantitative test, there was no goodwill impairment. This was the most recent quantitative goodwill test performed by Key.

For our latest annual impairment test, we conducted a qualitative test as of October 1, 2025. This test involved reviewing updated internal forecasts, evaluating market data, assessing reasonableness of critical assumptions used in the last quantitative goodwill impairment test as of February 29, 2024 and considering recent transactions and events that could impact the goodwill at each reporting unit. Key concluded it was not more likely than not that goodwill was impaired as of October 1, 2025, our annual testing date.

Additionally, we monitored events and circumstances during the period from October 1, 2025 through December 31, 2025, including an evaluation of macroeconomic and market factors, industry and banking sector events, Key specific performance indicators and updated management forecasts. Based on these considerations, we concluded that it was not more-likely-than-not that goodwill was impaired as of December 31, 2025.

Changes in the carrying amount of goodwill by reporting segment are presented in the following table:

Dollars in millions	Consumer Bank	Commercial Bank	Total(a)
BALANCE AT DECEMBER 31, 2023	$1,819	$933	$2,752
BALANCE AT DECEMBER 31, 2024	1,819	933	2,752
BALANCE AT DECEMBER 31, 2025	$1,819	$933	$2,752

(a) There were no accumulated impairment losses related to any of Key’s reporting units at December 31, 2025, December 31, 2024, and December 31, 2023.
The following table shows the gross carrying amount and the accumulated amortization of intangible assets subject to amortization:

	2025		2024
December 31, Dollars in millions	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization:
Core deposit intangibles	$356	$352	$356	$342
PCCR intangibles	16	16	16	16
Other intangible assets	154	150	154	141
Total	$526	$518	$526	$499

The following table presents estimated intangible asset amortization expense for the next five years.

	Estimated
Dollars in millions	2026	2027	2028	2029	2030
Intangible asset amortization expense	$7	$1	$—	$—	$—
12. Variable Interest Entities

A VIE is a partnership, limited liability company, trust, or other legal entity that meets any one of the following criteria:

•The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.
•The entity’s investors lack the power to direct the activities that most significantly impact the entity’s economic performance.
•The entity’s equity at risk holders do not have the obligation to absorb losses or the right to receive residual returns.
•The voting rights of some investors are not proportional to their economic interests in the entity, and substantially all of the entity’s activities involve, or are conducted on behalf of, investors with disproportionately few voting rights.

In the normal course of business, we engage in a variety of activities that involve VIEs. We evaluate our interests in VIEs to determine whether Key is the primary beneficiary and should consolidate the entity.

LIHTC investments. Through KCDC, we have made investments directly and indirectly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, we are allocated tax credits and deductions associated with the underlying properties. We have determined that we are not the primary beneficiary of these investments because the general partners have the power to direct the activities that most significantly influence the economic performance of their respective partnerships and have the obligation to absorb expected losses and the right to receive residual returns. As we are not the primary beneficiary of these investments, we do not consolidate them.

Through KCIC, formed as a wholly-owned subsidiary of KeyBank National Association, we create funds that hold interests in LIHTC investments. KCIC is the managing member of the fund. We have determined that we are not the primary beneficiary of the fund because although we have the power to direct the activities that most significantly influence its economic performance, we do not have benefits that could potentially be deemed significant to the fund. Therefore, we do not consolidate the fund.

Our maximum exposure to loss in connection with these partnerships consists of our unamortized investment balance plus any unfunded equity commitments and tax credits claimed but subject to recapture. We had $2.4 billion and $2.5 billion of investments in LIHTC operating partnerships at December 31, 2025, and December 31, 2024, respectively. These investments are recorded in “accrued income and other assets” on our Consolidated Balance Sheets. We do not have any loss reserves recorded related to these investments because we believe the likelihood of any loss is remote. For all legally binding unfunded equity commitments, we increase our recognized investment and recognize a liability. As of December 31, 2025, and December 31, 2024, we had liabilities of $1.1 billion and $1.4 billion, respectively, related to investments in qualified affordable housing projects, which are recorded in “accrued expense and other liabilities” on our Consolidated Balance Sheets. We continue to invest in these LIHTC operating partnerships.

The assets and liabilities presented in the table below convey the size of KCDC’s direct and indirect investments at December 31, 2025, and December 31, 2024. As these investments represent unconsolidated VIEs, the assets and liabilities of the investments themselves are not recorded on our Consolidated Balance Sheets.

	Unconsolidated VIEs
Dollars in millions	Total Assets	Total Liabilities	Maximum Exposure to Loss
December 31, 2025
LIHTC investments	$11,212	$5,026	$2,913
December 31, 2024
LIHTC investments	$9,901	$4,468	$2,996

We had $18 million and $29 million in NMTC investments at December 31, 2025 and December 31, 2024, respectively. These investments are recorded in “accrued income and other assets” on our Consolidated Balance Sheets.

We amortize our LIHTC and NMTC investments over the period that we expect to receive the tax benefits. During the twelve months ended December 31, 2025, we recognized $268 million of amortization, $258 million of tax credits and $65 million of other tax benefits associated with these investments within “income taxes” on our income statement. During the twelve months ended December 31, 2024, we recognized $234 million of amortization, $223 million of tax credits and $56 million of other tax benefits associated with these investments within “income taxes” on our income statement.

Principal investments. Through our principal investing entity, KCC, we have made investments in private equity funds engaged in venture- and growth-oriented investing. As a limited partner to these funds, KCC records these investments at fair value and receives distributions from the funds in accordance with the funds’ partnership agreements. We are not the primary beneficiary of these investments as we do not hold the power to direct the activities that most significantly affect the funds’ economic performance. Such power rests with the funds’ general partners. In addition, we neither have the obligation to absorb the funds’ expected losses nor the right to receive their residual returns. Our voting rights are also disproportionate to our economic interests, and substantially all of the funds’ activities are conducted on behalf of investors with disproportionately few voting rights. Because we are not the primary beneficiary of these investments, we do not consolidate them.

Our maximum exposure to loss associated with indirect principal investments consists of the investments’ fair value plus any unfunded equity commitments. The fair value of our indirect principal investments totaled $9 million and $14 million at December 31, 2025, and December 31, 2024, respectively. These investments are recorded in “other investments” on our Consolidated Balance Sheets. Additional information on indirect principal investments is provided in Note 5 (“Fair Value Measurements”). The table below reflects the size of the private equity funds in which we were invested as well as our maximum exposure to loss in connection with these investments at December 31, 2025.

	Unconsolidated VIEs
Dollars in millions	Total Assets	Total Liabilities	Maximum Exposure to Loss
December 31, 2025
Indirect investments	$1,858	$3	$10
December 31, 2024
Indirect investments	$2,352	$3	$15

Through our principal investing entities, we have formed and funded operating entities that provide management and other related services to our investment company funds, which directly invest in portfolio companies. In return for providing services to our direct investment funds, these entities’ receive a minority equity interest in the funds. This minority equity ownership is recorded at fair value on the entities’ financial statements. Additional information on our direct principal investments is provided in Note 5 (“Fair Value Measurements”). While other equity investors manage the daily operations of these entities, we retain the power, through voting rights, to direct the activities of the entities that most significantly impact their economic performance. In addition, we have the obligation to absorb losses and the right to receive residual returns that could potentially be significant to these entities. As a result, we have determined that we are the primary beneficiary of these funds and have consolidated them since formation. The entities had no liabilities at December 31, 2025, and December 31, 2024, and other equity investors have no recourse to our general credit.

Other unconsolidated VIEs. We are involved with other various entities in the normal course of business which we have determined to be VIEs, and include investments in Small Business Investment Companies, Historic Tax Credit Investments, certain equity method investments, and other miscellaneous investments. We have determined that we are not the primary beneficiary of these VIEs because we do not have the power to direct the activities that most significantly impact their economic performance or hold a variable interest that could potentially be significant. The table below shows our assets and liabilities associated with these unconsolidated VIEs at December 31, 2025, and December 31, 2024.These assets are recorded in “accrued income and other assets,” “other investments,” “securities available for sale,” “held-to-maturity securities,” and “loans, net of unearned income” on our Consolidated Balance Sheets. Our maximum exposure to loss is equal to the value of the assets recorded. Of the total balance as of December 31, 2025, $74 million related to the purchase of senior notes from a securitization collateralized by sold indirect auto loans. In addition, where we only have a lending arrangement in the normal course of business with unconsolidated VIEs we present the balances related to the lending arrangements in Note 4 (“Asset Quality”).

	Other unconsolidated VIEs
Dollars in millions	Total Assets	Total Liabilities
December 31, 2025
Other unconsolidated VIEs	$508	$—
December 31, 2024
Other unconsolidated VIEs	$733	$1
13. Income Taxes
Income taxes included in the income statement are summarized below. We file a consolidated federal income tax return.

Year ended December 31, Dollars in millions	2025	2024	2023
Currently payable:
Federal	$391	$211	$257
State	82	(3)	48
Total currently payable	$473	$208	$305
Deferred:
Federal	$(10)	$(307)	$(84)
State	13	(44)	(25)
Total deferred	3	(351)	(109)
Total income tax (benefit) expense (a)	$476	$(143)	$196

(a)There was income tax (benefit) expense on securities transactions of $(1) million in 2025, $(445) million in 2024, and $(3) million in 2023. Income tax expense excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which we operate. These non-income taxes, which are recorded in “noninterest expense” on the income statement, totaled $43 million in 2025, $32 million in 2024, and $34 million in 2023.

Significant components of our deferred tax assets and liabilities included in “accrued income and other assets” on our Consolidated Balance Sheets, are as follows:

December 31, Dollars in millions	2025	2024
Allowance for loan and lease losses	$422	$411
Employee benefits	212	209
Net unrealized securities losses	566	1,045
Federal tax credits	226	303
Non-tax accruals	79	109
Operating lease liabilities	121	127
State net operating losses and credits	5	20
Partnership investments	91	79
Other	137	149
Gross deferred tax assets	1,859	2,452
Less: Valuation Allowance	5	15
Total deferred tax assets	$1,854	$2,437

Leasing transactions	$306	$378
State taxes	25	76
Operating lease right-of-use assets	112	114
Goodwill	195	178
Other	67	68
Total deferred tax liabilities	705	814
Net deferred tax assets (liabilities) (a)	$1,149	$1,623

(a)From continuing operations.

We conduct quarterly assessments of all available evidence to determine the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded. The available evidence used in connection with these assessments includes taxable income in prior periods, projected future taxable income, potential tax-planning strategies, and projected future reversals of deferred tax items. These assessments involve a degree of subjectivity and may undergo significant change.

At December 31, 2025, we had net capital loss carryforwards of $4 million for which we have recorded $4 million of valuation allowances. The capital loss carryforwards, if not utilized, will expire beginning in 2027. Realization of this tax benefit is dependent upon Key's ability to generate sufficient capital gain in an appropriate tax year to offset the capital loss carryforward. Currently, generation of sufficient gain income is uncertain.

At December 31, 2025, we had no federal net operating loss carryforwards and federal credit carryforwards of $226 million. The federal credit carryforward consists of general business credits generated of $226 million, which expire in 2045, under the Internal Revenue Code. We currently expect to fully utilize these credits.

We had state net operating loss carryforwards of $80 million, resulting in a net state deferred tax asset of $3 million, for which we have recorded $1 million of valuation allowances, and state credit carryforwards of $2 million. If not utilized, the state net operating losses and state tax credits begin to expire in 2027 and 2029, respectively. We currently do not expect to utilize the state net operating losses for which we have recorded a valuation allowance. We currently expect to fully utilize these state credits.

The following table shows how our total income tax expense (benefit) and the resulting effective tax rate were derived:

Year ended December 31, Dollars in millions	2025		2024		2023
	Amount	Rate	Amount	Rate	Amount	Rate
Income (loss) before income taxes times 21% statutory federal tax rate	$484	21.0%	$(64)	21.0%	$244	21.0%
State and local income taxes, net of federal income tax effect(a)	75	3.3	(33)	10.8	13	1.1
Tax credits
Low-income housing/New markets	(252)	(10.9)	(211)	69.1	(196)	(16.9)
Change in valuation allowances	(2)	(.1)	3	(1.0)	—	—
Nontaxable or nondeductible items
Tax-exempt interest income	(27)	(1.2)	(27)	8.8	(35)	(3.0)
Corporate-owned life insurance income	(29)	(1.3)	(29)	9.5	(28)	(2.4)
Share-based compensation expense	(2)	(.1)	5	(1.6)	1.1
Federal deposit insurance	20.9		25	(8.2)	22	1.9
Amortization of tax-advantaged investments	212	9.2	185	(60.5)	171	14.7
Other permanent differences	(3)	(.1)	7	(2.4)	(1)	(.1)
Changes in reserves of tax positions	—	—	(4)	1.3	5.4
Total income tax expense (benefit)	$476	20.7%	$(143)	46.6%	$196	16.9%

(a)In 2025, New York, New York City, California, and Illinois comprised the majority of the state and local income taxes, net of federal income tax effect. In 2024, New York, New York City, California, Illinois, and Oregon comprised the majority of this category. In 2023, New York, New York City, California, and Illinois comprised the majority of this category.

The following table shows income taxes paid, net of refunds. Amounts presented for individual jurisdictions represented 5% or more of total income taxes paid, net of refunds, for each respective year.

Year ended December 31, Dollars in millions	2025	2024	2023
U.S. Federal	$51	$30	$119
U.S. state and local
California	5	—	11
Illinois	—	4	—
New Jersey	—	6	—
New York City	7	—	9
New York State	—	—	(16)
Other	8	28	33
Total	$71	$68	$156

Liability for Unrecognized Tax Benefits
The change in our liability for unrecognized tax benefits is as follows:

Year ended December 31, Dollars in millions	2025	2024	2023
Balance at beginning of year	$39	$45	$40
Increase for other tax positions of prior years	—	—	5
Decrease for payments and settlements	—	(3)	—
Decrease related to tax positions taken in prior years	(36)	(3)	—
Balance at end of year	$3	$39	$45

Each quarter, we review the amount of unrecognized tax benefits recorded in accordance with the applicable accounting guidance. Any adjustment to unrecognized tax benefits is recorded in income tax expense. The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate was $3 million at December 31, 2025, $39 million at December 31, 2024 and $45 million at December 31, 2023.

As permitted under the applicable accounting guidance, it is our policy to record interest and penalties related to unrecognized tax benefits in income tax expense. We recorded net interest benefit of $16 million, less than $1 million, and $4 million in 2025, 2024, and 2023, respectively. We did not recover any state tax penalties in 2025, 2024, or 2023. At December 31, 2025, we had $1 million accrued interest payable, compared to $1 million at December 31, 2024 and $0.6 million at December 31, 2023.
We file federal income tax returns, as well as returns in various state and foreign jurisdictions. We are subject to income tax examination by the IRS for the tax years 2020 and forward. Currently, we are under IRS audit for tax year 2020. We are not subject to income tax examinations by other tax authorities for years prior to 2016.
There were no unrecognized tax benefits presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward, at December 31, 2025, and December 31, 2024, respectively.
One Big Beautiful Bill Act (“OBBBA”)

On July 4, 2025, new U.S. tax legislation was signed into law, OBBBA, which makes permanent many of the tax provisions enacted in 2017 as part of the Tax Cuts and Jobs Act that were set to expire at the end of 2025. In addition, the OBBBA makes changes to certain U.S. corporate tax provisions, but many are generally not effective until 2026. Key does not expect any material change to our ongoing tax rate or any material impact on our results of operations.
Pre-1988 Bank Reserves acquired in a business combination
Retained earnings of KeyBank included approximately $92 million of allocated bad debt deductions for which no income taxes have been recorded. Under current federal law, these reserves are subject to recapture into taxable income if KeyBank, or any successor, fails to maintain its bank status under the Internal Revenue Code or makes non-dividend distributions or distributions greater than its accumulated earnings and profits. No deferred tax liability has been established as these events are not expected to occur in the foreseeable future.

14. Discontinued Operations

Discontinued operations includes our government-guaranteed and private education lending business.  At December 31, 2025, and December 31, 2024, approximately $205 million and $257 million, respectively, of education loans are included in discontinued assets on our Consolidated Balance Sheets. Net interest income after provision for credit losses for this business is not material and is included in income (loss) from discontinued operations, net of taxes on the consolidated statements of income.
15. Stock-Based Compensation
We maintain several stock-based compensation plans, which are described below. Total compensation expense for these plans was $132 million for 2025, $104 million for 2024, and $121 million for 2023. The total income tax benefit recognized in the income statement for these plans was $32 million for 2025, $25 million for 2024, and $29 million for 2023.
Our compensation plans allow us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other awards which may be denominated or payable in or valued by reference to our Common Shares or other factors, discounted stock purchases, and deferred compensation to eligible employees and directors. In 2019, shareholders approved the 2019 Equity Compensation Plan, under which 71,600,000 shares may be issued as equity awards. In 2023, shareholders approved an Amended and Restated 2019 Equity Compensation Plan, under which the number of shares that may be issued as equity awards was increased by 40,000,000 to 111,600,000. The Compensation and Organization Committee has authority to approve all stock option grants but may delegate some of its authority to grant awards from time to time. The committee has delegated to our Chief Executive Officer the authority to grant equity awards, including stock options, to any employee who is not designated an “officer” for purposes of Section 16 of the Exchange Act. No more than 3,000,000 Common Shares may be issued under this authority.
At December 31, 2025, we had 13,856,968 Common Shares available for future grant under our compensation plans. In accordance with a resolution adopted by the Compensation and Organization Committee of KeyCorp’s Board of Directors, we may not grant options to purchase Common Shares, restricted stock or other shares under any long-term compensation plan in an aggregate amount that exceeds 6% of our outstanding Common Shares in any rolling three-year period.
Long-Term Incentive Compensation Program
Our Long-Term Incentive Compensation Program (the “Program”) rewards senior executives and other employees critical to our long-term financial success. Awards are granted annually in a variety of forms:

•deferred cash payments that generally vest and are payable at the rate of 25% per year;
•time-lapsed (service condition) restricted stock units payable in stock or cash, which generally vest at the rate of 25% per year;
•performance units payable in cash, which vest at the end of the three-year performance cycle and will not vest unless Key attains defined performance levels and the service condition is met; and
•stock options that generally become exercisable at the rate of 25% per year.
During 2025, no performance units vested that were payable in stock and 36,078 performance units vested that were payable in cash. The total fair value of the performance units that vested in stock and cash during 2025 was zeroand $1 million, respectively. During 2024, 30,323 performance units vested that were payable in stock and 1,556,149 performance units vested that were payable in cash. The total fair value of the performance units that vested in stock and cash during 2024 totaled $1 million and $22 million, respectively.

The following table summarizes activity and pricing information for the nonvested shares in the Program for the year ended December 31, 2025.

	Vesting Contingent on Service Conditions		Vesting Contingent on Performance and Service Conditions - Payable in Stock		Vesting Contingent on Performance and Service Conditions - Payable in Cash
	Number of Nonvested Shares	Weighted- Average Grant-Date Fair Value	Number of Nonvested Shares	Weighted- Average Grant-Date Fair Value	Number of Nonvested Shares	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2024	14,995,501	$17.66	1,440,087	$15.42	5,420,941	$19.70
Granted	7,306,761	17.72	68,991	15.42	1,575,553	20.82
Vested	(5,552,419)	18.82	—	—	(36,078)	19.02
Forfeited(a)	(461,624)	17.53	—	—	(3,682,521)	18.52
Outstanding at December 31, 2025	16,288,219	$17.27	1,509,078	$15.42	3,277,895	$20.99

(a)Includes awards that did not vest
The compensation cost of time-lapsed and performance-based restricted stock or unit awards granted under the Program is calculated using the closing trading price of our Common Shares on the grant date (or the prior business day if the grant date is not a business day).
Unlike time-lapsed and performance-based restricted stock or units, we do not pay dividends during the vesting period for performance shares or units that may become payable in excess of targeted performance.
The weighted-average grant-date fair value of awards granted under the Program was $18.25 during 2025, $13.06 during 2024, and $17.81 during 2023. As of December 31, 2025, unrecognized compensation cost related to nonvested shares under the Program totaled $113 million. We expect to recognize this cost over a weighted-average period of 2.2 years. The total fair value of shares vested was $105 million in 2025, $130 million in 2024, and $133 million in 2023.
Stock Options
Stock options granted to employees generally become exercisable at the rate of 25% per year. No option granted by KeyCorp will be exercisable less than one year after, or expire later than ten years from, the grant date. The exercise price is 100-110% of the closing price of our Common Shares on the grant date (or the prior business day if the grant date is not a business day).
We determine the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to determine the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. Because of these differences, the Black-Scholes model does not precisely value an employee stock option, but it is commonly used for this purpose. The model assumes that the estimated fair value of an option is amortized as compensation expense over the option’s vesting period.
The Black-Scholes model requires several assumptions, which we developed and update based on historical trends and current market observations. Our determination of the fair value of options is only as accurate as the underlying assumptions. The assumptions pertaining to options issued during 2025, 2024, and 2023 are shown in the following table.

Year ended December 31,	2025	2024	2023
Average option life	7.0 years	7.0 years	6.7 years
Future dividend yield	4.55%	5.75%	4.28%
Historical share price volatility	.410	.422	.347
Weighted-average risk-free interest rate	4.5%	4.2%	3.9%

The following table summarizes activity, pricing and other information for our stock options for the year ended December 31, 2025:

	Number of Options	Weighted-Average Exercise Price Per Option	Weighted-Average Remaining Life (in years)	Aggregate Intrinsic Value(a)
Outstanding at December 31, 2024	4,378,773	$18.73	4.6	$5
Granted	427,986	19.49
Exercised	(655,461)	12.99
Lapsed or canceled	(281,661)	19.75
Outstanding at December 31, 2025	3,869,637	$19.71	5.1	$7

Expected to vest	1,157,330	19.14	7.9	3
Exercisable at December 31, 2025	2,672,495	$19.98	3.8	$4
(a)The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option.
The weighted-average grant-date fair value of options was $4.93 for options granted during 2025, $3.43 for options granted during 2024, and $4.23 for options granted during 2023. Stock option exercises numbered 655,461 in 2025, 819,268 in 2024, and 134,484 in 2023. The aggregate intrinsic value of exercised options was $4 million for 2025, $3 million for 2024, and $1 million for 2023. As of December 31, 2025, unrecognized compensation cost related to nonvested options under the plans totaled $1 million. We expect to recognize this cost over a weighted-average period of 2.3 years.
Cash received from options exercised was $8 million, $10 million, and $1 million in 2025, 2024, and 2023, respectively. The actual tax benefit realized for the tax deductions from options exercised was less than $1 million in 2025 and less than $1 million in 2024.
Deferred Compensation and Other Restricted Stock Awards
Our deferred compensation arrangements include voluntary and mandatory deferral programs for Common Shares awarded to certain employees and directors. Mandatory deferred incentive awards vest at the rate of 25% per year beginning one year after the deferral date. Deferrals under the voluntary programs are immediately vested.
We also may grant, upon approval by the Compensation and Organization Committee (or our Chief Executive Officer with respect to their delegated authority), other time-lapsed restricted stock or unit awards under various programs to recognize outstanding performance.
The following table summarizes activity and pricing information for the nonvested shares granted under our deferred compensation plans and these other restricted stock or unit award programs for the year ended December 31, 2025.

	Number of Nonvested Shares	Weighted-Average Grant-Date Fair Value
Outstanding at December 31, 2024	2,296,263	$16.28
Granted	575,556	16.61
Vested	(854,963)	18.29
Forfeited	(40,228)	14.05
Outstanding at December 31, 2025	1,976,628	$15.50

The weighted-average grant-date fair value of awards granted was $16.61 during 2025, $15.69 during 2024, and $12.93 during 2023. As of December 31, 2025, unrecognized compensation cost related to nonvested shares granted under our deferred compensation plans and the other restricted stock or unit award programs totaled $9 million. We expect to recognize this cost over a weighted-average period of 2.5 years. The total fair value of shares vested was $16 million in 2025, $18 million in 2024, and $20 million in 2023.

Discounted Stock Purchase Plan
Our Discounted Stock Purchase Plan provides employees the opportunity to purchase our Common Shares at a 10% discount through payroll deductions. Purchases are limited to $10,000 in any month and $50,000 in any calendar year, and are immediately vested. To accommodate employee purchases, we issue treasury shares on or around the fifteenth day of the month following the month employee payments are received. We issued 430,033 Common Shares at a weighted-average cost to employees of $15.61 during 2025, 459,778 Common Shares at a weighted-average cost to employees of $13.96 during 2024, and 720,280 Common Shares at a weighted-average cost to employees of $10.62 during 2023.

Information pertaining to our method of accounting for stock-based compensation is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation.”
16. Employee Benefits
Pension Plans and Other Postretirement Benefit Plans
Key maintains a qualified cash balance pension plan and other nonqualified defined benefit plans. These plans are frozen and closed to new employees. We continue to credit participants’ existing account balances for interest until they receive their plan benefits. Plans provide benefits based upon length of service and compensation levels.
We also sponsor a retiree healthcare plan in which all employees age 55 with five years of service (or employees age 50 with 15 years of service who are terminated under conditions that entitle them to a severance benefit) are eligible to participate. Participant contributions are adjusted annually. Key may provide a subsidy toward the cost of coverage for certain employees hired before 2001 with a minimum of 15 years of service at the time of termination. We use a separate VEBA trust to fund the retiree healthcare plan.
Key utilizes its fiscal year-end as the measurement date for its pension and other postretirement employee benefit plans. Actuarial gains and losses are deferred and amortized over the future service periods of active employees. We determine the expected return on plan assets using a calculated market-related value of plan assets. Gain or loss amounts in AOCI are only amortized to the extent that they exceed 10% of the greater of the market-related value or the projected benefit obligation.
During 2025 and 2024, Key did not recognize a settlement loss. In 2023, we recognized a settlement loss for lump sum payments made under certain pension plans. In accordance with the applicable accounting guidance for defined benefit plans, we performed a remeasurement of the affected plans in conjunction with the settlement and recognized the settlement loss reflected in the following table.
Net pension cost is recorded within “other expense.” The components of net pension cost and the amount recognized in OCI for all funded and unfunded pension plans and postretirement benefit plan are as follows:

Year ended December 31, Dollars in millions	Pension Plans			Postretirement Benefit Plan
	2025	2024	2023	2025	2024	2023
Interest cost on PBO	$43	$41	$45	$2	$2	$2
Expected return on plan assets	(44)	(39)	(42)	(2)	(2)	(2)
Amortization of losses (gains)	8	9	9	(1)	(1)	(1)
Amortization of prior service credit	—	—	—	(1)	(1)	(1)
Settlement loss	—	—	18	—	—	—
Net pension cost	$7	$11	$30	$(2)	$(2)	$(2)

Other changes in plan assets and benefit obligations recognized in OCI:
Net (gain) loss	$6	$26	$26	$1	$1	$1
Amortization of (gains)	(8)	6	(27)	—	—	—
Amortization of prior service credit	—	—	—	1	1	1
Total recognized in comprehensive income	$(2)	$32	$(1)	$2	$2	$2

Total recognized in net pension cost and comprehensive income	$5	$43	$29	$—	$—	$—

The information related to our pension plans and postretirement benefit plan presented in the following tables is based on current actuarial reports using measurement dates of December 31, 2025, and December 31, 2024.

The following table summarizes changes in the PBO and changes in the FVA related to our pension plans and post retirement benefit plan. Actuarial losses in 2025 associated with the postretirement benefit plan are a result of asset performance. Actuarial gains in 2024 associated with the pension plans were primarily driven by an increase in discount rates.

Year ended December 31, Dollars in millions	Pension Plans		Postretirement Benefit Plan
	2025	2024	2025	2024
PBO at beginning of year	$846	$923	$41	$40
Interest cost	43	41	2	2
Actuarial losses (gains)	14	(34)	7	6
Plan participants’ contributions	—	—	2	1
Benefit payments	(81)	(84)	(8)	(8)
PBO at end of year	$822	$846	$44	$41

FVA at beginning of year	$805	$827	$41	$40
Actual return on plan assets	53	$49	9	$8
Employer contributions	13	$13	—	$—
Plan participants’ contributions	—	$—	2	$1
Benefit payments	(81)	$(84)	(8)	$(8)
FVA at end of year	$790	$805	$44	$41

The following table summarizes the funded status of the pension plans, which equals the amounts recognized in the balance sheets at December 31, 2025, and December 31, 2024, as well as the amount of pre-tax AOCI not yet recognized as net pension cost for the pension plans and postretirement benefit plan. The postretirement benefit plan’s PBO equaled its FVA at both December 31, 2025, and December 31, 2024. Therefore, no asset or liability was recognized on our Consolidated Balance Sheets with respect to that plan.

December 31, Dollars in millions	Pension Plans		Postretirement Benefit Plan
	2025	2024	2025	2024
Funded status (a)	$(32)	$(40)

Net prepaid pension cost recognized consists of:
Noncurrent assets	$85	$80
Current liabilities	(13)	(13)
Noncurrent liabilities	(104)	(107)
Net prepaid pension cost recognized (b)	$(32)	$(40)

Net unrecognized losses (gains)	$329	$415	$(8)	$(8)
Net unrecognized prior service credit	—	—	(8)	(9)
Total unrecognized AOCI	$329	$415	$(16)	$(17)

(a)The shortage of the FVA under the PBO.
(b)Represents the accrued benefit liability of the pension plans.
At December 31, 2025, our primary qualified cash balance pension plan was sufficiently funded under the requirements of ERISA. Consequently, we are not required to make a minimum contribution to that plan in 2026. We also do not expect to make any significant discretionary contributions during 2026. There are no regulations that require contributions to the VEBA trust that funds our retiree healthcare plan, so there is no minimum funding requirement. We are permitted to make discretionary contributions to the VEBA trust, subject to certain IRS restrictions and limitations. We anticipate that our discretionary contributions in 2026, if any, will be minimal.
At December 31, 2025, we expect to pay the benefits from all funded and unfunded pension plans and postretirement benefit plan as follows:

Dollars in millions	Pension Plans	Postretirement Benefit Plan
2026	$78	$4
2027	77	4
2028	76	4
2029	74	4
2030	72	4
2030-2034	324	16
The ABO for all of our pension plans was $822 million at December 31, 2025, and $845 million at December 31, 2024. As indicated in the table below, collectively our pension plans had an ABO in excess of plan assets as follows:

December 31,	2025		2024
Dollars in millions	Cash Balance Pension Plan	Other Defined Benefit Plans	Cash Balance Pension Plan	Other Defined Benefit Plans
PBO	$705	$117	$725	$121
ABO	705	117	725	121
Fair value of plan assets	790	—	805	—

To determine the actuarial present value of benefit obligations, we assumed the following weighted-average rates.

December 31,	2025	2024
Pension Plans:
Discount rate	5.05%	5.33%
Weighted-average interest crediting rate	4.84%	4.74%
Postretirement Benefit Plan:
Discount rate	4.50%	4.50%
To determine net pension cost, we assumed the following weighted-average rates.

Year ended December 31,	2025	2024	2023
Pension Plans:
Discount rate	5.33%	4.68%	4.85%
Expected return on plan assets	5.25%	4.50%	4.50%
Postretirement Benefit Plan:
Discount rate	4.50%	4.50%	4.50%
Expected return on plan assets	4.50%	4.50%	4.50%
We estimate that we will recognize $9 million in net pension cost for 2026 related to our pension plans. We estimate that a 25 basis point increase or decrease in the expected return on plan assets would change our net pension cost for 2026 by approximately $2 million. Pension cost also is affected by an assumed discount rate. We estimate that a 25 basis point change in the assumed discount rate would change net pension cost for 2026 by approximately $1 million.
We expect to recognize a $2 million credit in net postretirement benefit cost for 2026 related to our postretirement benefit plan. The realized net investment income for the postretirement healthcare plan VEBA trust is subject to federal income taxes, which are reflected in the weighted-average expected return on plan assets shown above. Assumed healthcare cost trend rates do not have a material impact on net postretirement benefit cost or obligations since the postretirement plan has cost-sharing provisions and benefit limitations
Pension Plan Assets
The expected return on plan assets for our qualified cash balance pension plan is determined by considering a number of factors, the most significant of which are:

•Our expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity, fixed income, convertible, and other securities, and forecasted returns that are modeled under various economic scenarios.
•Historical returns on our plan assets. Based on an annual reassessment of current and expected future capital market returns, our expected return on plan assets for estimating the year-end pension benefit obligation of our qualified cash balance pension plan was 5.25% for 2025, 5.25% for 2024 and 4.5% for 2023. We deemed a rate of 5.25% to be appropriate in estimating 2025 pension cost.
The investment objectives of the pension fund are developed to reflect the characteristics of the plan, such as pension formulas, cash lump sum distribution features, and the liability profiles of the plan’s participants. An executive oversight committee reviews the plan’s investment performance at least quarterly, and compares performance against appropriate market indices. The pension fund’s investment objectives are to balance total return objectives with a continued management of plan liabilities, and to minimize the mismatch between assets and liabilities. The following table shows the asset target allocations prescribed by the pension fund’s investment policies based on the plan’s funded status at December 31, 2025.

Asset Class	2025
Global equity	16%
Fixed income	84
Total	100%

Investments consist of mutual funds, collective investment funds and insurance investments that invest in underlying assets in accordance with the target asset allocations shown above.

Although the pension funds’ investment policies conditionally permit the use of derivative contracts, we have not entered into any such contracts, and we do not expect to employ such contracts in the future.

The valuation methodologies used to measure the fair value of pension plan assets vary depending on the type of asset, as described below. For an explanation of the fair value hierarchy, see Note 1 (“Summary of Significant Accounting Policies”) under the heading “Fair Value Measurements.”

Mutual funds. Exchange-traded mutual funds listed or traded on securities exchanges are valued at the closing price on the exchange or system where the security is principally traded. These securities are classified as Level 1 because quoted prices for identical securities in active markets are available. Non exchange-traded mutual funds are classified as Level 2.

Collective investment funds. Investments in collective investment funds are valued using the net asset value practical expedient and are not classified within the fair value hierarchy. Fair value is determined based on Key’s proportionate share of total net assets in the fund.

Insurance investment contracts and pooled separate accounts. Deposits under insurance investment contracts and pooled separate accounts with insurance companies do not have readily determinable fair values and are valued using a methodology that is consistent with accounting guidance that allows the plan to estimate fair value based upon net asset value per share (or its equivalent, such as member units or an ownership in partners’ capital to which a proportionate share of net assets is attributed); thus, these investments are not classified within the fair value hierarchy.

The following tables show the fair values of our pension plan assets by asset class at December 31, 2025, and December 31, 2024.

December 31, 2025
Dollars in millions	Level 1	Level 2	Level 3	Total
ASSET CLASS
Mutual funds:
Fixed income — U.S.	$—	$321	$—	$321
Collective investment funds (measured at NAV) (a)	—	—	—	446
Insurance investment contracts and pooled separate accounts (measured at NAV) (a)	—	—	—	23
Total net assets at fair value	$—	$321	$—	$790

(a)Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the fair value of plan assets presented elsewhere within this footnote.

December 31, 2024
Dollars in millions	Level 1	Level 2	Level 3	Total
ASSET CLASS
Mutual funds:
Fixed income — U.S.	$—	$324	$—	$324
Collective investment funds (measured at NAV) (a)	—	—	—	459
Insurance investment contracts and pooled separate accounts (measured at NAV) (a)	—	—	—	22
Total net assets at fair value	$—	$324	$—	$805

(a)Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the fair value of plan assets presented elsewhere within this footnote.
Postretirement Benefit Plan Assets
We estimate the expected returns on plan assets for the VEBA trust much the same way we estimate returns on our pension funds. The primary investment objectives of the VEBA trust are to obtain a market rate of return, take into consideration the safety and/or risk of the investment, and to diversify the portfolio in order to satisfy the trust’s anticipated liquidity requirements. The following table shows the asset target allocations prescribed by the trust’s investment policy.

Target Allocation
Asset Class	2025
U.S. equity securities	64%
International equity securities	16
Fixed income securities	20
Total	100%

Investments consist of mutual funds and other assets that invest in underlying assets in accordance with the target asset allocations shown above. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Investments in other assets are valued using the Net Asset Value practical expedient and are not classified within the fair value hierarchy. These investments do not have readily determinable fair values and are valued using a methodology consistent with accounting guidance that allows the plan to estimate fair value based upon net asset value per share (or its equivalent, such as member units or an ownership in partners’ capital to which a proportionate share of net assets is attributed).
The following tables show the fair values of our postretirement plan assets by asset class at December 31, 2025, and December 31, 2024.

December 31, 2025
Dollars in millions	Level 1	Level 2	Level 3	Total
ASSET CLASS
Mutual funds:
Equity — U.S.	$30	$—	$—	$30
Equity — International	5	—	—	5
Fixed income — U.S.	8	—	—	8
Other assets (measured at NAV)(a)	—	—	—	1
Total net assets at fair value	$43	$—	$—	$44

(a)Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the fair value of plan assets presented elsewhere within this footnote.

December 31, 2024
Dollars in millions	Level 1	Level 2	Level 3	Total
ASSET CLASS
Mutual funds:
Equity — U.S.	$26	$—	$—	$26
Equity — International	6	—	—	6
Fixed income — U.S.	8	—	—	8
Other assets (measured at NAV)	—	—	—	1
Total net assets at fair value	$40	$—	$—	$41

(a)Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the fair value of plan assets presented elsewhere within this footnote.
Employee 401(k) Savings Plan
A substantial number of our employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. The plan permits employees to contribute from 1% to 100% of eligible compensation, with up to 7% being eligible for matching contributions in 2024 and 2025. The plan also permits us to provide a discretionary annual profit sharing contribution to eligible employees who have at least one year of service. We did not accrue profit sharing contributions for 2025, 2024 or 2023. We also maintain a deferred savings plan that provides certain employees with benefits they otherwise would not have been eligible to receive under the qualified plan once their compensation for the plan year reached the IRS contribution limits. Total expense associated with the above plans was $132 million in 2025, $145 million in 2024, and $99 million in 2023.
17. Borrowings
The following table presents a summary of our short-term borrowings:

December 31,
Dollars in millions	2025	2024
Federal funds purchased	$—	$—
Securities sold under repurchase agreements	13	14
Other short-term borrowings	1,071	2,130

As described below KeyCorp and KeyBank have a number of programs and facilities that support our short-term financing needs. Certain subsidiaries maintain credit facilities with third parties, which provide alternative sources of funding. KeyCorp is the guarantor of some of the third-party facilities.

Short-term credit facilities

We maintain cash on deposit in our Federal Reserve account, which can reduce our need to obtain funds through various short-term unsecured money market products. This account, which was maintained at $9.3 billion at December 31, 2025, and the unpledged securities in our investment portfolio provide a buffer to address unexpected short-term liquidity needs. We also have secured borrowing facilities at the FHLB and the Federal Reserve Bank of Cleveland to satisfy short-term liquidity requirements. As of December 31, 2025, our unused secured borrowing capacity was $39.5 billion at the Federal Reserve Bank of Cleveland and $18.9 billion at the FHLB.

Long-term borrowings

The following table presents the contractual rates and maturity dates of our long-term debt as of December 31, 2025 and the carrying values as of December 31, 2025 and December 31, 2024. We use interest rate swaps and caps, which modify the repricing characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 7 (“Derivatives and Hedging Activities”).

December 31,	Stated Rate	Maturity	Carrying Value
Dollars in millions	2025	2025	2025	2024
Parent Company
Senior notes	2.25% - 6.40%	2027 - 2035	$4,659	$4,251
Junior subordinated debentures	4.99% - 7.75%	2028 - 2037	447	444
Other variable rate notes			—	599
Total parent company			$5,106	$5,294

Subsidiaries
Senior notes	3.97% - 5.85%	2027 - 2039	$2,229	$4,540
Subordinated notes	3.40% - 6.95%	2026 - 2032	1,932	1,869
Federal Home Loan Bank advances	1.39% - 7.36%	2026 - 2042	560	79
Other long-term debt(a)			90	112
Revolving loans			—	211
Total subsidiaries			$4,811	$6,811
Total long-term debt			$9,917	$12,105

(a)Includes debt associated with secured borrowings, investment fund financing, and capital lease obligations.
Junior Subordinated Debentures
We own the outstanding common stock of business trusts formed by us that issued corporation-obligated mandatorily redeemable trust preferred securities. The trusts used the proceeds from the issuance of their trust preferred securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts’ only assets; the interest payments from the debentures finance the distributions paid on the mandatorily redeemable trust preferred securities. KeyCorp does not consolidate these trusts, The outstanding common stock of these business trusts is recorded in “Other Investments” on our Consolidated Balance Sheets. We unconditionally guarantee the following payments or distributions on behalf of the trusts:

•required distributions on the trust preferred securities;
•the redemption price when a capital security is redeemed; and
•the amounts due if a trust is liquidated or terminated
The Regulatory Capital Rules require us to treat our mandatorily redeemable trust preferred securities as Tier 2 capital. The trust preferred securities must be redeemed when the related debentures mature, or earlier if provided in the governing structure. Each issue of trust preferred securities carries an interest rate identical to that of the related debenture.

At December 31, 2025, scheduled principal payments on long-term debt were as follows:

Dollars in millions	Parent	Subsidiaries	Total
2026	$—	$1,111	$1,111
2027	771	1,275	2,046
2028	903	307	1,210
2029	881	345	1,226
2030	—	15	15
All subsequent years	2,551	1,758	4,309
18. Time Deposits
The table below shows the total amount of time deposits at December 31, 2025, by future contractual maturity range:

Dollars in millions	Time Deposits
2026	$12,229
2027	410
2028	18
2029	8
2030	5
All subsequent years	10
Total time deposits	$12,680

19. Commitments, Contingent Liabilities, and Guarantees
Commitments to Extend Credit or Funding
Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These agreements generally carry variable rates of interest and have fixed expiration dates or termination clauses. We typically charge a fee for our loan commitments. Since a commitment may expire without resulting in a loan, our aggregate outstanding commitments may significantly exceed our eventual cash outlay.
Loan commitments involve credit risk not reflected on our Consolidated Balance Sheets. We mitigate exposure to credit risk with internal controls that guide how we review and approve applications for credit, establish credit limits and, when necessary, demand collateral. In particular, we evaluate the creditworthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjust the allowance for credit losses on lending-related commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Liability for Credit Losses on Lending-Related Commitments,” and in Note 4 (“Asset Quality”).
We also provide financial support to private equity investments, including existing direct portfolio companies and indirect private equity funds, to satisfy unfunded commitments. These unfunded commitments are not recorded on our Consolidated Balance Sheets. Additional information on principal investing commitments is provided in Note 5 (“Fair Value Measurements”). Other unfunded equity investment commitments at December 31, 2025, and December 31, 2024, related to tax credit investments and were primarily attributable to LIHTC investments. Unfunded tax credit investment commitments are recorded on our Consolidated Balance Sheets in “other liabilities.” Additional information on LIHTC commitments is provided in Note 12 (“Variable Interest Entities”).
The following table shows the remaining contractual amount of each class of commitment related to extending credit or funding principal investments. For loan commitments and commercial letters of credit, this amount represents our maximum possible accounting loss on the unused commitment if the borrower were to draw upon the full amount of the commitment and subsequently default on payment for the total amount of the then outstanding loan.

December 31, Dollars in millions	2025	2024
Loan commitments:
Commercial and other	$59,731	$57,010
Commercial real estate and construction	3,561	2,855
Home equity	7,793	8,360
Credit cards	6,027	6,784
Total loan commitments	77,112	75,009
Commercial letters of credit	49	63
Purchase card commitments	993	1,048
Principal investing commitments	1	1
Tax credit investment commitments	1,132	1,362
Total loan and other commitments	$79,287	$77,483

Legal Proceedings

Litigation. From time to time, in the ordinary course of business, we and our subsidiaries are subject to various litigation, investigations, and administrative proceedings. Private, civil litigation may range from individual actions involving a single plaintiff to putative or actual class action lawsuits with potentially thousands of class members, as well as arbitrations and mass arbitrations. Investigations may involve both formal and informal proceedings, by both government agencies and self-regulatory bodies. These matters may involve claims for substantial monetary or non-monetary relief. At times, these matters may present novel claims or legal theories. Due to the complex nature of these various other matters, it may be years before some matters are resolved. While it is impossible to ascertain the ultimate resolution or range of financial liability, based on information presently known to us, we do not believe there is any matter to which we are a party, or involving any of our properties, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our financial condition. We continually monitor and reassess the potential materiality of these litigation matters. We note, however, that in light of the inherent uncertainty in legal proceedings there can be no assurance that the ultimate resolution will not exceed established accruals. As a result, the outcome of a particular matter, or a combination of matters, may be material to our results of operations for a particular period, depending upon the size of the loss or our income for that particular period.

On at least a quarterly basis, we assess our liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that we will incur a loss and the amount of the loss can be reasonably estimated, we record a liability in our consolidated financial statements. These legal accruals may be increased or decreased to reflect any relevant developments on a quarterly basis. Where a loss is not probable or the amount of the loss is not estimable, we have not accrued a liability for said loss, consistent with applicable accounting guidance. Based on information currently available to us and advice of counsel, we believe that our established accruals are adequate and the liabilities arising from the legal proceedings will not have a material adverse effect on our consolidated financial condition.

Guarantees
We are a guarantor in various agreements with third parties. The following table shows the types of guarantees that we had outstanding at December 31, 2025. Information pertaining to the basis for determining the liabilities recorded in connection with these guarantees is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Contingencies and Guarantees.”

December 31, 2025	Maximum Potential Undiscounted Future Payments	Liability Recorded
Dollars in millions
Financial guarantees:
Standby letters of credit	$6,453	$69
Recourse agreement with FNMA	8,187	57
Residential mortgage reserve	3,418	8
Written options (a)	3,524	27
Total	$21,582	$161

(a)The maximum potential undiscounted future payments represent notional amounts of derivatives qualifying as guarantees.

We determine the payment/performance risk associated with each type of guarantee described below based on the probability that we could be required to make the maximum potential undiscounted future payments shown in the preceding table. We use a scale of low (0% to 30% probability of payment), moderate (greater than 30% to 70% probability of payment), or high (greater than 70% probability of payment) to assess the payment/performance risk, and have determined that the payment/performance risk associated with each type of guarantee outstanding at December 31, 2025, is low.

Standby letters of credit. KeyBank issues standby letters of credit to address clients’ financing needs. These instruments obligate us to pay a specified third party when a client fails to repay an outstanding loan or debt instrument or fails to perform some contractual nonfinancial obligation. Any amounts drawn under standby letters of credit are treated as loans to the client; they bear interest (generally at variable rates) and pose the same credit risk to us as a loan. At December 31, 2025, our standby letters of credit had a remaining weighted-average life of 2.0 years, with remaining actual lives ranging from less than 1 year to 8.9 years.

Recourse agreement with FNMA. At December 31, 2025, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of 5.9 years, and the unpaid principal balance outstanding of loans sold by us as a participant was $25.1 billion. The maximum potential amount of undiscounted future payments that we could be required to make under this program, as shown in the preceding table, is equal to approximately 33% of the principal balance of loans outstanding at December 31, 2025. FNMA delegates responsibility for originating, underwriting, and servicing mortgages, and we assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan that we sell to FNMA. We maintain a reserve for such potential losses of $57 million that we believe approximates the fair value of our liability for the guarantee as described in Note 4 (“Asset Quality”).
Residential Mortgage Banking. We often originate and sell residential mortgage loans and retain the servicing rights. Our loan sales activity is generally conducted through loan sales in a secondary market sponsored by FNMA and FHLMC and through the issuance of GNMA mortgage backed securities. Subsequent to the sale of mortgage loans, we do not typically retain any interest in the underlying loans except through our relationship as the servicer of the loans.
As is customary in the mortgage banking industry, we, or banks we have acquired, have made certain representations and warranties related to the sale of residential mortgage loans (including loans sold with servicing rights released) and to the performance of our obligations as servicer. The breach of any such representations or warranties could result in losses for us. Our maximum exposure to loss is equal to the outstanding principal balance of the sold loans; however, any loss would be reduced by any payments received on the loans or through the sale of collateral.
At December 31, 2025, the unpaid principal balance outstanding of loans sold by us was $11.4 billion. The maximum potential amount of undiscounted future payments that we could be required to make under this program, as shown in the preceding table, is equal to approximately 30% of the principal balance of loans outstanding at December 31, 2025.
Our liability for estimated repurchase obligations on loans sold, which is included in “accrued expenses and other liabilities” on our Consolidated Balance Sheets, was $8 million at December 31, 2025.

Written options. In the ordinary course of business, we “write” put options for clients that wish to mitigate their exposure to changes in interest rates and commodity prices. At December 31, 2025, our written put options had an average life of 1.7 years. These instruments are considered to be guarantees, as we are required to make payments to the counterparty (the client) based on changes in an underlying variable that is related to an asset, a liability, or an equity security that the client holds. We are obligated to pay the client if the applicable benchmark interest rate or commodity price is above or below a specified level (known as the “strike rate”). These written put options are accounted for as derivatives at fair value, as further discussed in Note 7 (“Derivatives and Hedging Activities”). We mitigate our potential future payment obligations by entering into offsetting positions with third parties.
Written put options where the counterparty is a broker-dealer or bank are accounted for as derivatives at fair value but are not considered guarantees since these counterparties typically do not hold the underlying instruments. In addition, we are a purchaser and seller of credit derivatives, which are further discussed in Note 7.

Other Off-Balance Sheet Risk
Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in the applicable accounting guidance, and from other relationships.

Indemnifications provided in the ordinary course of business. We provide certain indemnifications, primarily through representations and warranties in contracts that we execute in the ordinary course of business in connection with loan and lease sales and other ongoing activities, as well as in connection with purchases and sales of businesses. We maintain reserves, when appropriate, with respect to liability that reasonably could arise as a result of these indemnities.
Intercompany guarantees. KeyCorp, KeyBank, and certain of our affiliates are parties to various guarantees that facilitate the ongoing business activities of other affiliates. These business activities encompass issuing debt, assuming certain lease and insurance obligations, purchasing or issuing investments and securities, and engaging in certain leasing transactions involving clients.
20. Accumulated Other Comprehensive Income

The following table summarizes our changes in AOCI:

Dollars in millions	Unrealized gains (losses) on securities available for sale	Unrealized gains (losses) on derivative financial instruments	Net pension and postretirement benefit costs	Total
Balance at December 31, 2022	$(4,895)	$(1,124)	$(276)	$(6,295)
Other comprehensive income before reclassification, net of income taxes	702	(364)	(18)	320
Amounts reclassified from accumulated other comprehensive income, net of income taxes (a)	3	725	18	746
Net current-period other comprehensive income, net of income taxes	705	361	—	1,066
Balance at December 31, 2023	$(4,190)	$(763)	$(276)	$(5,229)
Other comprehensive income before reclassification, net of income taxes	38	(230)	(30)	(222)
Amounts reclassified from accumulated other comprehensive income, net of income taxes (a)	1,418	559	4	1,981
Net current-period other comprehensive income, net of income taxes	1,456	329	(26)	1,759
Balance at December 31, 2024	$(2,734)	$(434)	$(302)	$(3,470)
Other comprehensive income before reclassification, net of income taxes	1,018	154	61	1,233
Amounts reclassified from accumulated other comprehensive income, net of income taxes (a)	—	273	4	277
Net current-period other comprehensive income, net of income taxes	1,018	427	65	1,510
Balance at December 31, 2025	$(1,716)	$(7)	$(237)	$(1,960)

(a)See table below for details about these reclassifications.

Our reclassifications out of AOCI, are as follows:

	Twelve Months Ended December 31,			Affected Line Item in the Consolidated Statement of Income
Dollars in millions	2025	2024	2023
Unrealized gains (losses) on available for sale securities
Realized losses	$—	$(1,863)	$(4)	Net securities gains (losses)
	—	(1,863)	(4)	Income (loss) from continuing operations before income taxes
	—	(445)	(1)	Income taxes
	$—	$(1,418)	$(3)	Income (loss) from continuing operations
Unrealized gains (losses) on derivative financial instruments
Interest rate	$(358)	$(733)	$(956)	Interest income — Loans
Interest rate	(2)	(2)	(2)	Interest expense — Long-term debt
Interest rate	—	—	5	Investment banking and debt placement fees
	(360)	(735)	(953)	Income (loss) from continuing operations before income taxes
	(87)	(176)	(228)	Income taxes
	$(273)	$(559)	$(725)	Income (loss) from continuing operations

Net pension and postretirement benefit costs
Amortization of losses	$(7)	$(8)	$(8)	Other expense
Settlement loss	—	—	(18)	Other expense
Amortization of prior service credit	1	1	1	Other expense
	(6)	(7)	(25)	Income (loss) from continuing operations before income taxes
	(2)	(3)	(7)	Income taxes
	$(4)	$(4)	$(18)	Income (loss) from continuing operations

21. Shareholders' Equity
Comprehensive Capital Plan

On March 13, 2025, Key announced that its Board of Directors has authorized a share repurchase program pursuant to which we may purchase up to $1.0 billion of KeyCorp Common Shares, in the open market or in privately negotiated transactions.

As contemplated by the Investment Agreement, dated as of August 12, 2024, between KeyCorp and Scotiabank, in February 2025, we entered into an agreement with Scotiabank to permit Scotiabank to participate, through a periodic “true-up” right, in any repurchase by KeyCorp of its common stock on a pro rata basis. During 2025, Key completed $200 million in share repurchases, all within the fourth quarter, including $17 million from Scotiabank pursuant to the agreement noted above. We also repurchased $35 million of shares related to equity compensation programs in 2025.

Consistent with our capital plan, the Board declared a quarterly dividend of $.205 per common share for each of the four quarters in 2025. These quarterly dividend payments brought our annual dividend to $.82 per common share for 2025.

Scotiabank Investment
On August 12, 2024, we entered into an Investment Agreement with Scotiabank pursuant to which Scotiabank agreed to make a strategic minority investment in KeyCorp of approximately $2.8 billion, representing approximately 14.9% pro forma common stock ownership of KeyCorp, for a fixed price of $17.17 per share. On August 30, 2024, Scotiabank completed the initial purchase of 47,829,359 of KeyCorp’s Common Shares with an investment of approximately $821 million in gross proceeds. With this investment, Scotiabank owned approximately 4.9% of KeyCorp’s Common Shares. In connection with the completion of the initial purchase of the Scotiabank investment, we incurred $10 million in issuance costs, which are classified in shareholders’ equity and recorded against the gross proceeds received.

On December 27, 2024, following the receipt of all necessary bank regulatory approvals, Scotiabank completed the final purchase of 115,042,316 of the KeyCorp’s Common Shares, contemplated under the Investment Agreement with an investment of approximately $2.0 billion. Following the Second Closing, Scotiabank owns approximately 14.9% of our Common Shares. In connection with the completion of the Second Closing of the Scotiabank investment, we incurred $16 million in issuance costs, which are classified in shareholders’ equity and recorded against the gross proceeds received.
Preferred Stock

The following table summarizes our preferred stock at December 31, 2025:

Preferred stock series	Amount outstanding (in millions)	Book value (net of capital surplus)	Shares authorized and outstanding	Par value	Liquidation preference	Ownership interest per depositary share	Liquidation preference per depositary share	2025 dividends paid per depositary share
5.000% Fixed-to-Floating Rate Perpetual Noncumulative Series D	$525	$519	21,000	$1	$25,000	1/25th	$1,000	$50.00
6.125% Fixed-to-Floating Rate Perpetual Noncumulative Series E	500	490	500,000	1	1,000	1/40th	25	1.531252
5.650% Fixed Rate Perpetual Noncumulative Series F	425	412	425,000	1	1,000	1/40th	25	1.412500
5.625% Fixed Rate Perpetual Non-Cumulative Series G	450	435	450,000	1	1,000	1/40th	25	1.406252
6.200% Fixed Rate Reset Perpetual Non-Cumulative Series H	600	590	600,000	1	1,000	1/40th	25	1.550000
22. Regulatory Matters

Capital Adequacy

KeyCorp and KeyBank (consolidated) must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a “well capitalized” status affects how regulators evaluate applications for certain endeavors, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could make clients and potential investors less confident. As of December 31, 2025, KeyCorp and KeyBank (consolidated) met all regulatory capital requirements.

KeyBank (consolidated) qualified for the “well capitalized” prompt corrective action capital category at December 31, 2025, because its capital and leverage ratios exceeded the prescribed threshold ratios for that capital category and it was not subject to any written agreement, order, or directive to meet and maintain a specific capital level for any capital measure. Since that date, we believe there has been no change in condition or event that has occurred that would cause the capital category for KeyBank (consolidated) to change.

BHCs are not assigned to any of the five prompt corrective action capital categories applicable to insured depository institutions. If, however, those categories applied to BHCs, we believe that KeyCorp would satisfy the criteria for a “well capitalized” institution at December 31, 2025, and since that date, we believe there has been no change in condition or event that has occurred that would cause such capital category to change. Because the regulatory capital categories under the prompt corrective action regulations serve a limited supervisory function, investors should not use them as a representation of the overall financial condition or prospects of KeyBank or KeyCorp.

At December 31, 2025, Key and KeyBank (consolidated) had regulatory capital in excess of all current minimum risk-based capital (including all adjustments for market risk) and leverage ratio requirements as shown in the following table.

	Actual		Regulatory Minimum	Regulatory Minimum with Stress Capital Buffer	Well Capitalized
Dollars in millions	Amount	Ratio	Ratio	Ratio	Ratio
December 31, 2025
Total risk-based capital
Key	$22,910	15.70%	8.00%	11.20%	N/A
KeyBank (consolidated)	21,198	14.71	8.00	11.20	10.00%
Common equity Tier 1 risk-based capital
Key	$17,195	11.78%	4.50%	7.70%	N/A
KeyBank (consolidated)	18,376	12.75	4.50	7.70	6.50%
Tier 1 risk-based capital
Key	$19,641	13.46%	6.00%	9.20%	N/A
KeyBank (consolidated)	18,376	12.75	6.00	9.20	8.00%
Leverage
Key	$19,641	10.50%	4.00%	4.00%	N/A
KeyBank (consolidated)	18,376	9.96	4.00	4.00	5.00%
December 31, 2024
Total risk-based capital
Key	$22,336	16.15%	8.00%	11.10%	N/A
KeyBank (consolidated)	20,518	15.12	8.00	11.10	10.00%
Common equity Tier 1 risk-based capital
Key	$16,489	11.92%	4.50%	7.60%	N/A
KeyBank (consolidated)	17,560	12.94	4.50	7.60	6.50
Tier 1 risk-based capital
Key	$18,934	13.69%	6.00%	9.10%	N/A
KeyBank (consolidated)	17,560	12.94	6.00	9.10	8.00%
Leverage
Key	$18,934	10.03%	4.00%	4.00%	N/A
KeyBank (consolidated)	17,560	9.42	4.00	4.00	5.00%

Restrictions on Cash, Dividends, and Lending Activities

Capital distributions from KeyBank and other subsidiaries are our principal source of cash flows for paying dividends on our common and preferred shares, servicing our debt, and financing corporate operations. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the previous two calendar years and for the current year, up to the date the dividend is declared.

During 2025, KeyBank paid $1.4 billion in dividends to KeyCorp. At December 31, 2025, KeyBank had $783 million in regulatory capacity to pay any dividends to KeyCorp without prior regulatory approval. At December 31, 2025, KeyCorp held $4.9 billion in cash and short-term investments, which can be used to pay dividends to shareholders, service debt, and finance corporate operations.
23. Business Segment Reporting

The following is a description of the segments and their primary businesses at December 31, 2025.

Consumer Bank

The Consumer Bank serves individuals and small businesses throughout our 15-state branch footprint as well as healthcare professionals nationally through our digital channel by offering a variety of deposit and investment products, personal finance and financial wellness services, lending, mortgage and home equity, student loan refinancing, credit card, treasury services, and business advisory services. In addition, wealth management and investment services are offered to assist institutional, non-profit, and high-net-worth clients with their banking, trust, portfolio management, charitable giving, and related needs.

Commercial Bank

The Commercial Bank is an aggregation of our Institutional and Commercial operating segments. The Commercial operating segment is a full-service corporate bank focused principally on serving the borrowing, cash management, and capital markets needs of middle market clients within Key’s 15-state branch footprint. The Institutional operating segment operates nationally, providing lending, equipment financing, and banking products and services to large corporate and institutional clients. The industry coverage and product teams have established expertise in the following sectors: Consumer, Energy, Healthcare, Industrial, Public Sector, Real Estate, and Technology. It is also a significant, national, commercial real estate lender and third-party master and special servicer of commercial mortgage loans. The operating segment also includes the KBCM platform which provides a broad suite of capital markets products and services including syndicated finance, debt and equity underwriting, fixed income and equity sales and trading, derivatives, foreign exchange, mergers & acquisition and other advisory, and public finance.

Other

Other includes various corporate treasury activities such as management of our investment securities portfolio, long-term debt, short-term liquidity and funding activities, and balance sheet risk management, our principal investing unit, and various exit portfolios as well as reconciling items, which primarily represent the unallocated portion of nonearning assets of corporate support functions.

We use an internal FTP framework to measure the performance of our operating segments. Under this framework, business segments receive funding credits for liabilities generated and incur funding charges for assets held, based on market‑based funding assumptions, in order to isolate business operating performance from interest rate risk.

Interest rate risk is managed centrally. Because differences exist in the timing and repricing characteristics of assets and liabilities across the balance sheet, a residual impact from centrally managed interest rate risk is not allocated to the operating segments and is reflected within the Other segment.

The table on the following page shows selected financial data for our reportable business segments for the years ended December 31, 2025, 2024, and 2023. The information was derived from the internal financial reporting system that we use to monitor and manage our financial performance. GAAP guides financial accounting, but there is no authoritative guidance for “management accounting” — the way we use our judgment and experience to make reporting decisions. Consequently, the line of business results we report may not be comparable to line of business results presented by other companies. The information from our internal financial reporting system is utilized by Key’s Chief Operating Decision Maker (“CODM”) in assessing performance of the business segments. Key’s CODM is composed of its Chief Executive Officer and Chief Financial Officer.

The selected financial data is based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. In accordance with our policies:

•Net income (loss) is the primary measure of segment profit or loss utilized by the CODM in determining segment performance and resource allocation. It is compared to both budgeted and comparative historical amounts. Drivers of any significant variations from budgeted and comparative historical amounts are assessed to determine specific areas of focus for the business as needed.
•Net interest income (TE) is determined for each segment by assigning a standard cost for funds used or a standard credit for funds provided based on their assumed maturity, prepayment, and/or repricing characteristics.
•The consolidated provision for credit losses is allocated among the lines of business primarily based on their actual net loan charge-offs, adjusted periodically for loan growth and changes in risk profile. The amount of the consolidated provision is based on the methodology that we use to estimate our consolidated ALLL. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan and Lease Losses.”
•Other direct noninterest expense represents other noninterest expenses such as business and professional fees, marketing, equipment, and other expenses that are incurred by each segment directly.
•Support and overhead consists of indirect expenses, such as computer servicing costs and corporate overhead, and is allocated based on assumptions regarding the extent that each line of business actually uses the services.

Developing and applying the methodologies that we use to allocate items among our lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect enhanced alignment of expense base allocation drivers, changes in the risk profile of a particular business, or changes in our organizational structure.

Year ended December 31,	Consumer Bank			Commercial Bank
Dollars in millions	2025	2024	2023	2025	2024	2023
SUMMARY OF OPERATIONS
Net interest income (TE)	$2,932	$2,926	$2,961	$2,665	$2,758	$2,982
Noninterest income	957	924	938	1,763	1,646	1,448
Total revenue (TE) (a)	3,889	3,850	3,899	4,428	4,404	4,430
Provision for credit losses	169	126	111	299	227	379
Personnel expense	902	849	832	784	734	702
Other direct noninterest expense	561	599	690	292	350	438
Support and overhead	1,333	1,263	1,256	839	758	673
Allocated income taxes (benefit) and TE adjustments	224	245	242	480	515	498
Income (loss) from continuing operations	700	768	768	1,734	1,820	1,740
Income (loss) from discontinued operations, net of taxes	—	—	—	—	—	—
Net income (loss)	$700	$768	$768	$1,734	$1,820	$1,740
AVERAGE BALANCES (b)
Loans and leases	$35,744	$38,744	$41,777	$69,409	$68,503	$75,795
Total assets (a)	38,760	41,613	44,593	79,107	77,966	85,873
Deposits	87,932	85,851	82,793	58,113	58,077	55,100
OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets (a), (b)	$71	$75	$72	$4	$—	$3

Year ended December 31,	Other			Key
Dollars in millions	2025	2024	2023	2025	2024	2023
SUMMARY OF OPERATIONS
Net interest income (TE)	$(926)	$(1,874)	$(2,000)	$4,671	$3,810	$3,943
Noninterest income	122	(1,761)	84	2,842	809	2,470
Total revenue (TE) (a)	(804)	(3,635)	(1,916)	7,513	4,619	6,413
Provision for credit losses	3	(18)	(1)	471	335	489
Personnel expense	1,231	1,131	1,126	2,917	2,714	2,660
Other direct noninterest expense	933	882	946	1,786	1,831	2,074
Support and overhead	(2,172)	(2,021)	(1,929)	—	—	—
Allocated income taxes (benefit) and TE adjustments	(193)	(858)	(514)	511	(98)	226
Income (loss) from continuing operations	(606)	(2,751)	(1,544)	1,828	(163)	964
Income (loss) from discontinued operations, net of taxes	1	2	3	1	2	3
Net income (loss)	$(605)	$(2,749)	$(1,541)	$1,829	$(161)	$967
AVERAGE BALANCES (b)
Loans and leases	$507	$477	$432	$105,660	$107,724	$118,004
Total assets (a)	68,897	67,236	61,161	186,764	186,815	191,627
Deposits	3,231	2,227	6,166	149,276	146,155	144,059
OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets (a), (b)	$69	$115	$118	$144	$190	$193

(a)Substantially all revenue generated by our reportable business segments is derived from clients that reside in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software, and goodwill held by our reportable business segments, are located in the United States.
(b)From continuing operations.
24. Condensed Financial Information of the Parent Company
CONDENSED BALANCE SHEETS

December 31, Dollars in millions	2025	2024
ASSETS
Cash and due from banks	$4,868	$5,149
Short-term investments	28	26
Other investments	119	96
Loans to:
Banks	300	300
Nonbank subsidiaries	—	—
Total loans	300	300
Investment in subsidiaries:
Banks	19,075	16,770
Nonbank subsidiaries	914	888
Total investment in subsidiaries	19,989	17,658
Accrued income and other assets	756	777
Total assets	$26,060	$24,006
LIABILITIES
Accrued expense and other liabilities	$573	$536
Long-term debt due to:
Subsidiaries	447	444
Unaffiliated companies (a)	4,659	4,850
Total long-term debt	5,106	5,294
Total liabilities	5,679	5,830
SHAREHOLDERS’ EQUITY (b)	20,381	18,176
Total liabilities and shareholders’ equity	$26,060	$24,006

(a)See Note 17 (“Borrowings”) for information regarding contractual rates and maturity dates of debt that is held by the parent company.
(b)See Key’s Consolidated Statements of Changes in Equity.

CONDENSED STATEMENTS OF INCOME

Year ended December 31,
Dollars in millions	2025	2024	2023
INCOME
Dividends from subsidiaries:
Bank subsidiaries	$1,375	$750	$675
Nonbank subsidiaries	—	—	—
Interest income from subsidiaries	16	20	15
Other income	16	14	24
Total income	1,407	784	714
EXPENSE
Interest on long-term debt with subsidiary trusts	30	33	33
Interest on other borrowed funds	317	341	273
Personnel and other expense	84	77	111
Total expense	431	451	417
Income (loss) before income taxes and equity in net income (loss) less dividends from subsidiaries	976	333	297
Income tax (expense) benefit	80	94	95
Income (loss) before equity in net income (loss) less dividends from subsidiaries	1,056	427	392
Equity in net income (loss) less dividends from subsidiaries	773	(588)	575
NET INCOME (LOSS)	$1,829	$(161)	$967

Total other comprehensive income (loss), net of tax (a)	1,510	1,759	1,066
Comprehensive income (loss)	$3,339	$1,598	$2,033

(a) See Key’s Consolidated Statements of Comprehensive Income.

CONDENSED STATEMENTS OF CASH FLOWS

Year ended December 31,
Dollars in millions	2025	2024	2023
OPERATING ACTIVITIES
Net income (loss) attributable to Key	$1,829	$(161)	$967
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in net (income) loss less dividends from subsidiaries	(773)	588	(575)
Other operating activities, net	329	(752)	172
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,385	(325)	564
INVESTING ACTIVITIES
Net (increase) decrease in securities available for sale and in short-term and other investments	(26)	(19)	(14)
Advances to subsidiaries	—	(250)	—
Sale or repayments of advances to subsidiaries	—	200	16
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(26)	(69)	2
FINANCING ACTIVITIES
Net proceeds (payments) from issuance of long-term debt	(350)	1,000	—
Repurchase of Treasury Shares	(236)	(28)	(73)
Net proceeds from Scotiabank investment	—	2,771	—
Cash dividends paid	(1,054)	(927)	(912)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,640)	2,816	(985)
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(281)	2,422	(419)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	5,149	2,727	3,146
CASH AND DUE FROM BANKS AT END OF YEAR	$4,868	$5,149	$2,727

KeyCorp paid interest on borrowed funds totaling $244 million in 2025, $215 million in 2024, and $171 million in 2023.

25. Revenue from Contracts with Customers

The following table represents a disaggregation of revenue from contracts with customers, by business segment. The development and application of the methodologies that we use to allocate items among our business segments is a dynamic process. Accordingly, financial results may be revised periodically to reflect enhanced alignment of expense base allocations drivers, changes in the risk profile of a particular business, or changes in our organizational structure. Additional details of our revenue recognition policies and components of our noninterest income line items is provided within Note 1 (“Summary of Significant Accounting Policies”) under the heading “Revenue Recognition.”

Year ended December 31,	2025
Dollars in millions	Consumer Bank	Commercial Bank	Total Contract Revenue
NONINTEREST INCOME
Trust and investment services income	$483	$75	$558
Investment banking and debt placement fees	—	551	551
Services charges on deposit accounts	144	151	295
Cards and payments income	175	162	337
Other noninterest income	8	—	8
Total revenue from contracts with customers	$810	$939	$1,749

Other noninterest income (a)			$971
Noninterest income from other segments (b)			122
Total noninterest income			$2,842

Year ended December 31,	2024
Dollars in millions	Consumer Bank	Commercial Bank	Total Contract Revenue
NONINTEREST INCOME
Trust and investment services income	$449	$69	$518
Investment banking and debt placement fees	—	521	521
Services charges on deposit accounts	135	126	261
Cards and payments income	178	153	331
Other noninterest income	12	—	12
Total revenue from contracts with customers	$774	$869	$1,643

Other noninterest income (a)			$927
Noninterest income from other segments (b)			(1,761)
Total noninterest income			$809

Year ended December 31,	2023
Dollars in millions	Consumer Bank	Commercial Bank	Total Contract Revenue
NONINTEREST INCOME
Trust and investment services income	$410	$68	$478
Investment banking and debt placement fees	—	344	344
Services charges on deposit accounts	158	111	269
Cards and payments income	187	145	332
Other noninterest income	12	—	12
Total revenue from contracts with customers	$767	$668	$1,435

Other noninterest income (a)			$951
Noninterest income from other segments (b)			84
Total noninterest income			$2,470

(a)Noninterest income considered earned outside the scope of contracts with customers.
(b)Other includes other segments that consists of corporate treasury, our principal investing unit, and various exit portfolios as well as reconciling items which primarily includes the unallocated portion of nonearning assets of corporate support functions. Corporate treasury includes realized gains and loss from transaction associated with Key’s investment securities portfolio. Reconciling items also includes intercompany eliminations and certain items that are not allocated to the business segments because they do not reflect their normal operations. Refer to Note 23 (“Business Segment Reporting”) for more information.

We had no material contract assets or contract liabilities for the twelve months ended December 31, 2025, and December 31, 2024.